SECOND CONSOLIDATED AMENDED AND RESTATED MASTER LEASE
(with Lessee Option to Purchase and Maryland Option to Purchase)

MULTIPLE FACILITIES

OHI ASSET III (PA) TRUST

AND

OMG MSTR LSCO, LLC
OMG LS LEASING CO., LLC

AND JOINED IN BY

THE MARYLAND BORROWERS

DATED: April 18, 2008

FACILITIES:

Aristocrat Berea
Candlewood Park
Falling Water
Grande Pointe Health Care
Greenbrier RC
Greenbrier HC
Ohio Extended Care Facility
Pebble Creek
Pine Grove
Pine Valley Care Center
Wyant Woods
Waterford Commons
Crestwood Care Center
Baldwin Health Center

Copley Health Center
Hanover House
Suburban Pavilion
Wexford House
Advanced Specialty Rehab of Toledo
Commons at Greenbriar
Greenbriar Center (a/k/a Greenbriar North)
Greenbriar Rehabilitation Hospital
Chardon Healthcare Center
Northwestern Center
Columbus Center
Golden Years Healthcare Center
Oak Grove Center
Kent Care Center

TABLE OF CONTENTS

Page

ARTICLE I		2
1.1	LEASE	2
1.2	TERM	3
1.3	OPTION TO RENEW	3
ARTICLE II		3
2.1	DEFINITIONS	3
ARTICLE III		28
3.1	BASE RENT; MONTHLY INSTALLMENTS	28
3.2	ADDITIONAL CHARGES	28
3.3	LATE CHARGE; INTEREST.	28
3.4	NET LEASE.	28
ARTICLE IV		29
4.1	PAYMENT OF IMPOSITIONS	29
4.2	ADJUSTMENT OF IMPOSITIONS	30
4.3	UTILITY CHARGES	30
4.4	INSURANCE PREMIUMS	30
ARTICLE V		30
5.1	NO TERMINATION, ABATEMENT, ETC	30
ARTICLE VI		31
6.1	OWNERSHIP OF THE LEASED PROPERTIES	31
6.2	LESSOR’S PERSONAL PROPERTY	31
6.3	LESSEE’S PERSONAL PROPERTY	31
6.4	GRANT OF SECURITY INTEREST IN LESSEE’S PERSONAL PROPERTY AND ACCOUNTS	32
ARTICLE VII		33
7.1	CONDITION OF THE LEASED PROPERTIES	33
7.2	USE OF THE LEASED PROPERTIES	33
7.3	CERTAIN ENVIRONMENTAL MATTERS	28
ARTICLE VIII		33
8.1	COMPLIANCE WITH LEGAL AND INSURANCE REQUIREMENTS	33
8.3	MINIMUM QUALIFIED CAPITAL EXPENDITURES	40
8.4	MANAGEMENT AGREEMENTS AND CONSULTING AGREEMENTS	40
8.5	OTHER FACILITIES	40
8.6	NO OTHER BUSINESS	40
ARTICLE IX		42
9.1	MAINTENANCE AND REPAIR	42
9.2	ENCROACHMENTS, RESTRICTIONS, ETC.	43
ARTICLE XI		46
11.1	LIENS	46
ARTICLE XII		46
12.1	PERMITTED CONTESTS	46
12.2	LESSOR’S REQUIREMENT FOR DEPOSITS	47
ARTICLE XIII		47
13.1	GENERAL INSURANCE REQUIREMENTS	47
13.2	RISKS TO BE INSURED	48
13.3	PAYMENT OF PREMIUMS; COPIES OF POLICIES; CERTIFICATES.	49
13.4	UMBRELLA POLICIES	49
13.5	ADDITIONAL INSURANCE	49
13.6	NO LIABILITY; WAIVER OF SUBROGATION	50
13.7	INCREASE IN LIMITS	50
13.8	BLANKET POLICY	50
ARTICLE XIV		51
14.1	INSURANCE PROCEEDS	51
14.2	RESTORATION IN THE EVENT OF DAMAGE OR DESTRUCTION	51
14.3	RESTORATION OF LESSEE’S PROPERTY	51
14.4	NO ABATEMENT OF RENT	51
14.5	WAIVER	52
14.6	DISBURSEMENT OF INSURANCE PROCEEDS EQUAL TO OR GREATER THAN THE APPROVAL THRESHOLD	52
14.7	NET PROCEEDS PAID TO FACILITY MORTGAGEE	53
ARTICLE XV		53
15.1	TOTAL TAKING OR OTHER TAKING WITH LEASED PROPERTY RENDERED UNSUITABLE FOR ITS PRIMARY INTENDED USE	53
15.2	ALLOCATION OF AWARD	53
15.3	PARTIAL TAKING	54
15.4	TEMPORARY TAKING	54
15.5	AWARDS PAID TO FACILITY MORTGAGEE	54
ARTICLE XVI		55
16.1	LESSOR’S RIGHTS UPON AN EVENT OF DEFAULT	55
16.2	CERTAIN REMEDIES	55
16.3	DAMAGES	55
16.4	WAIVER	56
16.5	APPLICATION OF FUNDS	56
ARTICLE XVII		57
17.1	LESSOR’S RIGHT TO CURE LESSEE’S DEFAULT	57
17.2	LESSEE’S AFFILIATES RIGHT TO CURE	57
ARTICLE XVIII		57
18.1	HOLDING OVER	57
18.2	INDEMNITY	58
ARTICLE XIX		58
19.1	SUBORDINATION	58
19.2	ATTORNMENT	58
19.3	LESSEE’S CERTIFICATE	59
19.4	NOTICE AND CURE	59
ARTICLE XX		59
20.1	RISK OF LOSS	59
ARTICLE XXI		60
21.1	INDEMNIFICATION	60
21.2	SURVIVAL OF INDEMNIFICATION	60
ARTICLE XXII		60
22.1	GENERAL PROHIBITION AGAINST TRANSFERS	60
22.2	SUBORDINATION AND ATTORNMENT	62
22.3	SUBLEASE LIMITATION	62
ARTICLE XXIII		63
23.1	FINANCIAL STATEMENTS AND OTHER REPORTS AND MATERIALS REQUIRED BY LESSOR	63
23.2	PUBLIC OFFERING INFORMATION	64
ARTICLE XXIV		65
24.1	LESSOR’S RIGHT TO INSPECT	65
ARTICLE XXV		65
25.1	NO WAIVER	65
ARTICLE XXVI		65
26.1	REMEDIES CUMULATIVE	65
ARTICLE XXVII		65
27.1	ACCEPTANCE OF SURRENDER	65
ARTICLE XXVIII		65
28.1	NO MERGER OF TITLE	65
28.2	NO PARTNERSHIP	66
ARTICLE XXIX		66
29.1	CONVEYANCE BY LESSOR	66
ARTICLE XXX		66
30.1	QUIET ENJOYMENT	66
ARTICLE XXXI		66
31.1	NOTICES	66
ARTICLE XXXII		67
32.1	FAIR MARKET RENT	67
ARTICLE XXXIII		68
33.1	LESSOR’S OPTION TO PURCHASE LESSEE’S PERSONAL PROPERTY	68
33.2	FACILITY TRADE NAMES	68
33.3	TRANSFER OF OPERATIONAL CONTROL OF THE FACILITIES	69
33.4	INTANGIBLES AND PERSONAL PROPERTY	69
ARTICLE XXXIV		70
34.1	ARBITRATION	70
ARTICLE XXXV		70
35.1	COMMISSIONS	70
ARTICLE XXXVI		70
36.1	MEMORANDUM OR SHORT FORM OF LEASE	70
ARTICLE XXXVII		70
37.1	SECURITY DEPOSIT	70
37.2	APPLICATION OF SECURITY DEPOSIT	71
37.3	TRANSFER OF SECURITY DEPOSIT	71
ARTICLE XXXVIII		81
38.1	MISCELLANEOUS	81

SECOND CONSOLIDATED AMENDED AND RESTATED MASTER LEASE
(with Lessee Option to Purchase and Maryland Option to Purchase)
Multiple Facilities

THIS SECOND CONSOLIDATED AMENDED AND RESTATED MASTER LEASE (“Lease”) is executed and delivered as of this __ day of April, 2008 and is entered into by OHI ASSET III (PA) TRUST, a Maryland business trust (“Lessor”), the successor by merger to OHI Asset II (OH), LLC, a Delaware limited liability company, and Ohio Lessor – Waterford & Crestwood, Inc., a Maryland corporation, the address of which is 9690 Deereco Road, Suite 100, Timonium, MD 21093, OMG MSTR LSCO, LLC, an Ohio limited liability company (“Lessee One”), the successor by merger to CSC MSTR LSCO, LLC, and OMG LS LEASING CO., LLC, an Ohio limited liability company (“Lessee Two”, and collectively with Lessee One, “Lessee”), the address of which is 4700 Ashwood Drive, Suite 200, Cincinnati, OH 45241.

RECITALS

The circumstances underlying the execution and delivery of this Lease are as follows:

A. Capitalized terms used and not otherwise defined herein have the respective meanings given them in Article II below.

B. Lessor is the owner of the Leased Properties.

C. Lessor and Lessee One are parties to that certain Consolidated Amended and Restated Master Lease dated February 1, 2007 (as amended, the “Existing Lease”).

D. In connection with the Existing Lease, the parties entered into the following agreements (collectively, the “Related Documents”):

(1)           The OHI Working Capital Loan Agreement; and

(2)           The OHI Working Capital Note.

E. Concurrently with the execution of this Lease, Lessor is entering into the Maryland Loan Agreement with the Maryland Borrowers and Maryland Parent Guarantors.  As an inducement to, and a condition of, entering the Maryland Loan Agreement and this Lease, the Maryland Borrowers are joining the execution of this Lease for purposes of granting to Lessor the Maryland Option, on the terms and conditions of ARTICLE XXXIX below.

F. Lessor, Lessee One and Lessee Two desire to consolidate, amend and restate the Existing Lease as set forth in this Lease, with this Lease being the substitute and replacement for the Existing Lease.

NOW, THEREFORE, Lessor and Lessee agree to consolidate, amend and restate the Existing Lease in its entirety as follows:

ARTICLE I

1.1 Lease.  Upon and subject to the terms and conditions set forth in this Lease, Lessor leases to Lessee, and Lessee leases from Lessor, the Leased Properties. The Leased Properties are leased subject to all covenants, conditions, restrictions, easements and other matters affecting the Leased Property, whether or not of record, including the Permitted Encumbrances and other matters which would be disclosed by an inspection or accurate survey of the Leased Properties.

1.1.1 Subleases.  On the Commencement Date, with the approval of Lessor, the Leased Properties are subleased to the Sublessees pursuant to the Subleases. Lessee has assigned the Subleases to Lessor and each Sublessee has jointly and severally with the other Sublessee guaranteed the obligations of Lessee hereunder, and to secure its guaranty each Sublessee has granted Lessor a security interest in the Collateral with respect to the Facility subleased by it. Lessee shall not amend or modify the terms of any Sublease without the prior written consent of Lessor, which Lessor may in its sole discretion grant, withhold or condition.  Each Sublessee under an Sublease has agreed in the Sublease that it assumes and agrees to be bound by and perform each and every obligation of the Lessee under this Lease; provided, however, that obligations of a Sublessee related to the operation, maintenance and repair of a Facility are assumed only with respect to the Facility being operated by such Sublessee.  Lessee agrees that a default by a Sublessee under a Sublease shall be deemed a default by Lessee under this Lease which, if not cured within any applicable cure or grace period shall constitute an Event of Default and entitle Lessor to exercise any and all remedies provided by this Lease or by law. Any Notice given by Lessor to Lessee shall be deemed a Notice given to each Sublessee of a Leased Property.

1.1.2 Single, Indivisible Lease.  Notwithstanding Lessor’s approval of the Subleases of the Leased Properties, this Lease constitutes one indivisible lease of the Leased Properties and not separate leases governed by similar terms. The Leased Properties constitute one economic unit, and the Base Rent and all other provisions have been negotiated and agreed to based on a demise of all of the Leased Properties to Lessee as a single, composite, inseparable transaction and would have been substantially different had separate leases or a divisible lease been intended. Except as expressly provided in this Lease for specific, isolated purposes (and then only to the extent expressly otherwise stated), all provisions of this Lease apply equally and uniformly to all of the Leased Properties as one unit. An Event of Default with respect to any Leased Property is an Event of Default as to all of the Leased Properties. The parties intend that the provisions of this Lease shall at all times be construed, interpreted and applied so as to carry out their mutual objective to create an indivisible lease of all of the Leased Properties and, in particular but without limitation, that, for purposes of any assumption, rejection or assignment of this Lease under 11 U.S.C. 365, this is one indivisible and non-severable lease and executory contract dealing with one legal and economic unit and that this Lease must be assumed, rejected or assigned as a whole with respect to all (and only as to all) of the Leased Properties.

1.2 Term.  The initial term of this Lease (“Initial Term”) shall be November 7, 2003 through January 31, 2007.

1.3 Option to Renew.  Lessee is hereby granted three (3) successive options to renew this Lease.  The first option to renew has been exercised and is for the period of February 1, 2007 thru April 30, 2018.  Two additional options to renew shall be for a period of ten (10) Lease Years each, for a maximum Term if such options are exercised of approximately thirty-four (34) Lease Years.  Lessee’s exercise of the second and third options to renew this Lease are subject to the following terms and conditions (which conditions may be waived by Lessor in its sole discretion):

(a) An option to renew is exercisable only by Notice to Lessor at least one hundred and eighty (180) days, and not more than three hundred sixty (360) days, prior to the expiration of the Initial Term (or prior to the expiration of the preceding Renewal Term, as the case may be);

(b) No Event of Default or Unmatured Event of Default shall have occurred and be continuing either at the time a renewal option is exercised or at the commencement of a Renewal Term;

(c) During a Renewal Term, all of the terms and conditions of this Lease shall remain in full force and effect;

(d) Lessee may exercise its options to renew with respect to all (and no fewer than all) of the Leased Properties; and

(e) Lessee may only exercise an option to renew if the Option to Extend (as defined in the Maryland Loan Agreement) for a corresponding period of years is also exercised such that the Maturity Date (as defined in the Maryland Loan Agreement) and the Expiration Date are the same date.

1.4 LTACH Facility.  The renovation of the LTACH Facility shall be governed by the provisions of Exhibit H to this Lease.

ARTICLE II

2.1 Definitions.  For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular; (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP as at the time applicable; (c) all references in this Lease to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease; and (d) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision.

Actual Cost: means the actual cost of completing the Approved Improvements, excluding financing costs, which amount does not include any amounts paid to Lessee or any Affiliate of Lessee without the written consent of Lessor.

Acquired Facilities: means the CSC Acquired Facilities, the Emery Acquired Facilities, and the OHI THI Facilities.

Acquisition Agreements: means (i) the Stock Purchase Agreement dated as of June 10, 2005, (ii) the Agreement of Purchase and Sale dated December 16, 2006, (iii) the THI Acquisition Agreements, and (iv) all related documents, pursuant to which Lessor or an Affiliate of Lessor acquired the Facilities.

Additional Charges:  All Impositions and other amounts, liabilities and obligations that Lessee assumes or agrees to pay under this Lease.

Affiliate:  Any Person who, directly or indirectly, Controls or is Controlled by or is under common Control with another Person.

Agreement to Lease: means the Agreement to Enter into Amended and Restated Master Lease dated as of June 10, 2005 and the Agreement to Enter into Master Lease and Working Capital Loan among Lessor, Lessee, the Sublessees, the Guarantors, the Consultants, and the Managers.

AO: means OMG ASSET OWNERSHIP, LLC, an Ohio limited liability company.

Approval Threshold: One Hundred Thousand Dollars ($100,000).

Approved Improvements: means (i) the Emery Improvements, (ii) the Escrow Improvements, and (iii) the Non-Escrow Improvements.

Assessment:  Any governmental assessment on the Leased Properties or any part of any of them for public or private improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term.

Assumed Indebtedness:  Any indebtedness or other obligations expressly assumed in writing by Lessor and secured by a mortgage, deed of trust or other security agreement to which Lessor’s title to the Leased Properties is subject.

Award:  All compensation, sums or anything of value awarded, paid or received in connection with a Taking or Partial Taking.

Base Rent:   During the Term, the Base Rent shall be as follows:

(1)           During the Initial Term, the Base Rent as set forth in the Existing Lease;

(2)           For the period of date of this Lease thru December 31, 2018, Base Rent shall be the sum of the monthly amounts set forth on Exhibit G, and the LTACH Base Rent;

(3)           For the Lease Year commencing January 1, 2019 and each succeeding Lease Year during the Term, the Base Rent for the previous Lease Year, plus an amount equal to (a) the Base Rent in the previous Lease Year multiplied by (b) the lesser of (i) two (2) times the change in CPI and (ii) two and one half percent (2.5%).

Subject to the provisions of Section 1.1.2, the Base Rent shall be allocated among the Facilities as set forth on attached Exhibit G.

Business Day:  Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banks in the City of New York, New York are authorized or obligated, by law or executive order, to close.

Capitalization Rate:  Ten percent (10%).

Cash Flow to Rent Ratio: For any fiscal period, the ratio of (i) Lessee Cash Flow plus Cityview EBITDA, to (ii) Base Rent plus Cityview Debt Service.

Combined Cash Flow Coverage Ratio: For any fiscal period, the ratio of (i) Lessee Cash Flow plus Maryland Cash Flow plus City View EBITDA to (ii) Base Rent plus City View Debt Service plus Maryland Debt Service.

Citation: Any operational or physical plant deficiency set forth in writing with respect to a Facility by any governmental body or agency, or Medicare intermediary, having regulatory oversight over a Facility, Lessee, any Sublessee or Manager, with respect to which the scope and severity of the potential penalty for such deficiency is one or more of the following: loss of licensure, decertification of a Facility from participation in the Medicare and/or Medicaid programs, appointment of a temporary manager or denial of payment for new admissions which lasts for thirty (30) days or more.

Cityview Debt Service: means Debt Service (as defined in the Cityview Loan Agreement) for the Borrowers (as defined in the Cityview Loan Agreement).

Cityview EBITDA: means EBITDA (as defined in the Cityview Loan Agreement) for the Borrowers (as defined in the Cityview Loan Agreement).

Cityview Loan Agreement: The Loan Agreement dated November 1, 2004, as amended by a First Amendment to Loan Agreement dated as of March 1, 2005, an Assumption and Joinder Agreement and Second Amendment to Loan Agreement dated as of June 30, 2006, a Third Amendment to Loan Agreement dated as of February 1, 2007, and a Fourth Amendment to Loan Agreement dated as of the date of this Agreement, among City View Operator, City View Owner, and OMG RE HOLDINGS, LLC, an Ohio limited liability company, as borrowers, RESIDENT CARE CONSULTING, LLC, an Ohio limited liability company, and HEALTH CARE FACILITY MANAGEMENT, LLC, an Ohio limited liability company, as guarantors, and OHI ASSET (OH) LENDER, LLC, a Delaware limited liability company, as lender.

City View Operator: means City View Nursing & Rehab, LLC, an Ohio limited liability company.

City View Owner: means City View Cleveland NH Asset, LLC, an Ohio limited liability company.

Clean-Up:  The investigation, removal, restoration, remediation and/or elimination of, or other response to, Contamination, in each case to the satisfaction of all governmental agencies having jurisdiction, in compliance with or as may be required by Environmental Laws.

Code:  The Internal Revenue Code of 1986, as amended.

Combined Transaction Documents: means the “Loan Documents” as defined in the City View Loan Agreement, the “Loan Documents” as defined in the Maryland Loan Agreement, and the Transaction Documents.

Commencement Date:  For the Waterford Facility and Crestwood Facility, November 7, 2003, for the Emery Acquired Facilities, June 28, 2005, for the CSC Acquired Facilities, December 16, 2005, for the LTACH Facility, the LTACH Closing Date, and for the OHI THI Facilities, April 19, 2008.

Condemnor:  Any public or quasi-public authority, or private corporation or individual, having the power of condemnation.

Consulting Agreement:  Any agreement pursuant to which financial services for a Facility is delegated by Lessee or Sublessee to any person not an employee of Lessee or a Sublessee, or to any other related or unrelated party.

Consultants:  The Person to whom the financial services of a Facility is delegated pursuant to a Consulting Agreement.  As of the date of this Lease, the Consultants are BELMORE CONSULTING CO., LLC, an Ohio limited liability company, WYANT CONSULTING CO., LLC, an Ohio limited liability company, BRECKSVILLE CONSULTING CO., LLC, an Ohio limited liability company, JARVIS CONSULTING CO., LLC, an Ohio limited liability company, KOLBE CONSULTING CO., LLC, an Ohio limited liability company, PEARL CONSULTING CO., LLC, an Ohio limited liability company, PEARL II CONSULTING CO., LLC, an Ohio limited liability company, PEARL III CONSULTING CO., LLC, an Ohio limited liability company, MERIT CONSULTING CO., LLC, an Ohio limited liability company, FALLING CONSULTING CO., LLC, an Ohio limited liability company, FRONT CONSULTING CO., LLC, an Ohio limited liability company, Midland Consulting Co., LLC, an Ohio limited liability company, Garden Consulting Co., LLC, an Ohio limited liability company, Skyline (PA) Consulting Co., LLC, an Ohio limited liability company, Heritage (Ohio) Consulting Co., LLC, an Ohio limited liability company, Avis (Ohio) Consulting Co., LLC, an Ohio limited liability company, Suburban (Ohio) Consulting Co., LLC, an Ohio limited liability company, Old Consulting Co., LLC, an Ohio limited liability company, and Resident Care Consulting, LLC, an Ohio limited liability company.

Construction Funds:  The Net Proceeds and such additional funds as may be deposited with Lessor by Lessee pursuant to Section 14.6 for restoration or repair work pursuant to this Lease.

Contamination:  The presence, Release or threatened Release of any Hazardous Substance at the Leased Properties in violation of any Environmental Law, or in a quantity that would give rise to any affirmative Clean-Up obligations under an Environmental Law, including, but not limited to, the existence of any injury or potential injury to public health, safety, natural resources or the environment associated therewith, or any other environmental condition at, in, about, under or migrating from or to the Leased Properties.

Control (and its corollaries “Controlled by” and “under common Control with”):  Possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, through the ownership of voting securities, partnership interests or other equity interests.

CPI:  The United States Department of Labor, Bureau of Labor Statistics Revised Consumer Price Index for All Urban Consumers (1982-84=100), U.S. City Average, All Items, or, if that index is not available at the time in question, the index designated by such Department as the successor to such index, and if there is no index so designated, an index for an area in the United States that most closely corresponds to the entire United States, published by such Department, or if none, by any other instrumentality of the United States.

Crestwood Facility: means the Facility commonly known as Crestwood Care Center, 225 W. Main Street, Shelby, Ohio 44875.

Cross Default and Cross Collateralization Agreement: means the Amended and Restated Cross Default and Cross Collateralization Agreement dated as of the date of this Lease by Lessee, Guarantors, Sublessees, Consultants, Managers, PARTNERS OF CITY VIEW, LLC, an Ohio limited liability company, and PARTNERS OF CITY VIEW REAL ESTATE, LLC, an Ohio limited liability company, and the Maryland Obligors, in favor of Lessor and OHI Asset (OH) Lender, LLC, a Delaware limited liability company.

CSC Acquired Facilities: means the Facilities commonly known as:

Facility Name	Street	City	State	Zip	County
Aristocrat Berea	255 Front Street	Berea	OH	44017	Cuyahoga
Candlewood Park	1835 Belmore Ave	Cleveland	OH	44112	Cuyahoga
Falling Water	18840 Falling Water	Strongsville	OH	44136	Cuyahoga
Grande Pointe Health Care	3 Merit Drive	Richmond Heights	OH	44143	Cuyahoga
Greenbrier	6455 Pearl Road	Parma Heights	OH	44130	Cuyahoga
Greenbrier HCC	6455 Pearl Road	Parma Heights	OH	44130	Cuyahoga
Ohio Extended Care Facility	3364 Kolbe Road	Lorain	OH	44053	Lorain
Pebble Creek	670 Jarvis Road	Akron	OH	44319	Summit
Pine Grove	5608 Pearl Road	Parma	OH	44129	Cuyahoga
Pine Valley Care Center	4360 Brecksville Road	Richfield	OH	44286	Summit
Wyant Woods	200 Wyant Road	Akron	OH	44313	Summit

Date of Taking:  The date on which the Condemnor has the right to possession of the Leased Property that is the subject of the Taking or Partial Taking.

Distribution: Any payment or distribution of cash or any assets of Lessee to one or more holders of an equity interest in Lessee or to any Affiliate of Lessee, whether in the form of a dividend, a fee for management in excess of the fee required by the terms of a Management Agreement (but in any event not to exceed five percent (5%) of net revenues of the Facilities), a payment for services rendered, a reimbursement for expenditures or overhead incurred on behalf of Lessee or a payment on any debt required by this Lease to be subordinated to the rights of Lessor.

Emery Acquired Facilities:  means the Facilities commonly known as Baldwin Health Center, 1717 Skyline Drive, Pittsburgh, PA 15227, Copley Health Center, 155 Heritage Woods Drive, Copley, OH 44321, Hanover House, 435 Avis Avenue NW, Massillon, OH 44646, Suburban Pavilion, 20265 Emery Road, Cleveland, OH 44128, and Wexford House, 9850 Old Perry Highway, Wexford, PA 15090.

Emery Improvements: means (i) the capital improvements to the Emery Acquired Facilities which (1) are shown as either “immediate” or recommended to be completed during the first two Lease Years in the Property Condition Reports for the Emery Acquired Facilities acquired by Lessor in connection with the Acquisition Agreements, which include, among other things, the replacements of the roofs at certain of the Emery Acquired Facilities, or (2) are approved in writing by Lessor, which approval shall not be unreasonably withheld, and (ii) the remediation of certain environmental conditions identified in the environmental reports acquired by Lessor in connection with the Acquisition Agreements, which include, among other things, the removal of one or more underground storage tanks.

Encumbrance:  Any mortgage, deed of trust, lien, encumbrance or other matter affecting title to the Leased Properties, or any portion thereof or interest therein, securing any borrowing or other means of financing or refinancing.

Environmental Audit: A written certificate that (a) is in form and substance satisfactory to Lessor, (b) is from an environmental consulting or engineering firm acceptable to Lessor and (c) states that there is no Contamination on the Leased Properties and that the Leased Properties are otherwise in strict compliance with Environmental Laws.

Environmental Documents:  Each and every (a) document received by Lessee or any Affiliate from, or submitted by Lessee or any Affiliate to, the United States Environmental Protection Agency and/or any other federal, state, county or municipal agency responsible for enforcing or implementing Environmental Laws with respect to the condition of the Leased Properties, or Lessee’s operations at the Leased Properties; and (b) review, audit, report, or other analysis data pertaining to environmental conditions, including, but not limited to, the presence or absence of Contamination, at, in, under or with respect to the Leased Properties that have been prepared by, for or on behalf of Lessee.

Environmental Laws: All federal, state and local laws (including, without limitation, common law), statutes, codes, ordinances, regulations, rules, orders, permits or decrees now or at any time in effect and relating to (a) the introduction, emission, discharge or release of Hazardous Substances into the indoor or outdoor environment (including without limitation, air, surface water, groundwater, land or soil), (b) the manufacture, processing, distribution, use, treatment, storage, transportation or disposal of Hazardous Substances or (c) the Clean-Up of Contamination.

Escrow Improvements: means the capital improvements to the Facilities (i) in the amounts for each Facility set forth on the Improvements Schedule as being paid from the aggregate of $3,000,000 to be escrowed with the Title Company pursuant to this Lease and the Maryland Loan Agreement, and (ii) approved in writing by Lessor.

Escrowed Capex Funds: means the funds escrowed with the Title Company pursuant to Section 9.3.3 in the amount set forth on the Improvements Schedule for the Leased Properties.

Event of Default:  The occurrence of any of the following:

(a) Lessee fails to pay or cause to be paid the Rent when due and payable;

(b) Lessee, any Sublessee or any Guarantor, on a petition in bankruptcy filed against it, is adjudicated a bankrupt or has an order for relief thereunder entered against it, or a court of competent jurisdiction enters an order or decree appointing a receiver of Lessee, a Sublessee or any Guarantor or of the whole or substantially all of its property, or approving a petition filed against Lessee, a Sublessee or any Guarantor seeking reorganization or arrangement of Lessee, a Sublessee or such Guarantor under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree is not vacated or set aside or stayed within sixty (60) days from the date of the entry thereof, subject to the applicable provisions of the Bankruptcy Code (11 USC § 101 et. seq.) and to the provisions of Section 16.6 below;

(c) Lessee, a Sublessee or any Guarantor:  (i) Admits in writing its inability to pay its debts generally as they become due; (ii) files a petition in bankruptcy or a petition to take advantage of any insolvency law; (iii) makes a general assignment for the benefit of its creditors; (iv) consents to the appointment of a receiver of itself or of the whole or any substantial part of its property; or (v) files a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, subject to the applicable provisions of the Bankruptcy Code (11 USC § 101 et. seq.) and to the provisions of Section 16.6 below;

(d) Lessee, a Sublessee or any Guarantor is liquidated or dissolved, or begins proceedings toward liquidation or dissolution, or has filed against it a petition or other proceeding to cause it to be liquidated or dissolved and the proceeding is not dismissed within thirty (30) days thereafter, or Lessee, a Sublessee or any Guarantor in any manner permits the sale or divestiture of all or substantially all of its assets;

(e) The estate or interest of Lessee or any Sublessee in the Leased Properties or any part thereof is levied upon or attached in any proceeding and the same is not vacated or discharged within thirty (30) days thereafter (unless Lessee is in the process of contesting such lien or attachment in good faith in accordance with Article XII hereof);

(f) Lessee ceases operation of any Facility for a period in excess of five (5) Business Days except upon prior Notice to, and with the express prior written consent of, Lessor (which consent Lessor may withhold in its absolute discretion), or as the unavoidable consequence of damage or destruction as a result of a casualty, or a Partial or total Taking;

(g) Any representation or warranty made by Lessee, a Sublessee, a Guarantor or any Affiliate of Lessee in the Lease, any Transaction Document or in any certificates delivered in connection with this Lease or the Transaction Documents proves to be untrue when made in any material respect, Lessor is materially and adversely affected thereby and Lessee, a Sublessee, a Guarantor or any Affiliate, as the case may be, fails within twenty (20) days after Notice from Lessor or Omega, as the case may be,  to cure such condition by terminating such adverse effect and making Lessor or Omega, as the case may be, whole for any damage suffered therefrom, or, if with due diligence such cure cannot be effected within twenty (20) days, if Lessee, a Sublessee, a Guarantor or any Affiliate, as the case may be, has failed to commence to cure the same within the twenty (20) days or failed thereafter to proceed promptly and with due diligence to cure such condition and complete such cure prior to the time that such condition causes a default in any Facility Mortgage and prior to the time that the same results in civil or criminal penalties to Lessor, Lessee, a Sublessee, a Guarantor, any Affiliates of any of them or the Leased Properties;

(h) Lessee (or, if applicable, any Sublessee or Manager):

(i) has any license, permit, approval, certificate of need, certificate of reimbursement or other authorization necessary to operate any Facility as a provider of health care services in accordance with its Primary Intended Use suspended or revoked, or its right to so operate a Facility or to accept patients suspended for a period in excess of thirty (30) days, and Lessee fails to remedy any condition causing such revocation or suspension within any cure period allowed therefor by the applicable agency or authority or, if no such cure period is allowed or specified by the applicable agency or authority, Lessee fails to remedy the condition promptly and diligently following Lessee’s receipt of notice of such condition and, in any event, prior to the final, nonappealable revocation or suspension of any such license, permit, approval, certificate of need, certificate of reimbursement, other authorization or right to operate the Facility in question or to accept patients at the Facility in question; or

(ii) receives a Citation with respect to a Facility and fails to cure the condition that is the subject of the Citation within the period of time required for such cure by the issuer of the Citation or, but in any event prior to the final, nonappealable revocation or suspension of any license, permit, approval, certificate of need, certificate of reimbursement or other authorization necessary to operate a Facility as a provider of health care services in accordance with its Primary Intended Use or to receive Medicare or Medicaid payments with respect to residents of any Facility, or prior to the appointment of a temporary manager, as the case may be; or

(iii) fails to give Lessor Notice that any event set forth in clauses (i) and (ii) above has occurred, as required pursuant to Section 23.1(h) below.

(i) A Transfer occurs without the prior written consent of Lessor;

(j) A default occurs under any Combined Transaction Document and such default is not cured within any applicable cure period provided in such Combined Transaction Document;

(k) A default occurs under any other material contract affecting any Facility, Lessee, or any Affiliate of Lessee;

(l) Intentionally omitted;

(m) Lessee breaches any of the financial covenants set forth in Article VIII hereof, the breach is capable of cure and the breach is not cured within a period of the shorter of (i) forty-five (45) days after the Notice thereof from Lessor, and (ii) twenty (20) days following the date of delivery of a certificate pursuant to Section 23.1(i) or 23.1(ii);

(n) Lessee or an Affiliate of Lessee defaults beyond any applicable grace period in the payment of any amount or the performance of any material act required of Lessee or such Affiliate by the terms of any other lease or other agreement between Lessee or such Affiliate and Lessor or any Affiliate of Lessor; or

(o) Lessee fails to observe or perform any other term, covenant or condition of this Lease or any other Transaction Document and the failure is not cured by Lessee within a period of thirty (30) days after Notice thereof from Lessor, unless the failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed an Event of Default if and for so long as Lessee proceeds promptly and with due diligence to cure the failure and completes the cure prior to the time that the same causes a Material Adverse Effect, a default in any Facility Mortgage and prior to the time that the same results in civil or criminal penalties to Lessor, Lessee, any Affiliates of either or to the Leased Properties.

Executive Officer:  The President, the Chief Executive Officer, the Chief Operating Officer, and the Chief Financial Officer (or the holder of the responsibilities ordinarily held by such the persons holding such titles) of Lessee, Manager, Consultant or Guarantor.

Expiration Date: means April 30, 2018 if the second Renewal Option has not been exercised, or April 30, 2028, if the second Renewal Option has been exercised but not the third Renewal Option, or April 30, 2038, if the third Renewal Option has been exercised.

Facilit(y)(ies): Each health care facility on the Land, including the Leased Property associated with such Facility, and together, all such facilities on the Leased Properties.

Facility Mortgage: Any mortgage, deed of trust or other security agreement that with the express, prior, written consent of Lessor is a lien upon any or all of the Leased Properties, whether such lien secures an Assumed Indebtedness or another obligation or obligations.

Facility Mortgagee: The secured party to a Facility Mortgage, its successors and assigns, any servicer acting on behalf of a Facility Mortgagee with respect to a Facility Mortgage and, if any Facility Mortgage is deposited with a trust, then the trustee acting on behalf of the certificate holders of such trust.

Facility Trade Names: The name(s) under which the Facilities have done business during the Term. The Facility Trade Names in use by the Facilities on the Commencement Date are set forth on attached Exhibit A.

Fair Market Rent:  The rent that, at the relevant time, a Facility would most probably command in the open market, under a lease on substantially the same terms and conditions as are set forth in this Lease with a lessee unrelated to Lessor having experience and a reputation in the health care industry and a credit standing reasonably equivalent to that of Lessee, and, if this Lease is guaranteed, with such lease being guaranteed by guarantors having a net worth at least equal to that of Guarantors, with evidence of such rent being the rent that is being asked and agreed to at such time under any leases of facilities comparable to such Facility being entered into at such time in which the lessees and lease guarantors meet the qualifications set forth in this sentence. Fair Market Rent shall be determined in accordance with the appraisal procedure set forth in Article XXXII or in such other manner as may be mutually acceptable to Lessor and Lessee.

Financial Statement:

(A)           For each quarter during Lessee’s fiscal year, on a consolidated basis for Lessee, (i) a statement of earnings for the current period and fiscal year to the end of such period, with a comparison to the corresponding figures for the corresponding period in the preceding fiscal year from the beginning of the fiscal year to the end of such period, and (ii) a balance sheet as of the end of the period, and after the first Lease Year, with a comparison to the corresponding figures for the corresponding period in the preceding fiscal year from the beginning of the fiscal year to the end of such period; and

(B)           For each Lessee’s and each Guarantor’s fiscal year, a financial report on a consolidated basis, prepared and reviewed by an accounting firm or any other firm of independent certified public accountants reasonably acceptable to Lessor, containing such Person’s balance sheet as of the end of that year, its related profit and loss, a statement of shareholder’s equity for that year, a statement of cash flows for that year, any management letter prepared by the certified public accountants, such comments and financial details as customarily are included in reports of like character.

(C)           For each of HCREH’s and HCH’s fiscal year, a financial report on a consolidated basis (for avoidance of doubt, HCREH will not be consolidated with HCH and HCH will not be consolidated with HCREH), prepared and reviewed by an accounting firm or any other firm of independent certified public accountants reasonably acceptable to Lender, containing, as applicable, HCREH’s or HCH’s balance sheet as of the end of that year, its related profit and loss, a statement of owner’s equity for that year, a statement of cash flows for that year, any management letter prepared by the certified public accountants, such comments and financial details as customarily are included in reports of like character.

(D)           Lessor may, at its own expense, cause any Financial Statement to be audited by a certified public accountant selected by Lessor and reasonably acceptable to Lessee.  Lessor consents to the use of the firm of Mellott & Mellott,  P.L.L. (Cincinnati, Ohio) to prepare such reports.

Fixtures: Collectively, all permanently affixed equipment, machinery, fixtures, and other items of real and/or personal property (excluding Lessor’s Personal Property), including all components thereof, now and hereafter located in, on or used in connection with, and permanently affixed to or incorporated into the Leased Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus (other than individual units), sprinkler systems and fire and theft protection equipment, built-in oxygen and vacuum systems, towers and other devices for the transmission of radio, television and other signals, all of which, to the greatest extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto.

Force Majeure: An event or condition beyond the control of a Person, including without limitation a flood, earthquake, or other Act of God; a fire or other casualty resulting in a complete or partial destruction of the Facility in question; a war, revolution, riot, civil insurrection or commotion, terrorism, or vandalism; unusual governmental action, delay, restriction or regulation not reasonably to be expected; a contractor or supplier delay or failure in performance (not arising from a failure to pay any undisputed amount due), or a delay in the delivery of essential equipment or materials; bankruptcy or other insolvency of a contractor, subcontractor or construction manager (not an Affiliate of the party claiming Force Majeure); a strike, slowdown or other similar labor action; or any other similar event or condition beyond the reasonable control of the party claiming that Force Majeure is delaying or preventing such party from timely and fully performing its obligations under this Lease; provided that in any such event, the party claiming the existence of Force Majeure shall have given the other party Notice of such claim within fifteen (15) days after becoming aware thereof, and if the party claiming Force Majeure shall fail to give such Notice, then the event or condition shall not be considered Force Majeure for any period preceding the date such Notice shall be given.  No lack of funds shall be construed as Force Majeure.

GAAP:  Generally accepted accounting principles in effect at the time in question.

Ground Lease:  Any lease of any of the Leased Properties pursuant to which Lessor is the lessee.

Ground Lessor:  The lessor under any Ground Lease.

Guarantors: Resident Care Consulting Co., LLC, an Ohio limited liability company, Health Care Facility Management, LLC, an Ohio limited liability company, RE Holdings, AO, RE Leasing, and any other party who executes and delivers a guaranty of this Lease.

Guaranties: means each Lease Guaranty from a Guarantor and each Sublessee.

Hazardous Substance:  Dangerous, toxic or hazardous material, substance, pollutant, contaminant, chemical, waste (including medical waste), including petroleum products, asbestos and PCBs defined, listed or described as such under any Environmental Law.

HCH: means Health Care Holdings, LLC, an Ohio limited liability company.

HCREH: means HC Real Estate Holdings, LLC, an Ohio limited liability company.

Impositions:  Collectively, all taxes (excluding all income taxes, but including, without limitation, all capital stock and franchise taxes of Lessor and all ad valorem, sales and use, single business, gross receipts, business privilege, transaction privilege, rent or similar taxes to the extent the same are assessed against Lessor in whole or in part on the basis of the value of the Leased Properties, the privilege of doing business in the State or States or any political subdivision or subdivisions of the State or States, or any combination thereof), assessments (including Assessments), ground rents, water, sewer or other rents and charges, excises, tax levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character that at any time prior to, during or in respect of the Term are assessed or imposed on or in respect of, or constitute a lien upon (a) Lessor or Lessor’s interest in the Leased Properties; (b) the Leased Properties or any part thereof or any rent therefrom or any estate, right, title or interest therein; (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on or in connection with the Leased Properties or the leasing or use of the Leased Properties or any part thereof; or (d) Rent, but excluding any transfer or other tax imposed with respect to the sale, exchange or other disposition by Lessor of the Leased Properties or any part thereof or the proceeds thereof (other than with respect to the transactions contemplated by the Acquisition Agreements).

Improvements Schedule: means Schedule 9.3 to this Lease.

Indebtedness: of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property, (vi) leases that in accordance with GAAP are required to be capitalized for financial reporting purposes, and (vii) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.

Indemnity Agreements: means the Indemnity and Guaranty Agreements from HCREH and HCH in favor of Lessor.

Initial Term:  As defined in Section 1.2.

Insurance Requirements:  All terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy.

Intangible Assets: The amount of (a) unamortized debt discounts and expenses, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, organizational and developmental expenses, unamortized operating rights, unamortized licenses, unamortized leasehold rights, computer software development costs, start-up costs, pre-opening costs, prepaid pension costs and other intangible assets, including (a) any write-up resulting from a reversal of a reserve for bad debts or depreciation and any write-up resulting from a change in methods of accounting or inventory and (b) the amount of any investment in any Affiliate.

Investigation: Soil and chemical tests or any other environmental investigations, examinations or analyses.

Investments: of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

Judgment Date:  The date on which a judgment is entered against Lessee that establishes, without the possibility of appeal, the amount of liquidated damages to which Lessor is entitled under this Lease.

Land:                      The real property described in attached Exhibits B-1 through B-17.

Lease:  As defined in the Preamble.

Lease Rate: 9.875% multiplied by 1.025 (compounding) on May 1, 2009 and each May 1 thereafter.  As illustration, on May 1, 2010, the Lease Rate would be 10.3749% (i.e., (9.875% x 1.025) x 1.025) = 10.3749%).

Lease Year:  Each period from and including January 1 through December 31 during the Term of this Lease.  If this Lease is terminated before the end of any Lease Year, the final Lease Year shall be January 1 through the date of termination.

Leased Improvements: Collectively, all buildings, structures, Fixtures and other improvements of every kind on the Land, including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site), parking areas and roadways appurtenant to such buildings and structures.

Leased Property:  The parcel of the Land on which a Facility is located, the Leased Improvements on such parcel of the Land, the Related Rights with respect to such parcel of the Land, and Lessor’s Personal Property with respect to such Facility.

Leased Properties:  All of the Land, Leased Improvements, Related Rights and Lessor’s Personal Property.

Legal Requirements:  All federal, state, county, municipal and other governmental statutes, laws, rules, orders, waivers, regulations, ordinances, judgments, decrees and injunctions affecting the Leased Properties or any portion thereof, Lessee’s Personal Property or the construction, use or alteration of the Leased Properties (including but not limited to the Americans with Disabilities Act), whether enacted and in force before, after or on the Commencement Date, and including any that may (a) require repairs, modifications, alterations or additions in or to any portion or all of the Facilities, or (b) in any way adversely affect the use and enjoyment thereof, and all permits, licenses and authorizations and regulations relating thereto, including, but not limited to, (i) those relating to existing health care licenses, (ii) those authorizing the current number of licensed beds and the level of services delivered from the Leased Properties and (iii) all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Lessee (other than encumbrances created by Lessor without the consent of Lessee) and in force at any time during the Term.

Lessee Cash Flow:  For any period, an amount equal to (a) Net Income of Lessee arising solely from the operation of the Facilities for the applicable period; plus (b) the amounts deducted in computing Lessee’s Net Income for the period for (i) depreciation, (ii) amortization, (iii) Base Rent, (iv) interest (including payments in the nature of interest under Capitalized Leases and interest on any Purchase Money Financing), (v) income taxes (or, if greater, income tax actually paid during the period) and (vi) actual management fees paid; less (c) an imputed management fee equal to 5% of net revenues.

Lessee: is defined in the introductory paragraph to this Agreement.

Lessee Closing: is defined in Section 38.5.

Lessee Closing Date: is defined in Section 38.5.

Lessee One: is defined in the introductory paragraph to this Agreement.

Lessee Option: is defined in Section 38.1.

Lessee Option Deposit: is defined in Section 38.3.

Lessee Option Facilities: means the Facilities commonly known as:

Northwestern Center 570 North Rocky River Drive Berea OH 44017	Golden Years Healthcare Center 2125 Royce Street Portsmouth OH 45662
Columbus Center 4301 Clime Road, North Columbus OH 43228	Oak Grove Center 620 East Water Street Deshler OH 43516
Lessee Option Period: is defined in Section 38.3.

Lessee Option Property: is defined in Section  38.2.

Lessee Purchase Price: is defined in Section 38.4.

Lessee’s Certificate:  A statement in writing in substantially the form of Exhibit C attached hereto (with such changes thereto as may reasonably be requested by the person relying on such certificate).

Lessee’s Personal Property:  Personal Property owned or leased by Lessee that is not included within the definition of the term “Lessor’s Personal Property” but is used by Lessee in the operation of the Facilities, including Personal Property provided by Lessee in compliance with Section 6.3 hereof.

Lessee Title Commitments: is defined in Section 38.7.

Lessee Title Policies: is defined in Section 38.7.

Lessee Two: is defined in the introductory paragraph to this Agreement.

Lessor: is defined in the introductory paragraph to this Agreement.

Lessor’s Future Rent Loss:  An amount equal to the Rent that would have been payable by Lessee from and after the Judgment Date through the Expiration Date had the Lease not been terminated, plus such additional amount as may be necessary in order to compensate Lessor for all other damages that are proximately caused by, and in the ordinary course of things would be likely to result from, Lessee’s failure to perform its obligations under this Lease.

Lessor’s Interim Rent Loss:  An amount equal to the Rent that would have been payable by Lessee from the Termination Date through the Judgment Date had the Lease not been terminated (including interest and late charges determined on the basis of the date or dates on which Lessor’s Interim Rent Loss is actually paid by Lessee), plus such additional amount as may be necessary in order to compensate Lessor for all other damages that are proximately caused by, and in the ordinary course of things would be likely to result from, Lessee’s failure to perform its obligations under this Lease.

Lessor’s Monthly Rent Loss:  For any month, an amount equal to the installment of Rent that would have been due in such month under the Lease if it had not been terminated, plus, if such amount is not paid on or before the day of the month on which such installment of Rent would have been due, the amount of interest and late charges thereon that also would have been due under the Lease, plus such additional amount as may be necessary in order to compensate Lessor for all other damages that are proximately caused by, and in the ordinary course of things would be likely to result from, Lessee’s failure to perform its obligations under this Lease.

Lessor’s Personal Property:  All Personal Property and intangibles, if any, owned by Lessor and leased to Lessee on the Commencement Date, together with any and all replacements thereof, and all Personal Property that pursuant to the terms of the Lease becomes the property of Lessor during the Term.  Notwithstanding any other provision of this Lease, Lessor’s Personal Property shall not include goodwill nor shall it include any other intangible personal property that is severable from Lessor’s “interests in real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto.

Letter of Credit Agreement:  An agreement between Lessor and Lessee providing for a letter of credit to be delivered to Lessor as the Security Deposit.

Letter of Credit Facility: means a credit facility established for the sole purpose of providing the letters of credit constituting the Liquidity Reserve, the Security Deposit (as defined in the Master Lease), and the Liquidity Reserve (as defined in the City View Loan Agreement.

LTACH Base Rent: is defined in, and effective as set forth in, Exhibit H to this Lease.

LTACH Closing Date: means the Closing Date as defined in Exhibit H to this Lease.

LTACH Facility: means the long term acute care hospital to be located at 10 Garden Lake Parkway, Toledo, Ohio 43614.

LTACH Sublease: is defined Exhibit H to this Lease.

Management Agreement:  Any agreement pursuant to which management of a Facility is delegated by Lessee to any person not an employee of Lessee or to any other related or unrelated party.

Manager:  The Person to whom management of the operation of a Facility is delegated pursuant to a Management Agreement.  As of the date of this Lease, the Managers are BELMORE MGT CO., LLC, an Ohio limited liability company, WYANT MGT CO., LLC, an Ohio limited liability company, BRECKSVILLE MGT CO., LLC, an Ohio limited liability company, JARVIS MGT CO., LLC, an Ohio limited liability company, KOLBE MGT CO., LLC, an Ohio limited liability company, PEARL (OHIO) MGT CO., LLC, an Ohio limited liability company, PEARL II MGT CO., LLC, an Ohio limited liability company, PEARL III MGT CO., LLC, an Ohio limited liability company, MERIT (OHIO) MGT CO., LLC, an Ohio limited liability company, FALLING MGT CO., LLC, an Ohio limited liability company, FRONT MGT CO., LLC, an Ohio limited liability company, Midland (Ohio) Management Co., LLC, an Ohio limited liability company, Garden Management Co., LLC, an Ohio limited liability company, Skyline (PA) Mgmt Co., LLC, an Ohio limited liability company, Heritage (Ohio) Mgmt Co., LLC, an Ohio limited liability company, Avis (Ohio) Mgmt Co., LLC, an Ohio limited liability company, Suburban (Ohio) Mgmt Co., LLC, an Ohio limited liability company, Old Mgmt Co., LLC, an Ohio limited liability company, Water Mgmt. Co., LLC, an Ohio limited liability company, South II Mgmt. Co., LLC, an Ohio limited liability company, South I Mgmt. Co., LLC, an Ohio limited liability company, South III Mgmt. Co., LLC, an Ohio limited liability company, Fairchild Mgmt. Co., LLC, an Ohio limited liability company, Rocky River Mgmt. Co., LLC, an Ohio limited liability company, Clime Mgmt. Co., LLC, an Ohio limited liability company, Royce Mgmt. Co., LLC, an Ohio limited liability company, and East Water Mgmt. Co., LLC.

Maryland Borrowers: means BEL PRE LEASING CO., LLC, an Ohio limited liability company, RIDGE (MD) LEASING CO., LLC, an Ohio limited liability company, MARLBORO LEASING CO., LLC, an Ohio limited liability company, FAYETTE LEASING CO., LLC, an Ohio limited liability company, LIBERTY LEASING CO., LLC, an Ohio limited liability company, HOWARD LEASING CO., LLC, an Ohio limited liability company, PALL MALL LEASING CO., LLC, an Ohio limited liability company, WASHINGTON (MD) LEASING CO., LLC, an Ohio limited liability company, SILVER SPRING NH ASSET, LLC, an Ohio limited liability company, ELLICOTT CITY NH ASSET, LLC, an Ohio limited liability company, FORESTVILLE NH ASSET, LLC, an Ohio limited liability company, BALTIMORE NH ASSET I, LLC, an Ohio limited liability company, BALTIMORE NH ASSET II, LLC, an Ohio limited liability company, GLEN BURNIE NH ASSET, LLC, an Ohio limited liability company, BALTIMORE NH ASSET III, LLC, an Ohio limited liability company, and EDGEWATER NH ASSET, LLC, an Ohio limited liability company.

Maryland Debt Service: means Debt Service (as defined in the Maryland Loan Agreement) for the Borrowers (as defined in the Maryland Loan Agreement).

Maryland Cash Flow: means Cash Flow (as defined in the Maryland Loan Agreement) for the Borrowers (as defined in the Maryland Loan Agreement).

Maryland Closing: as defined in Section 39.9.

Maryland Deeds of Trust: means the “Deeds of Trust” as defined in the Maryland Loan Agreement.

Maryland Facilities: means the “Facilities” as defined in the Maryland Loan Agreement.

Maryland Loan: means the “Loan” as defined in the Maryland Loan Agreement.

Maryland Loan Agreement: The Loan Agreement dated as of the date of this Lease from the Maryland Borrowers, as borrowers, Maryland Parent Guarantors, as parent guarantors, and Lessor, as lender.

Maryland Loan Documents: means the “Loan Documents” as defined in the Maryland Loan Agreement.

Maryland Obligors: means the Maryland Borrowers, Maryland Parent Guarantors, and all of their affiliates which have granted security or credit support for the obligations of the Maryland Borrowers under the Maryland Loan Documents.

Maryland Operators: means the “Operators” as defined in the Maryland Loan Agreement.

Maryland Option: as defined in Section 39.1.

Maryland Option Commencement Date: as defined in Section 39.2.

Maryland Option Notice: as defined in Section 39.5.

Maryland Option Period: as defined in Section 39.2.

Maryland Option Property:  The land described in the Maryland Deeds of Trust, the buildings and fixtures thereon, all of the other improvements thereto, all strips, gores, riparian rights, air rights, mineral rights, easements, rights-of-way and other appurtenances thereto; all personal property, tangible and intangible, located on or used in connection with the Maryland Facilities, including, without limitation, (i) fixtures, equipment, machinery, and other tangible personal property, (ii) all surveys, maps, engineering reports, plans, drawings, specifications and other technical descriptions relating to the Maryland Facilities, (iii) all warranties, guarantees, rights, claims and causes of action, licenses and permits relating to the Maryland Facilities, and (iv) the rights, title and interests of Maryland Borrowers under all of the leases, licenses and occupancy agreements, written or oral, relating to the Maryland Facilities.

Maryland Parent Guarantors: means RE Holdings, RE Leasing, AO, HEALTH CARE FACILITY MANAGEMENT, LLC, an Ohio limited liability company, and RESIDENT CARE CONSULTING, LLC, an Ohio limited liability company.

Maryland Permitted Encumbrances: mean the “Permitted Encumbrances” as defined in the Maryland Deed of Trusts.

Maryland Title Commitments: as defined in Section 39.7(a).

Maryland Title Company: as defined in Section 39.7(a).

Maryland Title Insurance Policies: as defined in Section 39.7(a).

Material Adverse Effect: means any material adverse effect whatsoever upon (a) the validity, performance or enforceability of any Transaction Document, (b) the properties, contracts, business operations, profits or condition (financial or otherwise) of Lessee, a Sublessee or any Guarantor, or (c) the ability of Lessee, a Sublessee, any Guarantor or any of their Affiliates to fulfill its obligations under the Transaction Documents.

Maximum Principal Amount: means Thirty Five Million Dollars ($35,000,000).

Net Income:  For any period, Lessee’s net income (or loss) for such period attributable to the operation of the Facilities, determined in accordance with GAAP; provided, however, that Lessee’s Net Income shall not include any extraordinary gains (or losses) or nonrecurring gains (or losses).

Net Proceeds:  All proceeds, net of any costs incurred by Lessor in obtaining such proceeds, payable under any policy of insurance required by Article XIII of this Lease (including any proceeds with respect to Lessee’s Personal Property that Lessee is required or elects to restore or replace pursuant to Section 14.3) or paid by a Condemnor for a Taking or Partial Taking of a Leased Property.

Net Reletting Proceeds: Proceeds of the reletting of any portion of the Leased Property received by Lessor, net of Reletting Costs.

Non-Escrow Improvements: means the capital improvements to the Facilities other than Lessee Option Facilities approved in writing by Lessor.

Notice:  A notice given in accordance with Article XXXI hereof.

Notice of Termination:  A Notice from Lessor that it is terminating this Lease by reason of an Event of Default.

Off-Balance Sheet Liability: of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person.

Officer’s Certificate: A certificate signed by an Executive Officer.

OHI Facilities: means the Facilities, together with the skilled nursing facilities subject to liens in favor of Lessor and its Affiliates pursuant to the City View Loan Agreement and the Maryland Loan Agreement.

OHI THI Facilities: means the Facilities commonly known as:

Northwestern Center 570 North Rocky River Drive Berea OH 44017	Oak Grove Center 620 East Water Street Deshler OH 43516	Greenbriar Center (a/k/a Greenbriar North) 8064 South Avenue Boardman OH 44512
Columbus Center 4301 Clime Road, North Columbus OH 43228	Chardon Healthcare Center 620 Water Street Chardon OH 44024	Greenbriar Rehabilitation Hospital 8064 South Avenue, Ste. One Boardman OH 44512
Golden Years Healthcare Center (P.O. Box 1148) 2125 Royce Street Portsmouth OH 45662	Commons at Greenbriar 8060 South Avenue Boardman OH 44512	Kent Care Center 1290 Fairchild Avenue Kent OH 44240
OHI Working Capital Loan Agreement: means the Working Capital Loan Agreement dated as of November 7, 2003 between Lessee and certain of the Sublessees, as borrowers, and Lessor, as lender.

OHI Working Capital Note: means the Secured Working Capital Promissory Note dated as of November 7, 2003 in the state principal amount of $1,000,000 from Lessee and certain of the Sublessees in favor of Lessor.

Omega:  Omega Healthcare Investors, Inc., a Maryland corporation.

Objections: is defined in Section 38.7.

Other Permitted Indebtedness:  means the Letter of Credit Facility and the indebtedness and contingent obligations listed on Schedule 8.2.5, together with renewals, refinancings and replacements of such indebtedness and contingent obligations by indebtedness or contingent obligations of like kind and of equal or lesser amount of credit exposure.

Overdue Rate:  The rate of twelve percent (12%).

Partial Taking:  A taking of less than the entire fee of a Leased Property that either (a) does not render the Leased Property Unsuitable for its Primary Use, or (b) renders a Leased Property Unsuitable for its Primary Intended Use, but neither Lessor nor Lessee elects pursuant to Section 15.1 hereof to terminate this Lease.

Payment Date:  Any due date for the payment of the installments of Base Rent or for the payment of Additional Charges or any other amount required to be paid by Lessee hereunder.

Permitted Encumbrances: Encumbrances listed on attached Exhibit D.

Permitted Investments: the Investments listed on Schedule 8.8.

Person:  Any natural person, trust, partnership, corporation, joint venture, limited liability company or other legal entity.

Personal Property:  All machinery, equipment, furniture, furnishings, movable walls or partitions, computers (and all associated software), trade fixtures and other tangible personal property (but excluding consumable inventory and supplies owned by Lessee) used in connection with the Leased Properties, together with all replacements  and alterations thereof and additions thereto, except items, if any, included within the definition of Fixtures or Leased Improvements.

Pledge Agreement: The Pledge Agreements between Lessor, as creditor, and Lessee, certain of the Parent Guarantors, HCREH, and HCH, as pledgors.

Pre-Existing Hazardous Substances: means Hazardous Substances located on, under about or with respect to the Waterford Facility, the Crestwood Facility or an Emory Acquired Facility prior to the Commencement Date for such Facility.

Pre-Existing Environmental Conditions: means any Contamination or other environmental condition on, under, about or with respect to the Waterford Facility, the Crestwood Facility or an Emory Acquired Facility prior to the Commencement Date for such Facility.

Present Value: The value of future payments, determined by discounting each such payment at a rate equal to the yield on the specified date on securities issued by the United States Treasury (bills, notes and bonds) maturing on the date closest to December 31 in the year in which such future payment would have been due.

Primary Intended Use: Licensed skilled nursing facilities and, in the case of the LTACH Facility, long term acute care hospital.

Prime Rate:  On any date, an interest rate equal to the prime rate published by the Wall Street Journal, but in no event greater than the maximum rate then permitted under applicable law. If the Wall Street Journal ceases to be in existence, or for any reason no longer publishes such prime rate, the Prime Rate shall be the rate announced as its prime rate by Fleet Bank or other financial institution that is the agent for the banks under Omega’s revolving credit agreement, and if such bank no longer exists or does not announce a prime rate at such time, the Prime Rate shall be the rate of interest announced as its prime rate by a national bank selected by Lessor.

Proceeding: Any action, proposal or investigation by any agency or entity, or any complaint to such agency or entity.

Purchase Money Financing:                                                                Any financing provided by a Person to Lessee or a Sublessee in connection with the acquisition of Personal Property used in connection with the operation of a Facility, whether by way of installment sale or otherwise.

Qualified Capital Expenditures:  Expenditures capitalized on the books of Lessee for alterations, renovations, repairs and replacements to the Facilities, including without limitation any of the following:   Replacement of furniture, fixtures and equipment, including refrigerators, ranges, major appliances, bathroom fixtures, doors (exterior and interior), central air conditioning and heating systems (including cooling towers, water chilling units, furnaces, boilers and fuel storage tanks) and major replacement of siding; major roof replacements, including major replacements of gutters, downspouts, eaves and soffits; major repairs and replacements of plumbing and sanitary systems; overhaul of elevator systems; major repaving, resurfacing and sealcoating of sidewalks, parking lots and driveways; repainting of entire building exterior; but excluding major alterations, renovations, additions (consisting of expansions of any Facility, including construction of a new wing or a new story on any Facility), normal maintenance and repairs.

RE Holdings: means OMG RE Holdings, LLC, an Ohio limited liability company.

RE Leasing: means OMG RE LEASING CO., LLC, an Ohio limited liability company.

Regulatory Actions:  Any claim, demand, notice, action or proceeding brought, threatened or initiated by any governmental authority in connection with any Environmental Law, including, without limitation, civil, criminal and administrative proceedings, whether or not the remedy sought is costs, damages, equitable remedies, penalties or expenses.

Related Rights:  All easements, rights and appurtenances relating to the Land and the Leased Improvements.

Release:  The intentional or unintentional spilling, leaking, dumping, pouring, emptying, seeping, disposing, discharging, emitting, depositing, injecting, leaching, escaping, abandoning, or any other release or threatened release, however defined, of any Hazardous Substance.

Reletting Costs: Expenses incurred by Lessor in connection with the reletting of the Leased Properties in whole or in part after an Event of Default, including without limitation attorneys’ fees and expenses, brokerage fees and expenses, marketing expenses and the cost of repairs and renovations reasonably required for such reletting.

Renewal Term: A period for which the Term is renewed in accordance with Section 1.3.

Rent:  Collectively, Base Rent and Additional Charges.

Replacement Cost:  The actual replacement cost of the Leased Properties, including an increased cost of construction endorsement, less exclusions provided in the standard form of fire insurance policy.  In all events Replacement Cost shall be an amount sufficient that neither Lessor nor Lessee is deemed to be a co-insurer of the Leased Property in question.

Sale and Leaseback Transaction: means any sale or other transfer of real or personal property by any Person with the intent to lease such property as lessee.

SEC:  Securities and Exchange Commission.

Security Agreements: The Security Agreements between Lessor, as secured party, and Lessee, each Sublessee, each Manager, each Consultant, and each Guarantor, as debtors.

Security Deposit: As defined in ARTICLE XXXVII hereof.

Special Default: The occurrence of any of the following: (a) Lessee fails to pay or cause to be paid the Rent when due and payable; (b) Lessee or any of its Affiliates fails to pay when due any amount required to be paid pursuant to any of the other Transaction Documents; or (c) at any time, Lessee and the Sublessees on a consolidated basis fail to maintain a Cash Flow to Rent Ratio of 1.0 or more as determined quarterly on a cumulative basis for each calendar year.

Special Risk Insurance:  The insurance that Lessee is required to maintain pursuant to Section 13.2.1 of this Lease.

State: The State in which the Leased Properties are located.

Subleases:  The subleases dated as of the date of this Lease with the following subsidiaries of Lessee: (1) Midland Leasing Co, LLC, an Ohio limited liability company; (2) Garden Leasing Co, LLC, an Ohio limited liability company; (3) Skyline (PA) Leasing Co, LLC, an Ohio limited liability company; (4) Old Leasing Co, LLC, an Ohio limited liability company; (5) Emery Leasing Co., LLC, an Ohio limited liability company; (6) Avis Leasing Co., LLC, an Ohio limited liability company; (7) Heritage (Ohio) Leasing Co., LLC, an Ohio limited liability company; (8) WYANT LEASING CO., LLC, an Ohio limited liability company; (9) BRECKSVILLE LEASING CO., LLC, an Ohio limited liability company; (10) JARVIS LEASING CO., LLC, an Ohio limited liability company; (11) KOLBE LEASING CO., LLC, an Ohio limited liability company; (12) PEARL LEASING CO., LLC, an Ohio limited liability company; (13) PEARL II LEASING CO., LLC, an Ohio limited liability company; (14) PEARL III LEASING CO., LLC, an Ohio limited liability company; (15) MERIT LEASING CO., LLC, an Ohio limited liability company; (16) FALLING LEASING CO., LLC, an Ohio limited liability company; (17) FRONT LEASING CO., LLC, an Ohio limited liability company; (18) BELMORE LEASING CO., LLC, an Ohio limited liability company, (19) LTACH Facility Sublease; (20) Water Leasing Co., LLC, an Ohio limited liability company; (21) South II Leasing Co., LLC, an Ohio limited liability company; (22) South I Leasing Co., LLC, an Ohio limited liability company; (23) South III Leasing Co., LLC, an Ohio limited liability company; (24) Fairchild (MD) Leasing Co., LLC, an Ohio limited liability company; (25) Rocky River Leasing Co., LLC, an Ohio limited liability company; (26) Clime Leasing Co., LLC, an Ohio limited liability company; (27) Royce Leasing Co., LLC, an Ohio limited liability company; (28) East Water Leasing Co., LLC, an Ohio limited liability company, and such other Subleases expressly approved in writing by Lessor prior to execution by Lessee.

Sublessees:  The sublessees under the Subleases.

Subordination Agreement: The Subordination Agreement from Lessee, the Sublessees, and Guarantor in favor of Lessor, the Subordination of Management Agreement from Lessee, the Sublessees, and Managers, and the Subordination of Financial Services Agreement from Lessee, the Sublessees and Consultants in favor of Lessor.

Subsidiary: of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Lessee, a Sublessee, a Guarantor, HCH or HCREH.

Taken: Conveyed pursuant to a Taking or Partial Taking.

Taking:  A taking or voluntary conveyance during the Term of all of a Leased Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of any condemnation or other eminent domain proceeding affecting the Leased Property, whether or not the proceeding actually has been commenced.

Tangible Net Worth: At any date, the net worth of a Person as determined in conformity with GAAP, less Intangible Assets, as determined as of such date.

Tax Distributions: A distribution by Lessee to the equity owners of Lessee in an amount not in excess of the actual income tax liability of each such equity owner attributable to such equity owner’s allocated share of the taxable income of Lessee.

Term:  Collectively, the Initial Term plus the Renewal Term or Renewal Terms, if any.

Termination Date:  The date on which a Notice of Termination is given.

THI Acquisition Agreements: means (i) that certain Purchase and Sale Agreement dated as of February 6, 2008 among OHI Acquisition Co. I, LLC, a Delaware limited liability company, and Trans Healthcare, Inc., a Delaware corporation, and certain of its Affiliates, as sellers, and (ii) that certain Purchase and Sale Agreement dated as of February 6, 2008 between OHI Acquisition Co. I, LLC, a Delaware limited liability company and Ventas Realty, Limited Partnership, a Delaware limited partnership.

Third Party Claims:  Any claims, actions, demands or proceedings (other than Regulatory Actions) howsoever based (including without limitation those based on negligence, trespass, strict liability, nuisance, toxic tort or detriment to health welfare or property) due to Contamination, whether or not the remedy sought is costs, damages, penalties or expenses, brought by any person or entity other than a governmental agency.

Title Company: means First American Title Insurance Company.

Transaction Documents: means the following documents: this Lease, the Guaranties, the Letter of Credit Agreement, the Security Agreements, the Pledge Agreements, the Subordination Agreements, the OHI Working Capital Loan Agreement, the OHI Working Capital Note, the Cross Default and Cross Collateralization Agreement, the Agreement to Lease, Indemnity Agreements, and any security agreements, pledge agreements, letter of credit agreements, guarantees, notes or other documents which evidence, secure or otherwise relate to this Lease, the OHI Working Capital Loan Agreement, the Agreement to Lease or the transactions contemplated by this Lease, the Agreement to Lease, or the OHI Working Capital Loan Agreement; and any and all amendments, modifications, extensions and renewals of any of the foregoing documents.

Transfer:  The (a) assignment, mortgaging or other encumbering of all or any part of Lessee’s or any Sublessee’s interest in this Lease or in the Leased Properties; (b) subletting of the whole or any part of any Leased Property (except to Sublessees pursuant to the Subleases); (c) entering into of any Management Agreement or Consulting Agreement or other arrangement under which any Facility is operated by or licensed to be operated by an entity other than Lessee or a Sublessee; (d) merger, consolidation or reorganization of a corporate Lessee, corporate Guarantor, corporate Sublessee or corporate Manager, or corporate Consultant, or the sale, issuance, transfer and/or redemption, cumulatively or in one transaction, of any voting stock by Lessee, any Guarantor, any Sublessee or Manager or Consultant or by Persons who are stockholders (whether beneficially or of record) of Lessee, any Guarantor, any Sublessee or Manager or Consultant, if such event or events result(s) in a change of Control of Lessee, any Guarantor, any Sublessee or Manager or Consultant; (e) sale, issuance, transfer or redemption, cumulatively or in one transaction, of any interest, or the termination of any interest (in each case, whether held directly or indirectly), in Lessee, any Guarantor, any Sublessee or Manager or Consultant, if Lessee, such Guarantor, such Sublessee or such Manager or such Consultant is a joint venture, partnership, limited liability company or other association and such sale, issuance, transfer, redemption or termination of interest results in a change of Control of such joint venture, partnership, limited liability company or other association; or (f) a change in the individuals holding the Executive Officer’s position of Lessee, Guarantors, Consultants, Managers or Sublessees.

Transferee: An assignee, subtenant or other occupant of a Leased Property pursuant to a Transfer.

Unmatured Event of Default: means the occurrence of an event which upon its occurrence, or with the giving of notice, the passage of time, or both, would constitute an Event of Default.

Unsuitable for Its Primary Intended Use:  A state or condition of a Facility such that by reason of a Partial Taking, the Facility cannot be operated on a commercially practicable basis for its Primary Intended Use, taking into account, among other relevant factors, the number of usable beds permitted by applicable law and regulation in the Facility after the Partial Taking, the square footage Taken and the estimated revenue impact of such Partial Taking.

Waterford Facility: means Waterford Commons, 955 Garden Lake Parkway, Toledo, Ohio 43614.

ARTICLE III

3.1 Base Rent; Monthly Installments. In addition to all other payments to be made by Lessee under this Lease, Lessee shall pay Lessor the Base Rent in lawful money of the United States of America which is legal tender for the payment of public and private debts, Lessee shall pay the Base Rent in advance.  Base Rent shall be paid in equal, consecutive monthly installments, each of which shall be in an amount equal to one-twelfth (1/12) of the Base Rent payable for the Lease Year in which such installment is payable; provided, however, that if the Commencement Date is not the first day of the month, then the first month’s payment of Base Rent shall be prorated based upon the number of days in the month from and after the Commencement Date.  Thereafter, installments of Base Rent shall be payable on the fifteenth (15th) day of each calendar month.  Base Rent shall be paid to Lessor, or to such other Person as Lessor from time to time may designate by Notice to Lessee, by wire transfer of immediately available federal funds to the bank account designated in writing by Lessor. If Lessor directs Lessee to pay any Base Rent or Additional Charges to any Person other than Lessor, Lessee shall send to Lessor, simultaneously with payment of the Base Rent or Additional Charges, a copy of the transmittal letter or invoice and check evidencing such, or such other evidence of payment as Lessor requires.

3.2 Additional Charges.   In addition to the Base Rent, Lessee also will pay as and when due all Additional Charges.

3.3 Late Charge; Interest.  If any Rent payable to Lessor is not paid when due, Lessee shall pay Lessor on demand, as an Additional Charge, a late charge equal to the greater of (a) five percent (5%) of the amount not paid when due and (b) any and all charges, expenses, fees or penalties imposed on Lessor by a Facility Mortgagee for late payment, and, in addition, if such Rent (including the late charge) is not paid within thirty (30) days of the date on which such Rent was due, interest thereon at the Overdue Rate from the date when due until such Rent (including the late charge and interest) is paid in full.

3.4            Net Lease.

3.4.1 The Rent shall be paid absolutely net to Lessor, so that this Lease shall yield to Lessor the full amount of the Rent payable to Lessor under this Lease throughout the Term.

3.4.2 If Lessor commences any proceedings for non-payment of Rent, Lessee will not interpose any counterclaim or cross complaint or similar pleading of any nature or description in such proceedings unless Lessee would lose or waive such claim by the failure to assert it, but Lessee does not waive any rights to assert such claim in a separate action brought by Lessee.  The covenants to pay Rent are independent covenants, and Lessee shall have no right to hold back, offset or fail to pay any Rent because of any alleged default by Lessor or for any other reason.

3.5 Payments In The Event of a Rent Adjustment.

3.5.1 Upon the adjustment, pursuant to Section (A)(4) or Section (B) of the definition of the term “Base Rent,” in the Base Rent payable pursuant to this Lease with respect to any Lease Year, the adjustment shall be effective as of the first payment of Base Rent due in the Lease Year as to which such adjustment pertains.  Because it may not be possible to determine the adjusted Base Rent prior to the effective date of such adjustment, Lessee shall continue to pay the Base Rent at the rate in effect prior to the adjustment until Lessor gives Lessee Notice of its determination of the adjusted Base Rent. Upon such determination, the Base Rent shall be adjusted retroactively as of the effective date of such adjustment On or before the second (2nd) payment date for Base Rent following receipt by Lessee of Lessor’s Notice of the adjustment, Lessee shall make an additional payment of Base Rent in such amount as will bring the Base Rent, as adjusted, current on or before such second (2nd) payment date, and thereafter Lessee shall pay the adjusted Base Rent in correspondingly adjusted monthly installments until the Base Rent is next adjusted or reset as required under this Lease.

3.5.2 This Section 3.5 shall survive the expiration or earlier termination of this Lease with respect to any adjustment or reset that is not known or fully paid as of the date of expiration or earlier termination of this Lease.

ARTICLE IV

4.1 Payment of Impositions.  Subject to Section 12.1 and Section 12.2, Lessee will pay all Impositions before any fine, penalty, interest or cost is added for non-payment, and will promptly, upon request, furnish to Lessor copies of official receipts or other satisfactory proof evidencing such payments.  Subject to Section 12.2, if at the option of the taxpayer any Imposition may be paid in installments, Lessee may pay the same in the required installments provided it also pays any and all interest due thereon as and when due.

Lessee shall prepare and file as and when required all tax returns and reports required by governmental authorities with respect to all Impositions.  Lessor and Lessee shall each, upon request, provide the other with such data, including without limitation cost and depreciation records, as is maintained by the party to whom the request is made as is necessary to prepare any required returns and reports.

Lessee shall be entitled to receive and retain any refund from a taxing authority in respect of an Imposition paid by Lessee if at the time of the refund no Event of Default has occurred, but if an Event of Default has occurred at the time of the refund, Lessee shall not be entitled to receive or retain such refund, and if and when received by Lessor such refund shall be applied as provided in Article XVI.

Lessee may, upon Notice to and with the consent of Lessor (which consent shall not be withheld unreasonably), at Lessee’s sole cost and expense, protest, appeal or institute such other proceedings as Lessee deems appropriate to effect a reduction of real estate or personal property assessments and Lessor, at Lessee’s expense as aforesaid, shall cooperate with Lessee in such protest, appeal or other action.  Lessee shall reimburse Lessor for Lessor’s direct costs of cooperating with Lessee for such protest, appeal or other action.

4.2 Adjustment of Impositions.  Impositions imposed in respect of the tax fiscal period during which the Term ends shall be adjusted and prorated between Lessor and Lessee, whether or not imposed before or after the expiration or earlier termination of the Term, and Lessee’s obligation to pay its prorated share thereof shall survive the expiration or earlier termination of the Term.

4.3 Utility Charges.  Lessee will pay or cause to be paid when due all charges for electricity, power, gas, oil, water and other utilities imposed upon the Leased Properties or upon Lessor or Lessee with respect to the Leased Properties.

4.4 Insurance Premiums. Lessee shall pay or cause to be paid when due all premiums for the insurance coverage required to be maintained pursuant to Article XIII during the Term.  Lessee shall deposit with Lessor the premiums for such insurance in accordance with the provisions of Section 12.2 of this Lease.

ARTICLE V

5.1 No Termination, Abatement, etc.  Lessee shall not take any action without the consent of Lessor and any Facility Mortgagee to modify, surrender or terminate this Lease, and shall not seek or be entitled to any abatement, deduction, deferment or reduction of Rent, or setoff against Rent.  The respective obligations of Lessor and Lessee shall not be affected by reason of (a) any damage to, or destruction of, the Leased Properties or any portion thereof from whatever cause or any Taking or Partial Taking of the Leased Properties, except as expressly set forth herein; (b) the lawful or unlawful prohibition of, or restriction upon, Lessee’s use of the Leased Properties, or any portion thereof, or the interference with such use by any Person or by reason of eviction by paramount title; (c) any claim that Lessee has or might have against Lessor or by reason of any default or breach of any warranty by Lessor under this Lease or any other agreement between Lessor and Lessee, or to which Lessor and Lessee are parties; (d) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Lessor or any assignee or transferee of Lessor; or (e) any other cause, whether similar or dissimilar to any of the foregoing, other than a discharge of Lessee from any such obligations as a matter of law.  Lessee hereby specifically waives all rights, arising from any occurrence whatsoever, that now or hereafter may be conferred upon it by law to (a) modify, surrender or terminate this Lease or quit or surrender the Leased Properties or any portion thereof, or (b) entitle Lessee to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Lessee hereunder.

ARTICLE VI

6.1 Ownership of the Leased Properties.  Lessee acknowledges that the Leased Properties are the property of Lessor and that Lessee has only the right to the possession and use of the Leased Properties upon the terms and conditions of this Lease.  Lessee will not (a) file any income tax return or other associated documents, (b) file any other document with or submit any document to any governmental body or authority, (c) enter into any written contractual arrangement with any Person or (d) release any financial statements of Lessee, in any case that take any position other than that throughout the Term Lessor is the owner of the Leased Properties for federal, state and local income tax purposes and this Lease is a “true lease,” and an “operating lease” and not a “capital lease.”

6.2 Lessor’s Personal Property.  Lessee shall, during the entire Term, maintain all of Lessor’s Personal Property in good order, condition and repair as shall be necessary in order to operate the Facilities for the Primary Intended Use in compliance with all applicable licensure and certification requirements, all applicable Legal Requirements and Insurance Requirements, and customary industry practice for the Primary Intended Use.  If any of Lessor’s Personal Property requires replacement in order to comply with the foregoing, Lessee shall replace it with similar property of the same or better quality at Lessee’s sole cost and expense, and it shall become Lessor’s Personal Property without payment of additional consideration at the expiration or earlier termination of the Lease.  Lessee shall not permit or suffer Lessor’s Personal Property to be subject to any lien, charge, encumbrance, financing statement, contract of sale, equipment lessor’s interest or the like, except for any purchase money security interest or equipment lessor’s interest expressly approved in advance, in writing, by Lessor.  At the expiration or earlier termination of this Lease, all of Lessor’s Personal Property shall be surrendered to Lessor with the Leased Properties at or before the time of the surrender of the Leased Property in at least as good a condition as at the Commencement Date (or, as to replacements, in at least as good a condition as when placed in service at the Facilities) except for ordinary wear and tear.

6.3 Lessee’s Personal Property.  Lessee shall provide and maintain during the Term such Personal Property, in addition to Lessor’s Personal Property, as shall be necessary and appropriate in order to operate the Facilities for the Primary Intended Use in compliance with all licensure and certification requirements, in compliance with all applicable Legal Requirements and Insurance Requirements and otherwise in accordance with customary practice in the industry for the Primary Intended Use.  Without the prior written consent of Lessor, except as permitted under Section 8.2.7, Lessee shall not permit or suffer Lessee’s Personal Property to be subject to any lien, charge, encumbrance, financing statement or contract of sale or the like. Upon the expiration of the Term or the earlier termination of this Lease, without the payment of any additional consideration by Lessor, Lessee shall be deemed to have sold, assigned, transferred and conveyed to Lessor all of Lessee’s right, title and interest in and to any of Lessee’s Personal Property that, in Lessor’s reasonable judgment, is integral to the Primary Intended Use of the Facilities (or if some other use thereof has been approved by Lessor as required herein, such other use as is then being made by Lessee) and, as provided in Section 33.1 hereof, Lessor shall have the option to purchase any of Lessee’s Personal Property that is not then integral to such use.  Without Lessor’s prior written consent, Lessee shall not remove Lessee’s Personal Property that is in use at the expiration or earlier termination of the Term from the Leased Properties until such option to purchase has expired or been waived in writing by Lessor.  Any of Lessee’s Personal Property that is not integral to the use of the Facilities being made by Lessee and is not purchased by Lessor pursuant to Section 33.1 may be removed by Lessee upon the expiration or earlier termination of this Lease, and, if not removed within twenty (20) days following the expiration or earlier termination of this Lease, shall be considered abandoned by Lessee and may be appropriated, sold, destroyed or otherwise disposed of by Lessor without giving notice thereof to Lessee and without any payment to Lessee or any obligation to account therefor.  Lessee shall reimburse Lessor for any and all expense incurred by Lessor in disposing of any of Lessee’s Personal Property that Lessee may remove but within such twenty (20) day period fails to remove, and shall either at its own expense restore the Leased Properties to the condition required by Section 9.1.5, including repair of all damage to the Leased Properties caused by the removal of any of Lessee’s Personal Property, or reimburse Lessor for any and all expense incurred by Lessor for such restoration and repair.

6.4 Grant of Security Interest in Lessee’s Personal Property and Accounts.  Lessee has concurrently granted to Lessor a security interest in the Collateral as defined in the Security Agreement, which includes, without limitation, the Personal Property as defined herein and Lessee’s and Sublessee’s Accounts as defined in the Security Agreement.  If Lessee and/or the Sublessees obtain, concurrently with or after the Commencement Date, a working capital line of credit (the “Working Capital Loan”) from a third-party working capital lender that requires that, in order to secure the working capital line of credit, Lessee and/or the Sublessees must grant to the working capital lender a first priority security interest in the accounts receivable from the Facilities accruing during the Term, if applicable, then such lien shall be permitted under this Lease and Lessor will subordinate its security interest in the accounts receivable and related collateral from the Facilities accruing during the Term, provided in each case that:

(a)           The working capital lender executes and delivers to Lessor an intercreditor agreement in form and substance reasonably satisfactory to Lessor; and

(b)           The lien of Lessor in accounts receivable and related collateral from each Facility shall be subordinated to the lien of the working capital lender therein only to the extent of amounts advanced from time to time by the working capital lender to Lessee and/or the Sublessees with respect to the Facilities and only in the maximum principal amount of the Maximum Principal Amount, plus interest, penalties and other charges under the loan documents with respect to principal amounts advanced; and

(c)           The Working Capital Loan is not secured by any collateral other than accounts receivable and related collateral, which Lessor agrees may secure the Working Capital Loan; and

(d)           No Event of Default has occurred and is continuing at the time of such request and entry into an intercreditor agreement.

ARTICLE VII

7.1 Condition of the Leased Properties.  Lessee acknowledges that it has inspected and otherwise has knowledge of the condition of the Leased Properties prior to the execution and delivery of this Lease and has found the same to be in good order and repair and satisfactory for its purposes hereunder.  Lessee is leasing the Leased Properties “as is” in their condition on the Commencement Date.  Lessee waives any claim or action against Lessor in respect of the condition of the Leased Properties.  LESSOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF ANY LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY LESSEE.  Lessee further acknowledges that throughout the Term Lessee is solely responsible for the condition of the Leased Properties.

7.2 Use of the Leased Properties.  Throughout the Term Lessee shall use the Leased Properties continuously for the Primary Intended Use and uses incidental thereto. Lessee shall not use the Leased Properties or any portion thereof for any other use without the prior written consent of Lessor.  No use shall be made or permitted to be made of, or allowed in, the Leased Properties, and no acts shall be done, which will cause the cancellation of, or be prohibited by, any insurance policy covering the Leased Properties or any part thereof, nor shall the Leased Properties or Lessee’s Personal Property be used for any unlawful purpose. Lessee shall not commit or suffer to be committed any waste on the Leased Properties, or cause or permit any nuisance thereon, or suffer or permit the Leased Properties or any portion thereof, or Lessee’s Personal Property, to be used in such a manner as (a) might reasonably tend to impair Lessor’s (or Lessee’s, as the case may be) title thereto or to any portion thereof, or (b) may reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Properties or any portion thereof.

7.3 Certain Environmental Matters.

(a) Prohibition Against Use of Hazardous Substances.  Lessee shall not permit, conduct or allow the generation, introduction, presence, maintenance, use, receipt, acceptance, treatment, manufacture, production, installation, management, storage, disposal or release of any Hazardous Substance on the Leased Properties, except for those types and quantities of Hazardous Substances necessary for and ordinarily associated with the conduct of Lessee’s business and used in full compliance with all Environmental Laws.

(b) Notice of Environmental Claims, Actions or Contaminations.  Lessee shall notify Lessor, in writing, immediately upon learning of any existing, pending or threatened: (i) investigation, inquiry, claim or action by any governmental authority in connection with any Environmental Laws, (ii) Third Party Claims, (iii) Regulatory Actions, and/or (iv) Contamination of any portion of the Leased Properties

(c) Costs of Remedial Actions with Respect to Environmental Matters.  If any investigation and/or Clean-Up of any Hazardous Substance or other environmental condition on, under, about or with respect to a Leased Property is required by any Environmental Law (other than Pre-Existing Hazardous Substances or Pre-Existing Environmental Conditions), Lessee shall complete, at its own expense, such investigation and/or Clean-Up or cause any other Person who may be legally responsible to complete such investigation and/or Clean-Up.

(d) Delivery of Environmental Documents.  Lessee shall deliver to Lessor complete copies of any and all Environmental Documents that may now be in, or at any time hereafter come into, the possession of Lessee.

(e) Environmental Audit.  At Lessee’s expense, Lessee shall, upon and within thirty (30) days of a written request therefor from Lessor or any Facility Mortgagee, deliver an Environmental Audit to Lessor and the Facility Mortgagee, if any.  All tests and samplings shall be conducted using generally accepted and scientifically valid technology and methodologies.  Lessee shall give the engineer or environmental consultant conducting the Environmental Audit reasonable and complete access to the Leased Properties and to all records in the possession of Lessee that may indicate the presence (whether current or past) of a Release or threatened Release of any Hazardous Substances on, in, under, about and adjacent to any Leased Property.  Lessee also shall provide the engineer or environmental consultant full access to and the opportunity to interview such persons as may be employed in connection with the Leased Properties as the engineer or consultant deems appropriate.  However, neither Lessor nor any Facility Mortgagee shall be entitled to request an Environmental Audit from Lessee unless (i) after the Commencement Date there have been changes, modifications or additions to Environmental Laws as applied to or affecting any of the Leased Properties; (ii) Lessor has a reasonable belief that there has been a significant change in the condition of any of the Leased Properties; or (iii) there are fewer than six (6) months remaining in the Term.  If the Environmental Audit discloses the presence of Contamination or any noncompliance with Environmental Laws, Lessee shall immediately perform all of Lessee’s obligations under this Lease with respect to such Hazardous Substances or noncompliance.

(f) Entry onto Leased Properties for Environmental Matters.  If Lessee fails to provide an Environmental Audit as and when required by Subparagraph (e) above, in addition to Lessor’s other remedies Lessee shall permit Lessor and any Facility Mortgagee from time to time, by its employees, agents, contractors or representatives, to enter upon the Leased Properties for the purpose of conducting such Investigations as Lessor may desire, the expense of which shall be paid or reimbursed promptly by Lessee as an Additional Charge.  Lessor, any Facility Mortgagee exercising such right of entry and the employees, agents, contractors, consultants and/or representatives thereof, shall conduct any such Investigation in a manner that does not unreasonably interfere with Lessee’s use of and operations on the Leased Properties (however, reasonable temporary interference with such use and operations is permissible if the investigation cannot otherwise be reasonably and inexpensively conducted).  Other than in an emergency, Lessor and any Facility Mortgagee exercising such right of entry shall provide Lessee with prior notice before entering any of the Leased Properties to conduct such Investigation, and shall provide copies of any reports or results to Lessee, and Lessee shall cooperate fully in such Investigation.

(g) Environmental Matters Upon Termination of the Lease or Expiration of Term.  Upon the expiration or earlier termination of the Term, Lessee shall cause the Leased Properties to be delivered free of any and all Regulatory Actions and Third Party Claims and otherwise in compliance with all Environmental Laws with respect thereto, and in a manner and condition that is reasonably required to ensure that the then present use, operation, leasing, development, construction, alteration, refinancing or sale of the Leased Property shall not be restricted by any environmental condition existing as of the date of such expiration or earlier termination of the Term; provided, that Lessee shall not be required to take any of the foregoing actions with respect to Pre-Existing Hazardous Substances or Pre-Existing Environmental Conditions.

(h) Compliance with Environmental Laws.  Lessee shall comply with, and cause its agents, servants and employees to comply with, and shall use reasonable efforts to cause each occupant and user of any of the Leased Properties, and the agents, servants and employees of such occupants and users to comply with, each and every Environmental Law applicable to Lessee, the Leased Properties and each such occupant or user with respect to the Leased Properties.  Specifically, but without limitation:

(i) Maintenance of Licenses and Permits.  Lessee shall obtain and maintain (and Lessee shall use reasonable efforts to cause each tenant, occupant and user to obtain and maintain) all permits, certificates, licenses and other consents and approvals required by any applicable Environmental Law from time to time with respect to Lessee, each and every part of the Leased Properties and/or the conduct of any business at a Facility or related thereto;

(ii) Contamination.  Lessee shall not cause, suffer or permit any Contamination (other than Pre-Existing Environmental Conditions);

(iii) Clean-Up.  If a Contamination occurs (other than one arising solely out of Pre-Existing Hazardous Substances or Pre-Existing Environmental Conditions), Lessee promptly shall Clean-Up and remove any Hazardous Substance or cause the Clean-Up and the removal of any Hazardous Substance and in any such case such Clean-Up and removal of the Hazardous Substance shall be effected to Lessor’s reasonable satisfaction and in any event in strict compliance with applicable Environmental Laws;

(iv) Discharge of Lien.  Within twenty (20) days of the date any lien is imposed against the Leased Properties or any part thereof under any Environmental Law (other than a lien arising solely out of Pre-Existing Hazardous Substances or Pre-Existing Environmental Conditions), Lessee shall cause such lien to be discharged (by payment, by bond or otherwise to Lessor’s absolute satisfaction);

(v) Notification of Lessor.  Within three (3) Business Days after receipt by Lessee of Notice or discovery by Lessee of any fact or circumstance that might result in a breach or violation of any covenant or agreement, Lessee shall give Lessor Notice of such fact or circumstance; and

(vi) Requests, Orders and Notices.  Within three (3) Business Days after receipt of any request, order or other notice relating to the Leased Properties under any Environmental Law, Lessee shall forward a copy thereof to Lessor.

(i) Environmental Related Remedies.  In the event of a breach by Lessee beyond any applicable notice and/or grace period of its covenants with respect to environmental matters, Lessor may, in its sole discretion, do any one or more of the following (the exercise of one right or remedy hereunder not precluding the simultaneous or subsequent exercise of any other right or remedy hereunder):

(i) Cause a Clean-Up.  Cause the Clean-Up of any Hazardous Substance or other environmental condition on or under the Leased Properties, or both (except to the extent such Clean-Up relates to Pre-Existing Hazardous Substances or Pre-Existing Environmental Conditions), at Lessee’s cost and expense; or

(ii) Payment of Regulatory Damages.  Pay on behalf of Lessee any damages, costs, fines or penalties imposed on Lessee or Lessor as a result of any Regulatory Actions; or

(iii) Payments to Discharge Liens.  On behalf of Lessee, make any payment or perform any other act or cause any act to be performed that will prevent a lien in favor of any federal, state or local governmental authority from attaching to the Leased Properties or that will cause the discharge of any lien then attached to the Leased Properties; or

(iv) Payment of Third Party Damages.  Pay, on behalf of Lessee, any damages, cost, fines or penalties imposed on Lessee as a result of any Third Party Claims; or

(v) Demand of Payment.  Demand that Lessee make immediate payment of all of the costs of such Clean-Up and/or exercise of the remedies set forth in this Section 7.2 incurred by Lessor and not paid by Lessee as of the date of such demand.

(j) Environmental Indemnification.  Lessee shall and does hereby indemnify, and shall defend and hold harmless, Lessor, each Facility Mortgagee and the principals, officers, directors, agents and employees of Lessor and each Facility Mortgagee, from each and every incurred and potential claim, cause of action, damage, demand, obligation, fine, laboratory fee, liability, loss, penalty, imposition settlement, levy, lien removal, litigation, judgment, proceeding, disbursement, expense and/or cost (including without limitation the cost of each and every Clean-Up), however defined and of whatever kind or nature, known or unknown, foreseeable or unforeseeable, contingent, incidental, consequential or otherwise (including, but not limited to, attorneys’ fees, consultants’ fees, experts’ fees and related expenses, capital, operating and maintenance costs, incurred in connection with (i) any Investigation or monitoring of site conditions, and (ii) any Clean-Up required or performed by any federal, state or local governmental entity or performed by any other entity or person because of the presence of any Hazardous Substance, Release, threatened Release or any Contamination on, in, under or about any of the Leased Properties) that may be asserted against, imposed on, suffered or incurred by, each and every indemnitee arising out of or in any way related to, or allegedly arising out of or due to any environmental matter (except to the extent it arises  out of Pre-Existing Hazardous Substances or Pre-Existing Environmental Conditions) including, but not limited to, any one or more of the following:

(i) Release Damage or Liability.  The presence of Contamination in, on, at, under or near a Leased Property or migrating to a Leased Property from another location;

(ii) Injuries.  All injuries to health or safety (including wrongful death), or to the environment, by reason of environmental matters relating to the condition of or activities past or present on, at, in or under a Leased Property, other than with respect to or resulting solely from Pre-Existing Hazardous Substances or Pre-Existing Environmental Conditions;

(iii) Violations of Law.  All violations, and alleged violations, of any Environmental Law relating to a Leased Property or any activity on, in, at or under a Leased Property, other than with respect to or resulting solely from Pre-Existing Hazardous Substances or Pre-Existing Environmental Conditions;

(iv) Misrepresentation.  All material misrepresentations relating to environmental matters in any documents or materials furnished by Lessee to Lessor and/or its representatives in connection with the Lease;

(v) Event of Default.  Each and every Event of Default relating to environmental matters;

(vi) Lawsuits.  Any and all lawsuits brought or threatened, settlements reached and governmental orders relating to any Hazardous Substances at, on, in or under a Leased Property, and all demands of governmental authorities, and all policies and requirements of Lessor’s, based upon or in any way related to any Hazardous Substances at, on, in or under a Leased Property, other than with respect to or resulting solely from Pre-Existing Hazardous Substances or Pre-Existing Environmental Conditions; and

(vii) Presence of Liens.  All liens imposed upon any of the Leased Properties in favor of any governmental entity or any person as a result of the presence, disposal, release or threat of release of Hazardous Substances at, on, in, from or under a Leased Property.

(k) Rights Cumulative and Survival.  The rights granted Lessor under this Section are in addition to and not in limitation of any other rights or remedies available to Lessor under this Lease or allowed at law or in equity or rights of indemnification provided to Lessor in any agreement pursuant to which Lessor purchased any of the Leased Property.  The payment and indemnification obligations set forth in this Section 7.3 shall survive the expiration or earlier termination of the Term.

(l) Exculpation.  Notwithstanding anything to the contrary in this Lease, Lessee shall not be liable for any costs, loss, liability, damage or expense arising from or in connection with the Clean-Up of any Pre-Existing Hazardous Substances or Pre-Existing Environmental Conditions.

ARTICLE VIII

8.1 Compliance with Legal and Insurance Requirements.  In its use, maintenance, operation and any alteration of the Leased Properties, Lessee, at its expense, promptly will (a) comply with all Legal Requirements and Insurance Requirements, whether or not compliance with them requires structural changes in any of the Leased Improvements (which structural changes shall be subject to Lessor’s prior written approval, which Lessor shall not unreasonably withhold or delay) or interferes with or prevents the use and enjoyment of the Leased Properties, and (b) procure, maintain and comply with all licenses, certificates of need, provider agreements and other authorizations required for the use of the Leased Properties and Lessee’s Personal Property for the Primary Intended Use, and for the proper erection, installation, operation and maintenance of the Leased Properties or any part thereof. The judgment of any court of competent jurisdiction, or the admission of Lessee in any action or proceeding against Lessee, whether or not Lessor is a party thereto, that Lessee has violated any such Legal Requirements or Insurance Requirements shall be conclusive of that fact as between Lessor and Lessee.

8.2 Certain Covenants.

8.2.1 Tangible Net Worth.  At all times during the Term, Lessee One and RE Holdings shall maintain a Tangible Net Worth of at least Three Million Dollars ($3,000,000), and if at any time Lessee One’s or RE Holdings’ Tangible Net Worth is less than such amount, within thirty (30) days Lessee shall cause the equity holders of Lessee One or RE Holdings, as applicable, to contribute to Lessee sufficient equity capital in the form of cash to cause Lessee One’s and RE Holdings’ Tangible Net Worth to exceed such amount.  For purposes of this Section, Tangible Net Worth includes the amount of any cash Security Deposit.

8.2.2 Cash Flow to Rent Ratio. Lessee, the City View Operator and City View Owner on a consolidated basis (but excluding from such calculation the Net Income and Base Rent attributable to the OHI THI Facilities until July 1, 2009) shall maintain a Cash Flow to Rent Ratio as determined quarterly on a cumulative basis for the preceding four (4) calendar quarters during the Term of 1.25 or more.   As illustration of the foregoing, the calculation of Cash Flow to Rent Ratio shall (i) at the end of the current quarter and the first through fourth quarters thereafter (which tests the period from date of this Lease thru June 30, 2009), exclude the Net Income and Base Rent attributable to the OHI THI Facilities, and (ii) at the end of the fifth quarter (which tests the second thru fifth quarters after the date of this Lease, i.e., October 1, 2008 thru September 30, 2009),  exclude the Net Income and Base Rent attributable to the OHI THI Facilities prior to July 1, 2009, but include the period of July 1, 2009 thru September 30, 2009 for the OHI THI Facilities.

8.2.3 Combined Cash Flow to Rent Ratio.  Commencing with the quarter ending September 30, 2009, Lessee, the City View Borrowers and the Maryland Borrowers on a consolidated basis shall maintain a Combined Cash Flow to Rent Ratio as determined quarterly on a cumulative basis for the preceding four (4) calendar quarters during the Term of 1.25 or more.   As illustration of the foregoing, the calculation of Combined Cash Flow to Rent Ratio shall at the end of the fifth quarter (which tests the second thru fifth quarters after the date of this Lease, i.e., October 1, 2008 thru September 30, 2009) exclude the Net Income and Base attributable to the OHI THI Facilities prior to July 1, 2009, but include the period of July 1, 2009 thru September 30, 2009 for the OHI THI Facilities.  For purposes of clarification, this Section applies to RE Holdings and it's subsidiaries, and Lessee One, and its subsidiaries.

8.2.4 Limitation of Distributions.  At any time during the Term, none of Lessee or any Guarantor shall make any Distributions to the holders of its equity securities or any Affiliate if, as of the date of such Distribution or upon giving effect to such Distribution, (a) an Event of Default has occurred and is continuing or (b) an Unmatured Event of Default has occurred and is continuing; provided, however, that so long as, as of the date of such Distribution or upon giving effect to such Distribution, no Special Default has occurred and is continuing, Lessee may make Tax Distributions.

8.2.5 Indebtedness.  None of Lessee, any Sublessee, HCREH, HCH and RE Holdings will create, incur or suffer to exist any Indebtedness, except:

(i) The equipment financing permitted under Section 8.2.7;

(ii) The Working Capital Loan permitted under Section 6.4; and

(iii) The Other Permitted Indebtedness.

8.2.6 Guarantees Prohibited. Except for guaranties of the Indebtedness permitted under Section 8.2.5 and guaranties and assumption of obligations in favor of Lessor and its Affiliates, neither Lessee nor any Sublessee shall guarantee any Indebtedness of any Affiliate or other third party.   Except for guaranties of Other Permitted Indebtedness and guaranties and assumption of obligations in favor of Lessor and its Affiliates, none of HCREH, HCH or any Guarantor shall guarantee any Indebtedness of any Affiliate or other third party.

8.2.7 Equipment Financing.  The annual aggregate amount of principal, interest and lease payments due from Lessee on any equipment financing at any Facility shall not exceed an amount equal to Fifty Thousand Dollars ($50,000) per Facility.

8.2.8 Loans from Affiliates. Neither Lessee nor any Sublessee shall borrow money from any Affiliate unless the obligations of Lessee or such Sublessee and the rights of its Affiliates with respect to any such loan are subordinated to the rights of Lessor pursuant to a written subordination agreement in form and substance acceptable to Lessor.

8.3 Minimum Qualified Capital Expenditures.  Each Lease Year Lessee shall expend with respect to each Facility at least Three Hundred Dollars ($300) per-licensed-bed for Qualified Capital Expenditures to improve the Facilities, which amount shall be increased each Lease Year, beginning with the second Lease Year, by the lesser of (i) the proportionate to increases in the CPI (expressed as a percentage) or (ii) two and one half percent (2.5%).

8.4 Management Agreements and Consulting Agreements.  Neither Lessee nor any Sublessee shall enter into or terminate any Management Agreement or Consulting Agreement without the prior written consent of Lessor and any Facility Mortgagee as to the identity of the Manager or Consultant, as applicable, and the terms of such agreement, and shall not amend, modify, or otherwise change the terms of any Management Agreement or Consulting Agreement without the prior written consent of Lessor and, in addition, as to any amendment, modification or other change that directly or indirectly increases the compensation of the Manager or Consultant or allows a change in the identity of the Manager or Consultant, without the consent of any Facility Mortgagee, which consent Lessor and such Facility Mortgagee may withhold in its or their sole discretion, and in no event without the execution by Lessee, Manager or Consultant and Lessor of an agreement, in form and substance satisfactory to Lessor and any Facility Mortgagee, pursuant to which Manager’s or Consultant’s right to receive its management or consulting fee is subordinated to the obligation of Lessee to pay the Rent as and when required under this Lease.  Notwithstanding the foregoing, Lessee or any Sublessee may enter into a Management Agreement or Consulting Agreement with an Affiliate of Lessee without the written consent of Lessor provided that: (1) such Management Agreement or Consulting Agreement is subordinated to the rights of Lessor as provided for in this Section; and (2) Lessee provides Lessor prior Notice of the entry into such Management Agreement or Consulting Agreement and a copy of such agreement; provided, however, that if such entity ceases to be an Affiliate of Lessee, then Lessee must acquire Lessor’s written consent to such Management Agreement or Consulting Agreement (which consent may then be withheld in Lessor’s sole discretion).

8.5 Other Facilities.  Except for the City View Nursing and Rehabilitation Center, 6606 Carnegie Avenue, Cleveland, Ohio 44103, neither Lessee nor any Affiliate shall own, operate or manage any nursing home, rest home, assisted living facility, subacute facility, retirement center or similar health care facility within (i) one half mile radius of the Waterford Facility and the LTACH Facility, (ii) ten (10) mile radius of the Crestwood Facility, and (iii) within a two (2) mile radius of any of the other Facilities.

8.6 No Other Business.  Lessee and the Sublessees only (but not any of their Affiliates) shall not engage in any business other than the operation of the Facilities.

8.7 Existence; No Fundamental Change.  Lessee, the Sublessees, HCREH, HCH, AO, RE Leasing and RE Holdings shall preserve and maintain their legal existence and such of their rights, licenses and privileges as are material to their business and operations; and qualify and remain qualified to do business in each jurisdiction in which such qualification is material to their business and operations or the ownership of their properties.  Except with the prior written approval of Lessor, which may be withheld in Lessor’s sole and absolute discretion, none of Lessee, the Sublessees, HCREH, HCH, AO, RE Leasing and RE Holdings will fundamentally change the nature of its business, enter into any amalgamation, merger, consolidation, reorganization or recapitalization, or reclassify its capital stock or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business, property or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property or assets, of any Person or any shares of stock or other equity securities of any Person.

8.8 No Investments.  Without the prior written consent of Lessor, except for the Permitted Investments, none of Lessee, Sublessees, HCREH, HCH, AO, RE Leasing and RE Holdings will, or will they permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person.

8.9 Off-Balance Sheet Liabilities.  Without the prior written consent of Lessor,  Lessee, Sublessees, HCREH, HCH, AO, RE Leasing and RE Holdings will not, nor will any of them permit any Subsidiary to, enter into or suffer to exist any (i) Sale and Leaseback Transaction or (ii) any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities.

8.10 Bank Accounts.  Lessee and the Sublessees shall maintain separate bank accounts from any other Person.  None of Lessee and the Sublessees shall permit its or their assets, including cash, cash equivalents, and the cash proceeds arising out of the operation of the Facilities, to be commingled with the assets of any Person (other than Lessee and the Sublessees); provided, however, that the personal allowance accounts of the residents of the Facilities need not be maintained separately and may be commingled so long as Lessee and the Sublessees maintain adequate written records with respect to such personal allowance accounts.

8.11 Liens.  Subject to the provisions of Section 12.1 relating to permitted contests, Lessee, the Sublessees, HCREH, HCH, AO, RE Leasing and RE Holdings, shall not directly or indirectly create or allow to remain, and shall promptly discharge at their expense, any lien, encumbrance, attachment, title retention agreement or claim upon any assets of Lessee, the Sublessees, HCREH, HCH, AO, RE Leasing and RE Holdings, excluding, however, (a) the liens and security interests in favor of Lessor and its Affiliates, (b) intentionally omitted, (c) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (i) the same are not yet payable, or (ii) such liens are in the process of being contested as permitted by Section 12.1, (e) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due, provided that any such liens are in the process of being contested as permitted by Section 12.1, (f) liens permitted under Section 6.4 of this Agreement, and (g) liens or security interests in assets (not including assets subject to the lien of the Pledge Agreements) of HCREH, HCH and RE Holdings which secure Other Permitted Indebtedness.

ARTICLE IX

9.1 Maintenance and Repair.

9.1.1 Lessee, at its expense, will keep the Leased Properties, and all appurtenant landscaping, private roadways, sidewalks and curbs that are under Lessee’s control and Lessee’s Personal Property in good order and repair, whether or not the need for such repairs arises out of Lessee’s use, any prior use, the elements or the age of the Leased Property or any portion thereof, or any cause whatsoever except the act or negligence of Lessor, and with reasonable promptness shall make all necessary and appropriate repairs thereto of every kind and nature, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen, or arising by reason of a condition existing prior to the Commencement Date (concealed or otherwise). Lessee shall maintain, operate and otherwise manage the Leased Properties at all times on a basis and in a manner consistent with the standards of competing facilities of comparable age in the market areas served by the Leased Properties.  All repairs shall, to the extent reasonably achievable, be at least equivalent in quality to the original work or the property to be repaired shall be replaced.  Lessee will not take or omit to take any action the taking or omission of which might materially impair the value or the usefulness of the Leased Properties or any parts thereof for the Primary Intended Use.

9.1.2 Lessor shall not under any circumstances be required to maintain, build or rebuild any improvements on the Leased Properties (or any private roadways, sidewalks or curbs appurtenant thereto), or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to the Leased Properties, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or upon any adjoining property, whether to provide lateral or other support or abate a nuisance, or otherwise, or to make any expenditure whatsoever with respect thereto, in connection with this Lease.  Lessee hereby waives, to the extent permitted by law, the right to make repairs at the expense of Lessor pursuant to any law in effect at the time of the execution of this Lease or hereafter enacted.

9.1.3 Nothing contained in this Lease shall be construed as (a) constituting the consent or request of Lessor, expressed or implied, to any contractor, subcontractor, laborer, materialmen or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to any Leased Property or any part thereof, or (b) giving Lessee any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Lessor in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Lessor in the Leased Properties or any portion thereof.  Lessor shall have the right to give, record and post, as appropriate, notices of non-responsibility under any mechanics’ and construction lien laws now or hereafter existing.

9.1.4 Lessee promptly shall replace any of the Leased Improvements or Lessor’s Personal Property that becomes worn out, obsolete or unusable or unavailable for the purpose for which intended. All replacements shall have a value and utility at least equal to that of the items replaced and shall become part of the Leased Properties immediately upon their acquisition by Lessee. Upon Lessor’s request, Lessee promptly shall execute and deliver to Lessor a bill of sale or other instrument establishing Lessor’s lien-free ownership of such replacements. Lessee promptly shall repair all damage to a Leased Property incurred in the course of such replacement.

9.1.5 Lessee will, upon the expiration or earlier termination of the Term, vacate and surrender the Leased Properties to Lessor in the condition in which they were originally received from Lessor, in good operating condition, ordinary wear and tear excepted, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease.

9.2 Encroachments, Restrictions, etc. If, at any time, any of the Leased Improvements are alleged to encroach upon any property, street or right of way adjacent to a Leased Property, or to violate any restrictive covenant, or to impair the rights of others under any easement or right of way, Lessee promptly shall settle such allegations or take such other lawful action as may be necessary in order to be able to continue the use of a Leased Property for the Primary Intended Use substantially in the manner and to the extent such Leased Property was being used at the time of the assertion of such violation, impairment or encroachment; provided, however, that no such action shall violate any other provision of this Lease, and any alteration of a Leased Property must be made in conformity with the applicable requirements of Article X.  Lessee shall not have any claim against Lessor or offset against any of Lessee’s obligations under this Lease with respect to any such violation, impairment or encroachment.

9.3 Lessor funding of Approved Improvements.

9.3.1 Prior to the date of this Lease, Lessee has completed each Emory Improvement and Lessor has reimbursed Lessee to the extent required on the Existing Lease for each Emory Improvement.

9.3.2 At any time prior to December 31, 2009, upon written certification from Lessee to Lessor that an Non-Escrow Improvement has been completed, in whole or in part, and upon compliance with the procedures set forth in Section 9.3.4 below, so long as no Event of Default has occurred and is continuing, Lessor shall reimburse Lessee an amount equal to the Actual Cost of such Non-Escrow Improvement; provided, however, that Lessor’s aggregate obligation to reimburse Lessee with respect to all Non-Escrow Improvements shall not exceed Two Million Dollars ($2,000,000) in the aggregate.  Any amounts so paid to Lessee by Lessor shall be used solely to pay the costs of the Non-Escrow Improvements for which payment is being made.

9.3.3 At Closing, Lessor shall escrow with the Title Company the Escrowed Capex Funds pursuant to an escrow agreement in form and substance acceptable to Lessor and Lessee.   After the date of this Lease, Lessee shall propose the specific Escrow Improvements for Lessor’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.  After receipt of approval as to any specific Escrow Improvement, Lessee shall promptly undertake, and complete each such Escrow Improvement on or before December 31, 2009.  Upon written certification from Lessee to Lender that an Escrow Improvement has been completed, in whole or in part, and upon compliance with the procedures set forth in Section 9.3.4, so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, Lessee may withdraw an amount of Escrowed Capex Funds equal to the amount agreed for such improvement.  Any amounts so paid to Lessee shall be used first to pay the costs of the Escrow Improvements.  To the extent the actual cost of all Escrow Improvement exceeds the amount of Escrowed Capex Funds, then Lessee shall pay such cost itself.

9.3.4 Funds to be disbursed by Lessor or from escrow for Approved Improvements shall be disbursed in accordance with the following procedures:

(1)           Lessee may not request reimbursement more than once per month;

(2)           With each request for reimbursement, Lessee shall deliver a certification from an officer of Lessee that (A) no Event of Default exists, and (B) no event has occurred or condition exists that with the giving of notice or the passage of time, or both, would constitute an Event of Default;

(3)           Lessee may not request reimbursement for less than Twenty Five Thousand ($25,000); provided, however, that if all Approved Improvements are completed and the amount remaining to be reimbursed is less than Twenty Five Thousand ($25,000) then Lessee may request such lesser amount;

(4)           The Approved Improvements shall be done pursuant to plans and specifications and a cost statement approved by Lessor;

(5)           After the first disbursement to Lessee, sworn statements and lien waivers in an amount at least equal to the amount of funds previously paid to Lessee (or lien subordination agreements pursuant to Ohio law) or such other adequate evidence of payment shall be delivered to Lessor from all contractors, subcontractors and material suppliers covering all labor and materials invoiced prior to the date of the previous disbursement;

(6)           Lessee shall deliver to Lessor such other evidence as Lessor reasonably may request, from time to time during the course of the work on the Approved Improvements, of compliance with the approved plans and specifications, of the cost of work and of the total amount needed to complete the Approved Improvements, and showing that there are no liens against the Leased Properties arising in connection with the work with respect to which the cost statement delivered to, and approved by, Lessor does not provide for their payment; and

(7)           The funds may be disbursed by Lessor or the Escrow Agent to Lessee or to the persons entitled to receive payment thereof from Lessee.

ARTICLE X

10.1 Construction of Alterations and Additions to the Leased Properties.

10.1.1 Lessee shall not (a) make or permit to be made any structural alterations, improvements or additions of or to the Leased Properties or any part thereof, or (b) materially alter the plumbing, HVAC or electrical systems thereon or (c) make any other alterations, improvements or additions the cost of which exceeds (i) One Hundred Thousand ($100,000.00) Dollars per alteration, improvement or addition, or (ii) One Hundred Thousand ($100,000.00) Dollars  at a given Facility in any Lease Year, unless and until Lessee has (x) caused complete plans and specifications therefor to have been prepared and submitted to Lessor at least thirty (30) days before the planned start of construction thereof, (y) obtained Lessor’s written approval thereof and the approval of any Facility Mortgagee and (z), if required to do so by Lessor, provided Lessor with reasonable assurance of the payment of the cost of any such alterations, improvements or additions, in the form of a bond, letter of credit, cash deposit or adequate evidence of financing for the alteration, improvement or addition. If Lessor requires a deposit, Lessor shall retain and disburse the amount deposited in the same manner as is provided for insurance proceeds in Section 14.6.  If the deposit is reasonably determined by Lessor at any time to be insufficient for the completion of the alteration, improvement or addition, Lessee immediately shall increase the deposit to the amount reasonably required by Lessor. Lessee shall be responsible for the completion of such improvements in accordance with the plans and specifications approved by Lessor, and promptly shall correct any failure with respect thereto.

10.1.2 Alterations and improvements not falling within the categories described in the first sentence of Section 10.1.1 may be made by Lessee without the prior approval of Lessor, but Lessee shall give Lessor at least thirty (30) days prior written Notice of any such alterations and improvements.

10.1.3 All alterations, improvements and additions shall (a) be constructed in a first class, workmanlike, manner, in compliance with all Insurance Requirements and Legal Requirements, (b) be in keeping with the character of the Leased Properties and the area in which the Leased Property in question is located and (c) be designed and constructed so that the value of the Leased Properties will not be diminished and the Primary Intended Use of the Leased Properties will not be changed.  All improvements, alterations and additions immediately shall become a part of the Leased Properties.

10.1.4 Lessee shall have no claim against Lessor at any time in respect of the cost or value of any improvement, alteration or addition.  There shall be no adjustment in the Rent by reason of any such improvement, alteration or addition.  With Lessor’s consent, expenditures made by Lessee pursuant to this Article X may be included as capital expenditures for purposes of inclusion in the capital expenditures budget for the Facilities and for measuring compliance with the obligations of Lessee set forth in Section 8.3 of this Lease.

10.1.5 In connection with any alteration that involves the removal, demolition or disturbance of any asbestos-containing material, Lessee shall cause to be prepared at its expense a full asbestos assessment applicable to such alteration and shall carry out such asbestos monitoring and maintenance program as reasonably shall be required thereafter in light of the results of such assessment.

ARTICLE XI

11.1 Liens.  Without the consent of Lessor or as expressly permitted elsewhere herein, Lessee will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Leased Properties, and any attachment, levy, claim or encumbrance in respect of the Rent, except for (a) Permitted Encumbrances, (b) liens of mechanics, laborers, materialmen, suppliers or vendors for sums not yet due, and (c) liens created by the malfeasance or negligence of Lessor.

ARTICLE XII

12.1 Permitted Contests.  Lessee, on its own or on Lessor’s behalf (or in Lessor’s name), but at Lessee’s sole cost and expense, shall have the right to contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity of any real or personal property assessment, Imposition, Legal Requirement or Insurance Requirement, or any lien, attachment, levy, encumbrance, charge or claim or any encroachment or restriction burdening the Leased Property, provided: (a) prior Notice of such contest is given to Lessor; (b) the Leased Properties would not be in any danger of being sold, forfeited or attached as a result of such contest, and there is no risk to Lessor of a loss of or interruption in the payment of Rent; (c) in the case of an unpaid Imposition or other lien, attachment, levy, encumbrance, charge or claim, collection thereof is suspended during the pendency of such contest; (d) in the case of a contest of a Legal Requirement, compliance may legally be delayed pending such contest and pending such contest no license, permit, approval, certificate of need, certificate of reimbursement or other authorization necessary to operate any Facility as a provider of health care services in accordance with its Primary Intended Use may be irrevocably suspended or revoked, or its right to so operate a Facility or to accept patients irrevocably suspended. Upon request of Lessor, after the occurrence of an Event of Default or Unmatured Event of Default, and while it continues, Lessee shall deposit funds or assure Lessor in some other manner reasonably satisfactory to Lessor that the amount to be paid by Lessee that is the subject of a contested Imposition, Legal Requirement, Insurance Requirement or Claim, together with interest and penalties, if any, thereon, and any and all costs for which Lessee is responsible will be paid if and when required upon the conclusion of such contest. Lessee shall defend, indemnify and save harmless Lessor from all costs or expenses arising out of or in connection with any such contest, including but not limited to attorneys’ fees. If at any time Lessor reasonably determines that payment of any Imposition or other lien, attachment, levy, encumbrance, charge or claim, or compliance with any Legal or Insurance Requirement being contested by Lessee is necessary in order to prevent loss of any of the Leased Properties or Rent or civil or criminal penalties or other damage (including revocation or suspension of any license, permit, approval, certificate of need, certificate of reimbursement or other authorization necessary to operate any Facility as a provider of health care services in accordance with its Primary Intended Use or suspension of any right to accept patients), upon such prior Notice to Lessee as is reasonable in the circumstances Lessor may pay such amount, require Lessee to comply with such Legal or Insurance Requirement or take such other action as it may deem necessary to prevent such loss or damage. If reasonably necessary, upon Lessee’s written request, Lessor, at Lessee’s expense, shall cooperate with Lessee in a permitted contest, provided Lessee upon demand makes arrangements satisfactory to Lessor to assure the reimbursement of any and all Lessor’s costs incurred in cooperating with Lessee in such contest.

12.2 Lessor’s Requirement for Deposits.  After an Event of Default or Unmatured Event of Default and while it continues, Lessee shall deposit with Lessor monthly, at the time of its payments of Base Rent, a pro rata portion of the amounts required to comply with Insurance Requirements, Impositions, Legal Requirements and Lessee’s obligations under Section 8.3 of this Lease, and when such obligations become due, Lessor shall pay them (to the extent of the deposit) upon Notice from Lessee requesting such payment.  If sufficient funds have not been deposited to cover the amount of the obligations due at least thirty (30) days in advance of the due date, Lessee immediately shall deposit the same with Lessor upon Notice from Lessor. Lessor shall not be obligated to segregate such deposited funds from its other funds or to pay Lessee any interest on any deposit held by Lessor.  Upon an Event of Default, any of the funds remaining on deposit may be applied under this Lease in any manner and in such priority as Lessor may determine in its sole discretion.

ARTICLE XIII

13.1 General Insurance Requirements.  Lessee shall keep the Leased Properties, and all property located in or on the Leased Properties, including Lessor’s Personal Property and Lessee’s Personal Property, insured with insurance meeting the following requirements: (a) all insurance shall be written by companies authorized to do insurance business in the applicable States and having a rating classification of not less than A- and a financial size category of “Class X”, according to the then most recent issue of Best’s Key Rating Guide; (b) all policies must name Lessor as an additional insured, and name as an additional insured any Facility Mortgagee by way of a standard form of mortgagee’s loss payable endorsement in use in the applicable States and in accordance with any such other requirements as may be established by such Facility Mortgagee.  However, if requested by Lessor and available on a commercially reasonable basis, all public liability and property damage insurance shall contain a provision that Lessor, although named as an insured, nevertheless shall be entitled to recovery for loss, damage or injury to Lessor, its servants, agents and employees by reason of the negligence of Lessee or Lessor; (c) losses must be payable to Lessor or Lessee as provided in Article XIV, and loss adjustments shall require the written consent of Lessor, any Facility Mortgagee and, provided it is not then in default, Lessee, which consent shall not be unreasonably withheld by either Lessor or Lessee; (d) each insurer must agree that it will give Lessor and any Facility Mortgagee at least sixty (60) days’ written Notice before its policy shall be altered, allowed to expire or canceled; (e) the amount of any deductible or retention must be approved by Lessor prior to the issuance of any policy; and (f) the form of all policies shall be approved by Lessor, whose approval shall not unreasonably be withheld, and by any Facility Mortgagee.

13.2 Risks to be Insured.  The policies covering the Leased Properties and Lessee’s Personal Property shall insure against the following risks:

13.2.1 Loss or damage by fire, vandalism and malicious mischief, earthquake, extended coverage perils commonly known as “Special Risk,” and all physical loss perils normally included in such Special Risk insurance, including but not limited to sprinkler leakage, in an amount not less than one hundred percent (100%) of Replacement Cost (provided that Lessor shall have the right from time to time, but no more frequently than once in any period of three (3) consecutive Lease Years, to have Replacement Cost reasonably redetermined by the fire insurance company then carrying the largest amount of fire insurance on the Leased Properties (Lessee hereby agreeing to pay the fee, if any, for such insurer), which determination shall be final and binding on the parties hereto, and upon such determination Lessee immediately shall increase, but not decrease, the amount of the insurance carried pursuant to this Section 13.2.1 to the amount so determined, subject to the approval of any Facility Mortgagee;

13.2.2 Broad form comprehensive boiler and machinery insurance on a blanket repair and replace basis, with limits for each accident in an amount not less than one hundred percent (100%) of Replacement Cost;

13.2.3 Loss of rental under a rental value insurance policy covering risk of loss during reconstruction necessitated by the occurrence of any of the hazards described in Sections 13.2.1 or 13.2.2 (but in no event for a period less than twelve (12) months) in an amount sufficient to prevent Lessor and Lessee from becoming a co-insurer;

13.2.4 Claims for bodily injury (including resulting death), personal injury or property damage under a policy of commercial general public liability insurance with a combined single limit per occurrence in respect of bodily injury and death and property damage of One Million Dollars ($1,000,000), and an aggregate limitation of Seven Million Dollars ($7,000,000), which insurance shall insure Lessee’s contractual liability to Lessor under the indemnity provisions of this Lease and, if written on a “claims-made” basis, Lessee also shall provide continuous liability coverage for claims arising during the Term either by obtaining an endorsement providing for an extended reporting period reasonably acceptable to Lessor in the event such policy is canceled or not renewed for any reason whatsoever, or by obtaining “tail” insurance coverage converting the policies to “occurrence” basis policies providing coverage for a period of at least three (3) years beyond the expiration of the Term;

13.2.5 Claims arising out of malpractice in an amount not less than One Million Dollars ($1,000,000) for each person and for each occurrence, and with an aggregate limitation of Five Million Five Hundred Thousand Dollars ($5,500,000), and, if written on a “claims-made” basis, Lessee also shall provide continuous liability coverage for claims arising during the Term either by obtaining an endorsement providing for an extended reporting period reasonably acceptable to Lessor in the event such policy is canceled or not renewed for any reason whatsoever, or by obtaining “tail” insurance coverage converting the policies to “occurrence” basis policies providing coverage for a period of at least three (3) years beyond the expiration of the Term;

13.2.6 Flood (with respect to any portions of the Leased Properties located in whole or in part within a designated flood plain area) and such other hazards and in such amounts as may be customary for comparable properties in the area;

13.2.7 During such time as Lessee is constructing any improvements, (a) worker’s compensation insurance and employers’ liability insurance covering all persons employed in connection with the improvements in statutory limits, (b) a completed operations endorsement to the commercial general liability and property damage insurance policies referred to above, (c) builder’s risk insurance, completed value form, covering all physical loss, in an amount satisfactory to Lessor, and (d) such other insurance, in such amounts, as Lessor deems necessary to protect Lessor’s interest in the Leased Properties from any act or omission of Lessee’s contractors or subcontractors, and certificates of insurance evidencing such coverage, in form satisfactory to Lessor, shall be presented to Lessor prior to the commencement of construction of such improvements;

13.2.8 Primary automobile liability insurance with limits of One Million Dollars ($1,000,000.00) per occurrence each for owned and non-owned and hired vehicles;

13.2.9 Loss or damage commonly covered by blanket crime insurance including dishonesty, loss of money orders or paper currency and depositor’s forgery, with a limit of not less than Five Hundred Thousand Dollars ($500,000.00).

13.3 Payment of Premiums; Copies of Policies; Certificates. Subject to Section 12.2 of this Lease, Lessee shall pay when due all of the premiums for the insurance required by this Lease, and shall deliver to Lessor and to any Facility Mortgagee requesting such evidence, certificates of insurance in form satisfactory to Lessor and such Facility Mortgagee. Copies of the policies of insurance required by this Lease shall be delivered to Lessor within sixty (60) days of their effective date and certificates thereof shall be delivered to Lessor on or before their effective date (and, with respect to any renewal policy prior to the expiration of the existing policy), and in the event of the failure of Lessee either to carry the required insurance or pay the premiums therefor, or to deliver copies of policies or certificates to Lessor as required, Lessor shall be entitled, but shall have no obligation, to obtain such insurance and pay the premiums therefor when due, in which event Lessee shall repay to Lessor the premiums upon written demand therefor as Additional Charges.

13.4 Umbrella Policies. If Lessee chooses to carry umbrella liability coverage to obtain the limits of liability required under this Lease, the umbrella policies must provide coverage in the same manner as the primary commercial general liability policy and must contain no exclusions in addition to, or limitations materially different than, those of the primary policy.

13.5 Additional Insurance.  In addition to the insurance described above, Lessee shall maintain such insurance as may be required from time to time by any Facility Mortgagee and shall at all times comply with all Legal Requirements with respect to worker’s compensation insurance coverage.

13.6 No Liability; Waiver of Subrogation.  Lessor shall have no liability to Lessee, and, provided Lessee provides the insurance required of it by this Lease, Lessee shall have no liability to Lessor, regardless of the cause, for any loss or expense resulting from or in connection with damage to or the destruction or other loss of any Leased Property or Lessee’s Personal Property, and neither party will have any right or claim against the other for any such loss or expense by way of subrogation. Each insurance policy carried by either party covering any of the Leased Properties and Lessee’s Personal Property, including without limitation, contents, fire and casualty insurance, shall contain an express waiver of any right of subrogation on the part of the insurer against the other party.  Lessee shall pay any additional costs or charges for obtaining such waiver.

13.7 Increase in Limits.  If an independent study prepared by a third party with a knowledge of the long term care insurance industry in the State of Ohio or Pennsylvania which is reasonably acceptable to Lessor and Lessee determines that the limits of the personal injury or property damage - public liability insurance in such state then being carried are insufficient, and that such increased coverages are available in the marketplace at commercially reasonable rates, then upon Notice from Lessor, Lessee shall cause such limits to be increased to the level specified in such Notice until further increase pursuant to the provisions of this Section.  Any such independent study shall be paid for by Lessor.

13.8 Blanket Policy.  Any insurance required by this Lease may be provided by so-called blanket policies of insurance carried by Lessee; provided, however, that the coverage afforded Lessor thereby may not be less than or materially different from that which would be provided by separate policies meeting the requirements of this Lease, and provided further that such policies meet the requirements of all Facility Mortgages.

13.9 No Separate Insurance.

13.9.1 Lessee shall not, on its own initiative or pursuant to the request or requirement of any third party, take out separate insurance concurrent in form or contributing in the event of loss with that required by this Lease, to be furnished by, or that may reasonably be required to be furnished by, Lessee, or increase the amount of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Lessor and all Facility Mortgagees, are named therein as additional insureds, and losses are payable thereunder in the same manner as losses are payable under this Lease.

13.9.2 Nothing herein shall prohibit Lessee, upon Notice to Lessor, from (a) securing insurance required to be carried hereby with higher limits of liability than required in this Lease, or (b) securing insurance against risks not required to be insured pursuant to this Lease, and as to such insurance, Lessor and any Facility Mortgagee need not be included therein as additional insureds, nor must losses thereunder be payable in the same manner as losses are payable under this Lease, except to the extent required to avoid a default under a Facility Mortgage or any other encumbrance.

13.10 Captive Insurance.  Lessor consents to Lessee insuring the coverages required by Sections 13.2.4 and 13.2.5 through a “segregated cell” captive under common control with Lessee, which may not meet the AmBest rating requirement set forth in Section 13.1, provided that (a) such captive will be licensed in any state in which such captive does business to the extent required by law, (b) the organization and capitalization of such captive is reasonably acceptable to Lessor, and (c) the insurance coverages otherwise comply with this Article.   If at any time Lessee is providing the coverages required by Sections 13.2.4 and 13.2.5 through a captive insurance company, Lessor shall be entitled (but not required) to appoint one member to the advisory board of such captive insurance company.

ARTICLE XIV

14.1 Insurance Proceeds.  Net Proceeds shall be paid to Lessor and held, disbursed or retained by Lessor as provided herein. If the Net Proceeds are less than the Approval Threshold, and no Event of Default has occurred and is continuing, Lessor shall pay the Net Proceeds to Lessee promptly upon Lessee’s completion of the restoration of the damaged or destroyed Leased Property.  If the Net Proceeds equal or exceed the Approval Threshold, and no Event of Default has occurred and is continuing, the Net Proceeds shall be made available for restoration or repair as provided in Section 14.6. Within fifteen (15) days of the receipt of the Net Proceeds of Special Risk Insurance, Lessor and Lessee shall agree as to the portion thereof, if any, attributable to the Lessee’s Personal Property that Lessee is not required and does not elect to restore or replace, and if they cannot agree they shall submit the matter to arbitration pursuant to Article XXXV hereof, and the portion of the proceeds of such Special Risk Insurance agreed or determined by arbitration to be attributable to the Lessee’s Personal Property that Lessee is not required and does not elect to restore or replace shall be paid to Lessee.

14.2 Restoration in the Event of Damage or Destruction.                                                                                                           If all or any portion of a Leased Property is damaged by fire or other casualty, Lessee shall: (a) give Lessor Notice of such damage or destruction within five (5) Business Days of the occurrence thereof; (b) within thirty (30) Business Days of the occurrence commence the restoration of such Leased Property; and (c) thereafter proceed diligently to complete such restoration as quickly as reasonably possible, but in any event within one hundred eighty (180) days of the occurrence, to the end that the Leased Property is in substantially the same (or better) condition as the Leased Property was in immediately prior to the damage or destruction. Regardless of the anticipated cost thereof, if the restoration of a Leased Property requires any modification of structural elements, prior to commencing such modification Lessee shall obtain Lessor’s written approval of the plans and specifications therefor.

14.3 Restoration of Lessee’s Property.  If Lessee is required to restore a Leased Property, Lessee also concurrently shall restore any of Lessee’s Personal Property that is integral to the Primary Intended Use of such Leased Property at the time of the damage or destruction.

14.4 No Abatement of Rent.  There shall be no abatement of Rent by reason of any damage to or the partial or total destruction of any Leased Property.

14.5 Waiver.  Except as provided elsewhere in this Lease, Lessee hereby waives any statutory or common law rights of termination that may arise by reason of any damage to or destruction of a Leased Property.

14.6 Disbursement of Insurance Proceeds Equal to or Greater Than The Approval Threshold.  If Lessee restores or repairs a Leased Property pursuant to this Article XIV, and if the Net Proceeds equal or exceed the Approval Threshold, the restoration or repair and disbursement of funds to Lessee shall be in accordance with the following procedures:

(a) The restoration or repair work shall be done pursuant to plans and specifications approved by Lessor and a certified construction cost statement, to be obtained by Lessee from a contractor reasonably acceptable to Lessor, showing the total cost of the restoration or repair; to the extent the cost exceeds the Net Proceeds, Lessee shall deposit with Lessor the amount of the excess cost, and Lessor shall disburse the funds so deposited in payment of the costs of restoration or repair before any disbursement of Net Proceeds.

(b) Construction Funds shall be made available, subject to a ten percent (10%) holdback, to Lessee upon request, but no more frequently than monthly, as the restoration and repair work progresses pursuant to certificates, in form and substance reasonably acceptable to Lessor, of an architect selected by Lessee and reasonably acceptable to Lessor (such architect to be, in the reasonable judgment of Lessor, highly qualified in the design and construction of the type of facility being repaired).

(c) After the first disbursement to Lessee, sworn statements and lien waivers in an amount at least equal to the amount of Construction Funds previously paid to Lessee shall be delivered to Lessor from all contractors, subcontractors and material suppliers covering all labor and materials furnished through the date of the previous disbursement.

(d) Lessee shall deliver to Lessor such other evidence as Lessor reasonably may request, from time to time during the course of the restoration and repair, as to the progress of the work, compliance with the approved plans and specifications, the cost of restoration and repair and the total amount needed to complete the restoration and repair, and showing that there are no liens against the Leased Property arising in connection with the restoration and repair and that the cost of the restoration and repair at least equals the total amount of Construction Funds then disbursed to Lessee hereunder.

(e) If the Construction Funds are at any time determined by Lessor to be inadequate for payment in full of all labor and materials for the restoration and repair, Lessee immediately shall pay the amount of the deficiency to Lessor to be held and disbursed as Construction Funds prior to the disbursement of any other Construction Funds then held by Lessor.

(f) The Construction Funds may be disbursed by Lessor to Lessee or to the persons entitled to receive payment thereof from Lessee, and such disbursement in either case may be made directly or through a third party escrow agent, such as, but not limited to, a title insurance company, or its agent, all as Lessor may determine in its sole discretion.  Provided Lessee is not in default hereunder, any excess Construction Funds shall be paid to Lessee upon completion of the restoration or repair.

(g) If Lessee at any time fails to perform promptly and fully the conditions and covenants set forth in subparagraphs (a) through (f) above, and the failure is not corrected within ten (10) days of written Notice thereof, or if during the restoration or repair an Event of Default occurs, Lessor may, at its option, immediately cease making any further payments to Lessee for the restoration and repair.

(h) Lessor may reimburse itself out of the Construction Funds for its reasonable expenses incurred in administering the Construction Funds and inspecting the restoration and repair work, including without limitation attorneys’ and other professional fees and escrow fees and expenses.

14.7 Net Proceeds Paid to Facility Mortgagee.  Notwithstanding anything in this Lease to the contrary, if any Facility Mortgagee is entitled to any Net Proceeds or any portion thereof under the terms of any Facility Mortgage, the Net Proceeds shall be applied, held and/or disbursed in accordance with the terms of the Facility Mortgage. Lessor shall make commercially reasonable efforts to cause the Net Proceeds to be applied to the restoration of the Leased Property.

ARTICLE XV

15.1 Total Taking or Other Taking with Leased Property Rendered Unsuitable for Its Primary Intended Use.  If title to the fee of the whole of a Leased Property is Taken, this Lease shall cease and terminate as to the Leased Property Taken as of the Date of Taking by the Condemnor, and Rent shall be apportioned as of the termination date. If title to the fee of less than the whole of a Leased Property is Taken, but such Leased Property is rendered Unsuitable for Its Primary Intended Use as a result of the Partial Taking, each of Lessee and Lessor shall have the option, which shall be exercisable by written Notice to the other at any time prior to the first to occur of the taking of possession by, or the date of vesting of title in, the Condemnor, to terminate this Lease with respect to such Leased Property as of the date so determined, in which event this Lease shall so cease and terminate with respect to that Leased Property as of the earlier of the date specified in the Notice or the date on which possession is taken by the Condemnor.  If this Lease is so terminated as to a Leased Property, Rent shall be apportioned as of the termination date.

15.2 Allocation of Award.  The total Award made with respect to all or any portion of a Leased Property or for loss of Rent, or for loss of business, shall be solely the property of and payable to Lessor or, if so provided in a Facility Mortgage, to the Facility Mortgagee.  Nothing contained in this lease will be deemed to create any additional interest in Lessee, or entitle Lessee to any payment based on the value of the unexpired term or so-called “bonus value” to Lessee of this Lease.  Any Award made for the taking of Lessee’s Personal Property or for removal and relocation expenses of Lessee in any such proceedings, shall be payable to Lessee. In any proceedings with respect to an Award, each of Lessor and Lessee shall seek its own Award in conformity herewith, at its own expense.  Notwithstanding the foregoing, Lessee may pursue a claim for loss of its business, provided that under the laws of the State, such claim will not diminish the Award to Lessor.

15.3 Partial Taking.  In the event of a Partial Taking, Lessee, at its own cost and expense, shall, within sixty (60) days of the first to occur of the taking of possession by, or the date of vesting of title in, the Condemnor, commence the restoration of the affected Leased Property to a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as existed immediately prior to the Partial Taking, and complete such restoration with all reasonable dispatch, but in any event within one hundred eighty (180) days of the date on which such Notice is given.  Lessor shall contribute to the cost of restoration only such portion of the Award as is made therefor.  As long as no Event of Default has occurred and is continuing, if such portion of the Award is in an amount less than the Approval Threshold, Lessor shall pay the same to Lessee upon completion of such restoration.  As long as no Event of Default has occurred and is continuing, if such portion of the Award is in an amount equal to or greater than the Approval Threshold, Lessor shall make such portion of the Award available to Lessee in the manner provided in Section 14.6 with respect to Net Proceeds in excess of the Approval Threshold.  Notwithstanding anything to the contrary in this Lease, if the Fair Market Rent of the affected Leased Property is reduced by reason of the Partial Taking, from and after the date on which possession is taken by the Condemnor the annualized Base Rent shall be reduced by an amount determined by dividing the portion of the Award made to Lessor expressly for such reduction in Fair Market Rent by the Capitalization Rate.

15.4 Temporary Taking.  If there is a Partial Taking of possession or the use of all or part of a Leased Property, but the fee of such Leased Property is not Taken in whole or in part, until such Partial Taking of possession or use continues for more than six (6) months, all the provisions of this Lease shall remain in full force and effect and the entire amount of any Award made for such Partial Taking shall be paid to Lessee provided there is then no Event of Default. Upon the termination of any such period of temporary use or occupancy, Lessee at its sole cost and expense shall restore the affected Leased Property, as nearly as may be reasonably possible, to the condition existing immediately prior to such Partial Taking.  If any such Partial Taking continues for longer than six (6) months, and fifty percent (50%) or more of the patient capacity of the affected Facility is thereby rendered Unsuitable for Its Primary Use, this Lease shall cease and terminate as to the affected Leased Property only as of the last day of the sixth (6th) month, but if less than fifty percent (50%) of the patient capacity of such Facility is thereby rendered Unsuitable for Its Primary Use, each of Lessee and Lessor shall have the option, which shall be exercisable by giving written Notice to the other at least sixty (60) days prior written Notice to the other, at any time prior to the end of the temporary Partial Taking, to terminate this Lease as to the affected Leased Property of the date set forth in such Notice, and Lessee shall be entitled to any Award made for the period of such temporary Partial Taking prior to the date of termination of the Lease. Rent shall not abate during the period of any temporary Partial Taking.

15.5 Awards Paid to Facility Mortgagee.  Notwithstanding anything herein to the contrary, if any Facility Mortgagee is entitled to any Award or any portion thereof under the terms of any Facility Mortgage, such Award shall be applied, held and/or disbursed in accordance with the terms of the Facility Mortgage.  If the Facility Mortgagee elects to apply the Award to the indebtedness secured by the Facility Mortgage and the Award represents an Award for Partial Taking as described in Section 15.3 above, Lessee shall restore the affected Facility as nearly as possible under the circumstances to a complete architectural unit of the same general character and condition as that of the Facility existing immediately prior to such Taking.  In any such restoration, Lessee shall receive full credit for any portion of any award retained by Lessor and the Facility Mortgagee.

ARTICLE XVI

16.1 Lessor’s Rights Upon an Event of Default. If an Event of Default occurs and while it continues, Lessor may terminate this Lease by giving Lessee a Notice of Termination, and in such event the Term shall end and all rights of Lessee under this Lease shall cease on the Termination Date.  The Notice of Termination shall be in lieu of and not in addition to any notice required by the laws of any State as a condition to bringing an action for possession of the Leased Premises or to recover damages under this Lease.  In addition to Lessor’s right to terminate this Lease, Lessor shall have all other rights set forth in this Lease and all remedies available at law and in equity.

Lessee shall, to the extent permitted by law, pay as Additional Charges all costs and expenses incurred by or on behalf of Lessor, including, without limitation, reasonable attorneys’ fees and expenses (whether or not litigation is commenced, and if litigation is commenced, including fees and expenses incurred in appeals and post-judgment proceedings) as a result of any default of Lessee hereunder.

No Event of Default (other than a failure to make payment of money) shall be deemed to exist if and for so long as Lessee is unable to prevent such Event of Default because of Force Majeure, provided that, upon the cessation of the Force Majeure, Lessee immediately shall proceed to remedy the action or condition giving rise to the Event of Default within the applicable cure period as extended by the Force Majeure.

16.2 Certain Remedies.  If an Event of Default occurs, whether or not this Lease has been terminated pursuant to Section 16.1, if required to do so by Lessor Lessee immediately shall surrender the Leased Properties to Lessor in the condition required by Section 9.1.5 and quit the same, and Lessor may enter upon and repossess the Leased Properties by reasonable force, summary proceedings, ejectment or otherwise, and may remove Lessee and all other persons and any and all personal properties from the Leased Properties, subject to rights of any residents or patients and to any Legal Requirements. In addition to all other remedies set forth or referred to in this Article XVI, Lessor shall have the right to suspend any Management Agreement as to one or more or all Facilities and to retain a manager of the affected Facility or all Facilities at the expense of Lessee, such manager to serve for such term and at such compensation as Lessor reasonably determines is necessary under the circumstances.

16.3 Damages.  None of (a) the termination of this Lease pursuant to Section 16.1, (b) the repossession of the Leased Properties, (c) the failure of Lessor to relet the Leased Properties, (d) the reletting of all or any portion thereof, or (v) the failure of Lessor to collect or receive any rentals due upon such any reletting, shall relieve Lessee of its liability and obligations hereunder, all of which shall survive any such termination, repossession or reletting.  If this Lease is terminated by Lessor, Lessee immediately shall pay to Lessor all Rent due and payable with respect to the Leased Properties to and including the Termination Date, including without limitation all interest and late charges payable under Section 3.3 hereof with respect to any late payment of such Rent.  Lessee also shall pay to Lessor, as liquidated damages, at Lessor’s option, either:

(A)           The sum of:

(i) Lessor’s Interim Rent Loss, minus Net Reletting Proceeds for such period, and minus the portion of Lessor’s Interim Rent Loss, if any, that Lessee proves reasonably could have been mitigated by Lessor, plus

(ii) the Present Value on the Judgment Date of Lessor’s Future Rent Loss, assuming the CPI were to increase two and one half (2.5) percentage points per Lease Year from the Judgment Date through the Expiration Date, minus the Present Value on the Termination Date of the portion of  Lessor’s Future Rent Loss that Lessee proves reasonably could be mitigated by Lessor;

or

(B)           Each month between the Termination Date and the Expiration Date, Lessor’s Monthly Rent Loss, minus the Net Reletting Proceeds for such month, and minus the portion, if any, of Lessor’s Monthly Rent Loss that Lessee proves reasonably could have been avoided. Any suit brought to recover liquidated damages payable under this subsection (B) shall not prejudice Lessor’s right to collect liquidated damages for subsequent months in a similar proceeding.

16.4 Waiver.  If this Lease is terminated pursuant to Section 16.1, Lessee waives, to the extent permitted by applicable law, (a) any right of reentry, repossession or redesignation, (b) any right to a trial by jury in the event of summary proceedings to enforce the remedies set forth in this Article XVI, and (c) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.  Acceptance of Rent at any time does not prejudice or remove any right of Lessor as to any right or remedy.  No course of conduct shall be held to bar Lessor from literal enforcement of the terms of this Lease.

16.5 Application of Funds.  Any payments received by Lessor under any of the provisions of this Lease during the existence or continuance of any Event of Default shall be applied to Lessee’s obligations in the order that Lessor determines in its sole discretion or as may be prescribed by law.

16.6 Bankruptcy.

(a) None of Lessee’s interest in this Lease, any estate hereby created in Lessee’s interest or any interest herein or therein shall pass to any trustee or receiver or assignee for the benefit of creditors or otherwise by operation of law, except as specifically may be provided pursuant to the Bankruptcy Code (11 USC § 101 et. seq.), as the same may be amended from time to time.

(b) Rights and Obligations Under the Bankruptcy Code.

(i) Upon filing of a petition by or against Lessee under the Bankruptcy Code, Lessee, as debtor and as debtor-in-possession, and any trustee who may be appointed with respect to the assets of or estate in bankruptcy of Lessee, agree to pay monthly in advance, on the first day of each month, as reasonable compensation for the use and occupancy of the Leased Premises, an amount equal to all Rent due pursuant to this Lease.

(ii) Included within and in addition to any other conditions or obligations imposed upon Lessee or its successor in the event of the assumption and/or assignment of the Lease are the following: (A) the cure of any monetary defaults and reimbursement of pecuniary loss within not more than thirty (30) days of the assumption and/or assignment; (B) the deposit of an additional amount equal to not less than three (3) months’ Base Rent, which amount is agreed to be a necessary and appropriate deposit to secure the future performance under the Lease of Lessee or its assignee; (C) the continued use of the Leased Premises for the Primary Intended Use; and (D) the prior written consent of any Facility Mortgagee.

ARTICLE XVII

17.1 Lessor’s Right to Cure Lessee’s Default.  If Lessee fails to make any payment or perform any act required to be made or performed under this Lease, and fails to cure the same within any grace or cure period applicable thereto, upon such Notice as may be expressly required herein (or, if Lessor reasonably determines that the giving of Notice would risk loss to the Leased Properties or cause damage to Lessor, upon such Notice as is practical under the circumstances), and without waiving or releasing any obligation of Lessee, Lessor may make such payment or perform such act for the account and at the expense of Lessee, and may, to the extent permitted by law, enter upon the Leased Properties for such purpose and take all such action thereon as, in Lessor’s sole opinion, may be necessary or appropriate.  No such entry shall be deemed an eviction of Lessee.  All amounts so paid by Lessor and all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) so incurred, together with the late charge and interest provided for in Section 3.3 thereon, shall be paid by Lessee to Lessor on demand.  The obligations of Lessee and rights of Lessor contained in this Article shall survive the expiration or earlier termination of this Lease.

17.2 Lessee’s Affiliates Right to Cure.  If Lessee fails to perform any acts or obligation required to be made or performed under this Lease, and fails to cure the same within any applicable grace period set forth in this Lease, then Lessor shall grant to Guarantor or any Guarantor Affiliate the right to cure such failure by Lessee under this Lease and, at Guarantor’s option, become a substitute Lessee pursuant to Section 22.1.

ARTICLE XVIII

18.1 Holding Over.  If Lessee remains in possession of all or any of the Leased Properties after the expiration of the Term or earlier termination of this Lease, such possession shall be as a month-to-month tenant, and throughout the period of such possession Lessee shall pay as Rent for each month one and one half (1.5) times the sum of: (a) one-twelfth (1/12th) of the Base Rent payable during the Lease Year in which such expiration or termination occurs, plus (b) all Additional Charges accruing during the month, plus (c) any and all other sums payable by Lessee pursuant to this Lease.  During such period of month-to-month tenancy, Lessee shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by applicable law to month-to-month tenancies, to continue its occupancy and use of the Leased Properties until the month-to-month tenancy is terminated.  Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the expiration or earlier termination of this Lease.

18.2 Indemnity.  If Lessee fails to surrender the Leased Properties in a timely manner and in accordance with the provisions of Section 9.1.5 upon the expiration or termination of this Lease, in addition to any other liabilities to Lessor accruing therefrom, Lessee shall defend, indemnify and hold Lessor, its principals, officers, directors, agents and employees harmless from loss or liability resulting from such failure, including, without limiting the generality of the foregoing, loss of rental with respect to any new lease in which the rental payable thereunder exceeds the Rent paid by Lessee pursuant to this Lease during Lessee’s hold-over and any claims by any proposed new tenant founded on such failure.  The provisions of this Section 18.2 shall survive the expiration or earlier termination of the Term.

ARTICLE XIX

19.1 Subordination.  This Lease is subject and subordinate to any Facility Mortgage and to any Ground Lease, to all advances made or hereafter to be made thereunder and to all renewals, modifications, consolidations, replacements and extensions thereof and substitutions therefore. This clause shall be self-operative and no further instrument of subordination need be required by any Facility Mortgagee or Ground Lessor; provided, however, that Lessor or any Facility Mortgagee may elect to make this Lease superior to a Facility Mortgage at any time by Notice to Lessee. As to any Facility Mortgage or Ground Lease to which this Lease is subordinate, Lessor shall provide Lessee with a “non-disturbance agreement” reasonably acceptable to Lessee and such Facility Mortgagee or Ground Lessor providing that, if such Facility Mortgagee acquires the Leased Properties by way of foreclosure or deed in lieu of foreclosure, or if the Ground Lease is terminated, such Facility Mortgagee or Ground Lessor will not disturb Lessee’s possession under this Lease and will recognize Lessee’s rights hereunder if and for so long as no Event of Default has occurred under this Lease and is continuing.  Lessee agrees that it shall not withhold or delay its consent unreasonably to any amendment of this Lease reasonably required by a Facility Mortgagee or Ground Lessor, and Lessee shall be deemed to have withheld or delayed its consent unreasonably if Lessee has received the non-disturbance agreement provided for above and the requested amendment does not materially (a) alter the economic terms of this Lease, (b) diminish the rights of Lessee under this Lease or (c) increase the obligations of Lessee under this Lease.

19.2 Attornment.  If a Facility Mortgagee or Ground Lessor enforces the remedies provided for by law or by a Facility Mortgage or Ground Lease, Lessee shall, at the option of the party succeeding to the interest of Lessor as a result of such enforcement or as a result of a deed or delivery of possession of the Leased Properties in lieu of such enforcement, attorn to such successor and recognize such successor as Lessor under this Lease; provided, however, that such successor in interest shall not (a) be bound by any payment of Rent for more than one (1) month in advance, except for any such advance payments as may be expressly required by this Lease; (b) be bound by any modification of this Lease made without the written consent of the Facility Mortgagee or Ground Lessor or successor in interest; (c) be liable for any act or omission of Lessor; or (d) be subject to any offset or defense arising prior to the date such successor in interest acquired title to the Leased Properties or, in the case of a Ground Lessor, the date on which the Ground Lessor recovered or was given possession of the Leased Properties. Upon request, Lessee shall execute and deliver an instrument or instruments confirming the attornment provided for herein.

19.3 Lessee’s Certificate.  Lessee shall, upon not less than ten (10) days prior Notice from Lessor, execute, acknowledge and deliver to Lessor Lessee’s Certificate containing then-current facts.  It is intended that any Lessee’s Certificate delivered pursuant hereto may be relied upon by Lessor, any prospective tenant or purchaser of the Leased Properties, any mortgagee or prospective mortgagee and any other party who reasonably may rely on such statement.  Lessee’s failure to deliver the Lessee’s Certificate within such time shall constitute an Event of Default.  In addition, if Lessee fails to deliver the Lessee’s Certificate within the ten (10) day period referred to above, Lessee hereby authorizes Lessor to execute and deliver a certificate to the effect (if true) that Lessee represents and warrants that (a) this Lease is in full force and effect without modification, and (b) Lessor is not in breach or default of any of its obligations under this Lease.

19.4 Notice and Cure.  If a Facility Mortgagee acquires title to one or more of the Leased Properties by way of foreclosure or deed in lieu of foreclosure, then commencing on the date the Facility Mortgagee acquires title, the Facility Mortgagee shall have thirty (30) days within which to cure any default by Lessor under this Lease existing on such date.  If the defaults by Lessor are cured during such period, then this Lease shall remain in full force and effect and Lessee shall have no right to terminate this Lease so long as the Facility Mortgagee performs all of the Lessor’s subsequent obligations under this Lease.  The foregoing rights to cure a Lessor default shall be exercisable in the sole discretion of the Facility Mortgagee, and, the Facility Mortgagee shall have no obligation to cure any default by Lessor.

ARTICLE XX

20.1 Risk of Loss.  During the Term, the risk of loss or of decrease in the enjoyment and beneficial use of the Leased Properties in consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than those caused by Lessor and those claiming from, through or under Lessor) is assumed by Lessee, and, in the absence of gross negligence, willful misconduct or material breach of this Lease by Lessor, Lessor in no event shall be answerable or accountable therefor nor shall any of the events mentioned in this Section entitle Lessee to any abatement of Rent.

ARTICLE XXI

21.1 Indemnification.  Notwithstanding the existence of any insurance or self-insurance provided for in Article XIII, and without regard to the policy limits of any such insurance or self-insurance, Lessee shall protect, indemnify, save harmless and defend Lessor and any Facility Mortgagee, and the principals, officers, directors and agents and employees of Lessor and of any Facility Mortgagee, from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Losses”), to the extent permitted by law, imposed upon or incurred by or asserted against Lessor or any Facility Mortgagee by reason of: (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Leased Properties or adjoining sidewalks, including without limitation any claims of malpractice; (b) any use, misuse, non-use, condition, maintenance or repair by Lessee of the Leased Properties; (c) the failure to pay any Impositions; (d) any failure on the part of Lessee to perform or comply with any of the terms of this Lease; (e) the management and operation of the Facilities from and after November 1, 1999 in the case of the CSC Acquired Facilities, and, in the case of the Waterford Facility, the Crestwood Facility, and the Emory Acquired Facilities, the Commencement Date; (f) the management and operation of the OHI THI Facilities whether before or after the Commencement Date for such Facilities; and (g) the nonperformance of any contractual obligation, express or implied, assumed or undertaken by Lessee or any party in privity with Lessee with respect to the Leased Properties or any business or other activity carried on with respect to the Leased Properties during the Term or thereafter during any time in which Lessee or any such other party is in possession of the Leased Properties or thereafter to the extent that any conduct by Lessee or any such person (or failure of such conduct thereby if the same should have been undertaken during such time of possession and leads to such damage or loss) causes such loss or claim.  Any amounts that become payable by Lessee under this Section shall be paid within ten (10) days after liability therefor on the part of Lessee is determined by litigation or otherwise, and, if not timely paid, shall bear interest (to the extent permitted by law) at the Overdue Rate from the date of such determination to the date of payment.  Nothing herein shall be construed as indemnifying either Lessor or any Facility Mortgagee against its own grossly negligent acts or omissions or willful misconduct.  At the request and expense of Lessee, Lessor agrees to use commercially reasonable efforts to pursue any claim it may have against the sellers under the Acquisition Agreements the successful pursuit of which may result, directly or indirectly, in a financial benefit to Lessee.  At the request and expense of Lessor, Lessee agrees to use commercially reasonable efforts to assist Lessor in pursuing any claim it may have against the sellers under the Acquisition Agreements.

21.2 Survival of Indemnification.  Lessee’s liability under this Article shall survive the expiration or any earlier termination of this Lease.

ARTICLE XXII

22.1 General Prohibition against Transfers.  Lessee acknowledges that a significant inducement to Lessor to enter into this Lease with Lessee on the terms set forth herein is the combination of financial strength, experience, skill and reputation possessed by Lessee, the Executive Officers of Lessee, Guarantors, the Consultants and the Managers on the date of this Lease, together with Lessee’s assurance that, except as otherwise set forth in this Section, Lessor shall have the unrestricted right to approve or disapprove any proposed Transfer. Therefore, there shall be no Transfer except as specifically permitted by this Lease or consented to in advance by Lessor in writing. Lessee agrees that Lessor shall have the right to withhold its consent to any proposed Transfer on the basis of Lessor’s judgment as to the effect the proposed Transfer may have on the Facilities and the future performance of the obligations of the Lessee under this Lease, whether or not Lessee agrees with such judgment.  Any attempted Transfer that is not specifically permitted by this Lease or consented to by Lessor in advance in writing shall be null and void and of no force and effect whatsoever.  In the event of a Transfer, Lessor may collect Rent and other charges from the Transferee and apply the amounts collected to the Rent and other charges herein reserved, but no Transfer or collection of Rent and other charges shall be deemed to be a waiver of Lessor’s rights to enforce Lessee’s covenants or an acceptance of the Transferee as Lessee, or a release of the Lessee named herein from the performance of its covenants. Notwithstanding any Transfer, Lessee shall remain fully liable for the performance of all terms, covenants and provisions of this Lease.  Any violation of this Lease by any Transferee shall be deemed to be a violation of this Lease by Lessee.  Notwithstanding the foregoing, the following transfers are permitted and will not require the consent of Lessor and are permitted under this Lease:

(a)           a Transfer to an Affiliate of Lessee provided that: (a) such transferee assumes all obligations under this Lease in writing and grants (and its equity owners grant) equivalent (in both assets covered and priority of lien) security interests in the assets and equity of such transferee concurrently with such Transfer; and (b) each of the other Transaction Documents are ratified and affirmed by the applicable Lessee Affiliates as being in full force and effect after giving effect to the proposed Transfer;

(b)            a Transfer upon the death of any equity owner of Lessee to his or her spouse, children, parents, heirs, lineal descendents or relatives through marriage or otherwise (or to any one or more of them);

(c)           the transfer, by gift or sale for estate planning purposes, by an equity owner of Lessee of all or any portion of his or her equity interest in Lessee to (i) his or her spouse, children, parents or other heirs (or to any one or more of them) upon such equity owner’s death, or (ii) a revocable grantor trust of which such equity owner is the sole trustee and settlor, (iii) a “Mallinckrodt” trust, (iv) any trust where such equity owner or his or her spouse is the beneficiary during his or her lifetime, or either of their descendents or some combination thereof are the beneficiaries of such trust after such equity owner’s death, (v) a trust where such equity owner is the trustee of such trust, (vi) a trust where the trust assets will revert back to such equity owner, (vii) a trust where such equity owner, as permitted by the trust document, may regain ownership of the assets in such trust, (viii) a trust where the ownership of such trust may be transferred to such equity owner or his or her spouse (or widow) or either of their descendents, (ix) to a trust where such ownership in the trust may be transferred into a corporation or limited liability company of which such trust is a controlling owner of such entity, (x) a corporation or limited liability company of which a person set forth above is a controlling owner of such entity, shall be deemed a permitted Transfer under this Agreement, or (xi) to a “defective grantor trust”; provided, however, that Lessee shall provide Lessor with Notice of such Transfer and such information about such Transfer as Lessor may reasonably request; and

(d)           the appointment of a new Executive Officer provided that such new Executive Officer:

(i)           either:

(1)           has previously held for a period of at least two years a similar position with a comparably sized (or larger) operator of skilled nursing facilities which operator has a good reputation in the industry, or has reasonably comparable experience in the health care industry; or

(2)           has worked previously as an employee of Borrower, Guarantor, Manager or Financial Services Provider in a capacity such that a promotion to an Executive Officer position would be reasonably consistent with the career experiences and within the abilities of the individual; and

(ii)           has not, or was not affiliated with any entity which (1) failed to perform in full its obligations under a lease, loan agreement or other credit extension with Omega or any of its Affiliates, or (2) had a license, permit or certificate of need rescinded or revoked and not reinstated.

22.2 Subordination and Attornment.  Lessee shall insert in any sublease permitted by Lessor provisions to the effect that (a) such sublease is subject and subordinate to all of the terms and provisions of this Lease and to the rights of Lessor hereunder, (b) if this Lease terminates before the expiration of such sublease, the sublessee thereunder will, at Lessor’s option, attorn to Lessor and waive any right the sublessee may have to terminate the sublease or to surrender possession thereunder, as a result of the termination of this Lease, and (c) if the sublessee receives a written Notice from Lessor or Lessor’s assignee, if any, stating that Lessee is in default under this Lease, the sublessee thereafter shall be obligated to pay all rentals accruing under the sublease directly to the party giving such Notice, or as such party may direct, and such payments shall be credited against the amounts owing by Lessee under this Lease.

22.3 Sublease Limitation.  Anything contained in this Lease to the contrary notwithstanding, even if a sublease of a Leased Property is permitted, Lessee shall not sublet such Leased Property on any basis such that the rental to be paid by the sublessee thereunder would be based, in whole or in part, on either (a) the income or profits derived by the business activities of the sublessee, or (b) any other formula such that any portion of the sublease rental received by Lessor would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto.  The parties agree that this Section shall not be deemed waived or modified by implication, but may be waived or modified only by an instrument in writing explicitly referring to this Section by number. direct, and such payments shall be credited against the amounts owing by Lessee under this Lease.

ARTICLE XXIII

23.1 Financial Statements and Other Reports and Materials Required by Lessor.  Lessee shall furnish to Lessor, in paper form and by electronic means satisfactory to Lessor:

(a) Within one hundred twenty (120) days after the end of each of Lessee’s fiscal years:  (i) Lessee’s Financial Statements; (ii) separate financial statements for each of the Facilities that are prepared in accordance with GAAP, except for principles of consolidation; (iii) a variance report comparing actual items of income and expenses to such items as budgeted, together with an explanation of the reason or reasons for each variance of more than five percent (5%); and (iv) an Officer’s Certificate stating that Lessee is not in default in the performance or observance of any of the terms of this Lease, or if Lessee is in default, specifying all such defaults, the nature thereof, and the steps being taken to remedy the same;

(b) within one hundred twenty (120) days after the end of the fiscal year for each of RE Holdings, HCREH and HCH, a copy of that Person’s Financial Statements, in each case certified by an executive officer of the pertinent Person;

(c) Within thirty five (35) days after the end of each of Lessee’s quarters, quarterly consolidated Financial Statements of Lessee, together with an Officer’s Certificate stating that (i) Lessee is not in default of any covenant set forth in Section 8 of this Lease, or if Lessee is in default, specifying all such defaults, the nature thereof, and the steps being taken to remedy the same; (ii) each Facility that participates in the Medicare program is in compliance with the terms of its Medicare provider agreement and in good standing with the Medicare program; (iii) each Facility that participates in the Medicaid program is in compliance with the terms of its Medicaid provider agreement and in good standing with the Medicaid program; and (iv) the then-current number of licensed and operating beds at each Facility;

(d) Within thirty (30) days after the end of each month, monthly financial reports for each Facility, including detailed statements of income and expense;

(e) Within fifteen (15) days of filing a copy of each cost report filed with a governmental agency for any Facility;

(f) Within fifteen (15) days of Lessee’s or Manager’s receipt thereof, copies of Medicare and Medicaid Rate Letters and correspondence;

(g) Within fifteen (15) days after they are required to be filed with the SEC, copies of any annual or quarterly report and of information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that Lessee or Manager is required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934;

(h) Within thirty (30) days of Lessee’s or Manager’s receipt thereof, copies of surveys performed by the appropriate governmental agencies for licensing or certification purposes, including, without limitation, annual surveys, revisits and complaint surveys, copies of any plans of correction and all related correspondence;

(i) Immediate Notice to Lessor of any action, proposal or investigation by any agency or entity, or complaint to such agency or entity, known to Lessee, the result of which could be to (i) modify in a way adverse to Lessee or revoke or suspend or terminate, or fail to renew or fully continue in effect, any license or certificate or operating authority pursuant to which Lessee carries on any part of the Primary Intended Use of the Facilities, or (ii) suspend, terminate, adversely modify, or fail to renew or fully continue in effect any cost reimbursement or cost sharing program by any state or federal governmental agency, including but not limited to Medicaid or Medicare or any successor or substitute therefor, or seek return of or reimbursement for any funds previously advanced or paid pursuant to any such program, or (iii) impose any bed hold, limitation on patient admission or similar restriction on any Leased Property, or (iv) prosecute any party with respect to the operation of any activity on the Facilities or enjoin any party or seek any civil penalty in excess of One Thousand Dollars ($1,000.00) in respect thereof;

(j) As soon as it is prepared in each Lease Year, but not later than the last day of the second (2nd) month in each Lease Year (i) a capital and operating budget for the Facilities for that Lease Year, which budget shall be subject to Lessor’s reasonable approval; and (ii) a marketing plan for that Lease Year;

(k) With reasonable promptness, such other information respecting the financial condition and affairs of Lessee and the Facilities as Lessor reasonably may request from time to time, including, without limitation, any such other information as may be available to the administration of the Leased Properties;

(l) Upon Lessor’s request from time to time, such additional information and unaudited quarterly financial information concerning the Leased Properties and Lessee as Lessor may require for its on-going filings with the Securities and Exchange Commission, under both the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, including, but not limited to, 10-Q Quarterly Reports, 10-K Annual Reports and registration statements to be filed by Lessor during the Term of this Lease; and

(m) At least fifteen (15) Business Days after the expiration of each license and permit required for the operation of the Facilities for the Primary Intended Use, evidence satisfactory to Lessor that such license or permit has been unconditionally renewed by the issuer thereof.

23.2 Public Offering Information.  Lessee specifically agrees that Lessor may include financial information and information concerning the operation of the Facilities that does not violate the confidentiality of the facility-patient relationship and the physician-patient privilege under applicable laws, in offering memoranda or prospectus, or similar publications in connection with syndications or public offerings of Lessor’s securities or interests, and any other reporting requirements under applicable Federal and State Laws, including those of any successor to Lessor.  Lessee agrees to provide such other reasonable information necessary with respect to Lessee and the Leased Properties to facilitate a public offering or to satisfy SEC or regulatory disclosure requirements. Upon request of Lessor, Lessee shall notify Lessor of any necessary corrections to information Lessor proposes to publish within a reasonable period of time (not to exceed three (3) days) after being informed thereof by Lessor.

ARTICLE XXIV

24.1 Lessor’s Right to Inspect.  Lessee shall permit Lessor and its authorized representatives to inspect the Leased Properties and Lessee’s books and records pertaining thereto during normal business hours upon twenty-four hours Notice.

ARTICLE XXV

25.1 No Waiver.  No failure by Lessor to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach hereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term.  No waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

ARTICLE XXVI

26.1 Remedies Cumulative.  To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Lessor now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy, and the exercise or beginning of the exercise by Lessor of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Lessor of any or all of such other rights, powers and remedies.

ARTICLE XXVII

27.1 Acceptance of Surrender.  No surrender to Lessor of this Lease or of the Leased Properties or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Lessor, and no act by Lessor or any representative or agent of Lessor, other than such a written acceptance by Lessor, shall constitute an acceptance of any such surrender.

ARTICLE XXVIII

28.1 No Merger of Title.  There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same person, firm, corporation or other entity may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate, and (b) the fee estate in the Leased Properties.

28.2 No Partnership.  Nothing contained in this Lease will be deemed or construed to create a partnership or joint venture between Lessor and Lessee or to cause either party to be responsible in any way for the debts or obligations of the other or any other party, it being the intention of the parties that the only relationship hereunder is that of Lessor and Lessee.

ARTICLE XXIX

29.1 Conveyance by Lessor.  If Lessor or any successor owner of the Leased Properties conveys the Leased Properties other than as security for a debt, Lessor or such successor owner, as the case may be, shall be released from all future liabilities and obligations of Lessor under this Lease arising or accruing from and after the date of such conveyance or other transfer, and all such future liabilities and obligations shall be binding upon the new owner.

ARTICLE XXX

30.1 Quiet Enjoyment.  So long as Lessee pays all Rent as it becomes due and complies with all of the terms of this Lease and performs its obligations hereunder, Lessee shall peaceably and quietly have, hold and enjoy the Leased Properties for the Term, free of any claim or other action by Lessor or anyone claiming by, through or under Lessor, but subject to all liens and encumbrances of record as of the date hereof or hereafter provided for in this Lease or consented to by Lessee.  Except as otherwise provided in this Lease, no failure by Lessor to comply with the foregoing covenant will give Lessee any right to cancel or terminate this Lease or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Lease, or to fail to perform any other obligation of Lessee.  Lessee shall, however, have the right, by separate and independent action, to pursue any claim it may have against Lessor as a result of a breach by Lessor of the covenant of quiet enjoyment contained in this Section.

ARTICLE XXXI

31.1 Notices.  Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, or by hand delivery or facsimile transmission to the following address:

To Lessee or                                           CommuniCare Family of Companies
Maryland Borrowers:                            4700 Ashwood Drive, Suite 200
              Cincinnati, OH 45241
             Attn: Stephen L. Rosedale
                 Telephone No.:  (513) 489 - 7100
                 Facsimile No.:  (513) 489-7199

With copy to                                          Benesch, Friedlander, Coplan & Aronoff LLP
(which shall not                                      2300 BP Tower
constitute notice):                                  200 Public Square
                  Cleveland, OH 44114-2378
                 Attn:  Harry M. Brown
                 Phone: (216) 363-4606
                 Fax: (216) 363-4588

To Lessor:                                              OHI ASSET III (PA) TRUST
                                 c/o Omega Healthcare Investors, Inc.
                 9690 Deereco Road,  Suite 100
                Timonium, MD 21093
                Attn.: Daniel J. Booth
                Telephone No.: (410) 427-1700
                Facsimile No.:  (410) 427-8800

And with copy to                               Doran Derwent, PLLC
(which shall not	125 Ottawa Ave., N.W., Suite 420
constitute notice):	Grand Rapids, Michigan 49503
Attn: Mark E. Derwent
               Telephone No.: (616) 451-8690
               Facsimile No.: (616) 451-8697

or to such other address as either party may hereafter designate. Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, Notice shall be deemed to have been given on the date delivery was first attempted. Notice sent by facsimile transmission shall be deemed given upon confirmation that such Notice was received at the number specified above or in a Notice to the sender.  If Lessee has vacated the Leased Properties, Lessor’s Notice may be posted on the door of a Leased Property.

ARTICLE XXXII

32.1 Fair Market Rent.  If it becomes necessary to determine Fair Market Rent for any purpose under this Lease, the party required or permitted to give Notice of such required determination shall include in the Notice the name of a person selected to act as appraiser on its behalf.  Within ten (10) days after such Notice, the party receiving such Notice shall give Notice to the other party of its selection of a person to act as appraiser on its behalf.  The appraisers thus appointed, each of whom must be a member of the Appraisal Institute (or any successor organization thereto) and experienced in appraising facilities used for purposes similar to the Primary Intended Use of the Facilities, shall, within forty-five (45) days after the date of the Notice appointing the first appraiser, proceed to appraise the Leased Property or Leased Properties, as the case may be, to determine the Fair Market Rent thereof as of the relevant date (giving effect to the impact, if any, of inflation between the date of their decision and the relevant date); provided, however, that if only one appraiser has been so appointed, or if two appraisers have been so appointed but only one such appraiser has made such determination within fifty (50) days after the date of the Notice appointing the first appraiser, then the determination of such appraiser shall be final and binding upon the parties.  To the extent consistent with sound appraisal practice at the time of any such appraisal, such appraisal shall be made on a basis consistent with the basis on which the Leased Property or Leased Properties were appraised for purposes of determining its fair market value at the time of Lessor’s acquisition thereof.  If two appraisers have been appointed and have made their determinations within the respective requisite periods set forth above, and if the difference between the amounts so determined does not exceed ten percent (10%) of the lesser of such amounts, then the Fair Market Rent shall be an amount equal to fifty percent (50%) of the sum of the amounts so determined.  If the difference between the amounts so determined exceeds ten percent (10%) of the lesser of such amounts, then such two appraisers shall within twenty (20) days appoint a third appraiser.  If no such appraiser is appointed within such twenty (20) days or within ninety (90) days of the date of the Notice appointing the first appraiser, whichever is earlier, either Lessor or Lessee may apply to any court having jurisdiction to have such appointment made by such court.  Any appraiser appointed by the original appraisers or by such court shall be instructed to determine the Fair Market Rent within forty-five (45) days after appointment of such appraiser.  The determination of the appraiser which differs most in terms of dollar amount from the determinations of the other two appraisers shall be excluded, and the average of the remaining two determinations shall be final and binding upon Lessor and Lessee as the Fair Market Rent of the Leased Property or Leased Properties, as the case may be. If the Fair Market Rent is being determined for more than one year, the Fair Market Rent may include such annual increases, if any, as the appraisers determine to be in accordance with the terms of this Lease.

ARTICLE XXXIII

33.1 Lessor’s Option to Purchase Lessee’s Personal Property.  At the expiration or termination of this Lease, at Lessor’s option Lessee shall be deemed to have sold, assigned, transferred and conveyed all of Lessee’s Personal Property not integral to the Primary Intended Use, or such portion thereof as may be designated by Lessor in its exercise of its option, to Lessor pursuant to Section 6.3 hereof for an amount equal to the fair market value of such Personal Property as determined pursuant to an appraisal, subject to, and with appropriate credits for, any obligations owing from Lessee to Lessor and for the then outstanding balances owing on all equipment leases, conditional sale contracts and any other encumbrances to which such Personal Property is subject. Lessor’s option shall be exercised by Notice to Lessee no more than one hundred eighty (180) days, nor less than ninety (90) days, before the expiration of the Initial Term or, if the Term is renewed as provided herein, before the expiration of the last Renewal Term, unless this Lease is terminated prior to its expiration date by reason of an Event of Default, in which event Lessor’s option shall be exercised not more than ninety (90) days after the Termination Date. If Lessee does not receive Lessor’s Notice exercising its option before the expiration of the relevant time period, Lessee shall give Lessor Notice thereof, and Lessor’s option shall continue in full force and effect for a period of thirty (30) days after such Notice from Lessee. If Lessor exercises its option, Lessee shall, in exchange for Lessor’s payment of the purchase price, deliver the purchased Lessee’s Personal Property to Lessor, together with a bill of sale and such other documents as Lessor reasonably may request in order to carry out the purchase, and the purchase shall be closed by such delivery and such payment on the date set by Lessor in its Notice of exercise.

33.2 Facility Trade Names.  If this Lease is terminated pursuant to Section 16.1 or Lessor exercises its option to purchase Lessee’s Personal Property pursuant to Section 34.1, Lessee shall be deemed to have assigned to Lessor the exclusive right to use the Facility Trade Names (except for the names “CommuniCare”, any variants thereof, and any trade name which is commonly used as part of a long term marketing program among multiple facilities by Affiliates of Lessee) in perpetuity in the markets in which the Facilities are located, and Lessee shall not after any such termination use the Facility Trade Names in any business that competes with the Facilities.

33.3 Transfer of Operational Control of the Facilities.

33.3.1 Lessee acknowledges and agrees that, subject to applicable law, the certificates of need and licenses necessary to operate the Leased Properties for the Primary Intended Use are appurtenant to the Leased Properties, both during and following the expiration or earlier termination of the Term.  If the certificates of need or licenses to operate the Leased Properties for the Primary Intended Use are issued to Lessee, the Sublessees or the Manager, Lessee agrees that it will cooperate with Lessor to turn over to Lessor or its designee, upon the expiration or earlier termination of the Term, all of Lessee’s rights in connection with the certificate of need and/or licenses.

33.3.2 Upon the expiration or earlier termination of the Term, Lessee shall cooperate fully in transferring operational control of the Facilities to Lessor or Lessor’s nominee and shall use its best efforts to cause the business conducted at the Facilities to continue without interruption.  To that end, pending completion of the transfer of the operational control of the Facilities to Lessor or its nominee:

(a) Lessee will not terminate the employment of any employees without just cause, or change any salaries; provided, however, that without the advance written consent of Lessor Lessee may grant pre-announced wage increases of which Lessor has knowledge, increases required by written employment agreements and normal raises to non-officers at regular review dates; and Lessee will not hire any additional employees except in good faith in the ordinary course of business; and

(b) Lessee will provide all necessary information requested by Lessor or its nominee for the preparation and filing of any and all necessary applications or notifications of any federal or state governmental authority having jurisdiction over a change in the operational control of the Facilities, and any other information reasonably required to effect an orderly transfer of the Facilities, and Lessee will use its best efforts to cause all operating health care licenses to be transferred to Lessor or to Lessor’s nominee; and

(c) Lessee, Lessor and any new operator will enter into an operations transfer agreement substantially in the form of Exhibit E to this Lease.

33.4 Intangibles and Personal Property.  Notwithstanding any other provision of this Lease, but subject to Section 6.4 relating to the security interest in favor of Lessor, Lessor’s Personal Property shall not include goodwill nor shall it include any other intangible personal property that is severable from Lessor’s “interests in real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto.

ARTICLE XXXIV

34.1 Arbitration.  Except with respect to the payment of Rent under this Lease, the determination of Fair Market Rent (which shall be determined solely in accordance with Section 32.1), and any proceedings to recover possession of one or more of the Leased Properties, if any controversy arises between the parties hereto as to any of the provisions of this Lease or the performance thereof, and if the parties are unable to settle the controversy by agreement or as otherwise provided herein, the controversy shall be decided by arbitration.  The arbitration shall be conducted by three arbitrators selected in accordance with the rules and procedures of the American Arbitration Association.  The decision of the arbitrators shall be final and binding, and judgment may be entered thereon in any court of competent jurisdiction.  The decision shall set forth in writing the basis for the decision.  In rendering the decision and award, the arbitrators shall not add to, subtract from or otherwise modify the provisions of this Lease.  The expense of the arbitration shall be divided between Lessor and Lessee unless otherwise specified in the award.  Each party in interest shall pay the fees and expenses of its own counsel. The arbitration shall be conducted in Cleveland, Ohio.  In any arbitration, the parties shall be entitled to conduct discovery in the same manner as permitted under Federal Rules of Civil Procedure 26 through 37, as amended.  No provision in this Article shall limit the right of any party to this Agreement to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after or during the pendency of any arbitration, and the exercise of such remedies does not constitute a waiver of the right of either party to arbitration.

ARTICLE XXXV

35.1 Commissions.  Lessee represents and warrants to Lessor that no real estate commission, finder’s fee or the like is due and owing to any person in connection with this Lease.  Lessee agrees to save, indemnify and hold Lessor harmless from and against any and all claims, liabilities or obligations for brokerage, finder’s fees or the like in connection with this Lease or the transactions contemplated hereby, asserted by any person on the basis of any statement or act alleged to have been made or taken by Lessee.

ARTICLE XXXVI

36.1 Memorandum or Short Form of Lease.  Lessor and Lessee shall, promptly upon the request of either, enter into a Memorandum or Short Form of this Lease, substantially in the form of attached Exhibit F, with such modifications as may be appropriate under the laws and customs of the States and in the customary form suitable for recording under the laws of each of the States.  Lessee shall pay all costs and expenses of recording such memorandum or short form of this Lease.

ARTICLE XXXVII

37.1 Security Deposit. Pursuant to the Existing Lease, Lessee has delivered to Lessor a security deposit in the amount of Four Million Six Hundred Fifteen Thousand Dollars ($4,615,000) in the form of one or more absolute, unconditional site draft letters of credit for a term of one (1) year (renewable automatically) issued by an “A” rated financial institution (“Security Deposit”), which Lessor shall hold as security for the full and faithful performance by Lessee of each and every term, provision, covenant and condition of this Lease in accordance with, and subject to, the terms and conditions of the Letter of Credit Agreement.  Concurrently with Lessee’s execution of this Lease, Lessee shall increase the Security Deposit by One Million One Hundred Thousand Dollars ($1,100,000), such that the Security Deposit shall equal Five Million Seven Hundred Fifteen Thousand Dollars ($5,715,000).  On the September 1, 2008, Lessee shall increase the Security Deposit by One Million One Hundred Thousand Dollars ($1,100,000), such that the Security Deposit shall equal Six Million Eight Hundred Fifteen Thousand Dollars ($6,815,000).   On the April 1, 2009, Lessee shall increase the Security Deposit by One Million One Hundred Thousand Dollars ($1,100,000), such that the Security Deposit shall equal Seven Million Nine Hundred Fifteen Thousand Dollars ($7,915,000).  If at any time the Security Deposit is in the form of cash, it shall be deposited by Lessor into an interest-bearing account and the account will be identified as consisting of the Security Deposit under this Lease, and the interest shall be added to and become part of the Security Deposit.  The Security Deposit shall not be considered an advance payment of Rent (or of any other sum payable to Lessee under this Lease) or a measure of Lessor’s damages in case of a default by Lessee.  The Security Deposit shall not be considered a trust fund, and Lessee expressly acknowledges and agrees that Lessor is not acting as a trustee or in any fiduciary capacity in controlling or using the Security Deposit.  Lessor shall have no obligation to maintain the Security Deposit separate and apart from Lessor’s general and/or other funds.  The Security Deposit, less any portion thereof applied as provided in the Letter of Credit Agreement or Section 37.2, shall be returned to Lessee within sixty (60) days following the expiration of the Term.

37.2 Application of Security Deposit.  If Lessee defaults in respect of any of the terms, provisions, covenants and conditions of this Lease or of any agreement or instrument with which this Lease is cross-defaulted), including, but not limited to, payment of any Rent and other sums of money payable by Lessee, Lessor may, but shall not be required to, in addition to and not in lieu of any other rights and remedies available to Lessor, apply all or any part of the Security Deposit to the payment of any sum in default, or any other sum that Lessor may expend or be required to expend by reason of Lessee’s default, including but not limited to, any damages or deficiency in reletting the Leased Properties,.  Whenever, and as often as, Lessor has applied any portion of the Security Deposit to cure Lessee’s default hereunder or under any agreement with which this Lease is cross-defaulted, Lessee shall, within ten (10) days after Notice from Lessor, deliver a new letter of credit meeting the requirements of the Letter of Credit Agreement to Lessor (or, at Lessor’s option, deposit additional money with Lessor) sufficient to restore the Security Deposit to the full amount then required to be deposited with Lessor pursuant to Section 37.1 above, and Lessee’s failure to do so shall constitute an Event of Default without any further Notice.

37.3 Transfer of Security Deposit.  If Lessor transfers its interest under this Lease, Lessor shall assign the Security Deposit to the new lessor and thereafter Lessor shall have no further liability for the return of the Security Deposit, and Lessee agrees to look solely to the new lessor for the return of the Security Deposit.  The provisions of the preceding sentence shall apply to every transfer or assignment of Lessor’s interest under this Lease.  Lessee agrees that it will not assign or encumber or attempt to assign or encumber the Security Deposit and that Lessor, its successors and assigns may return the Security Deposit to the last Lessee in possession at the last address for which Notice has given by such Lessee and that Lessor thereafter shall be relieved of any liability therefor, regardless of one or more assignments of this Lease or any such actual or attempted assignment or encumbrances of the Security Deposit.

37.4 Security Deposit under Maryland Loan Agreement.  In connection with the Maryland Loan, the Maryland Borrowers are obligated pursuant to the Maryland Loan Agreement to deliver to Lessor, as lender under the Maryland Loan Agreement, the “Security Deposit”.  Lessee, the Maryland Borrowers and Lessor agree that the Security Deposit under this Lease and the “Security Deposit” under the Maryland Loan Agreement are the same deposit (i.e., there are not separate security deposits under each agreement).

ARTICLE XXXVIII

38.1 Lessee Option to Purchase Certain Facilities.  In consideration of the execution of this Lease, subject to the terms and conditions set forth below, Lessor hereby grants to Lessee the option (the “Lessee Option”) to buy the Lessee Option Property (as that term is defined below) in accordance with, and subject to the terms and conditions of, this Article.  The Lessee Option may be exercised only with respect to all of the Lessee Option Property, and may not be exercised in part or with respect to less than all the Lessee Option Property.

38.2 Option Property. The “Lessee Option Property” means all of Lessor’s right, title and interest in the Lessee Option Facilities, excluding the following items:

(a) all tradenames and trademarks related to the corporate name of Lessor and related tradenames and trademarks;

(b) cash, general intangibles (other than (i) permits, licenses, approvals, certificates of need, and authorizations issued, granted or given for the benefit of the Facilities by or under the authority of any federal, state or local governmental or quasi-governmental agency, authority, official or tribunal that may be assigned without cost or consent and (ii) rights to payments, reimbursements, or refunds from the United States, any State, any insurer, municipality, public utility or other agency, individual or entity, including without limitation, real estate and personal property tax refunds, payments, reimbursements and deposits with respect to the Lessee Option Facilities, each to the extent that such rights to payments, reimbursements, refunds or deposits relate to expenses paid or services rendered by Lessee, a Sublessee or Manager during the Term), accounts, accounts receivable, deposits (including, without limitation, bank and demand deposit accounts), insurance policies, and contract rights of Lessor, other than any accounts, accounts receivable, deposits, policies or rights relating to expenses paid or services rendered by Lessee, a Sublessee or Manager during the Term;

(c) books, records and financial statements of Lessor;

(d) rights to payments, reimbursements or refunds from the United States of America, any State, or municipality relating to income taxes paid by Lessor and not reimbursed by Lessee;

(e) all permits, licenses, approvals and authorizations issued, granted or given by or under the authority of any federal, state or local governmental or quasi-governmental agency, authority, official or tribunal which are not assignable, for which consent to assignment is not obtained, or for which an assignment will cause Lessor to incur costs (unless Lessee agrees to bear such costs on Lessor’s behalf); and

(f) actions, suits, claims, rights and choses in action, instruments, promissory notes, and documents owned by Lessor;

(g) Any of property that is located at, or used in connection with, any Facilities other than the Lessee Option Facilities; and

(h) Any Personal Property in which Seller has no interest, including all Personal Property owned by the Existing Lessee or Existing Operators or by any patient or tenant of the Facilities.

38.3 Exercise of Option.  During the Term, Lessee may exercise the Option only during (the “Lessee Option Period”) the period beginning on May 1, 2015 and ending on April 30, 2016; provided, however, that Lessee may not exercise the Lessee Option at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing.  Lessee shall exercise the Lessee Option by delivering Notice thereof to Lessor during the Lessee Option Period, together with a non-refundable deposit in the amount of equal to Nine Hundred Fifty Thousand Dollars ($950,000) (the “Lessee Option Deposit”).  The Lessee Option Deposit shall be deemed to be fully earned by Lessor upon Lessor’s receipt thereof, and shall only be returned to Lessee under certain circumstances as more particularly set forth below.

38.4 Option Price.  If Lessee exercises its option to purchase the Lessee Option Property as set forth in this Lease, the purchase price for the Lessee Option Property (the “Lessee Purchase Price”) to be paid by Lessee shall be equal to the greater of (i) the Minimum Purchase Price (listed below), and (ii) the Allocated Purchase Price (listed below) plus 50% of the amount, if any, that (A) the Fair Market Value of the Lessee Option Facilities on the date of exercise of the option exceeds (B) the Allocated Purchase Price.

Facility	Allocated Purchase Price	Minimum Purchase Price
Northwestern Center	$5,328,350.46	$6,333,734.29
Columbus Center	$5,375,043.01	$6,389,237.05
Golden Years Healthcare Center	$3,249,706.84	$3,862,880.23
Oak Grove Center	$2,334,560.33	$2,775,058.61
Total	$16,287,660.65	$19,360,910

The Lessee Purchase Price shall be payable by Lessee in immediately available funds at closing.  The Lessee Option Deposit shall be applied against the Lessee Purchase Price at closing. Lessee shall also pay the cost of any revenue or transfer stamps required to be affixed to the deeds, and all reasonable expenses, disbursements and reasonable attorneys’ fees incurred by Lessor in the sale transaction.

38.5 Closing.  The consummation of the transaction contemplated by the Lessee Option (the “Lessee Closing”) shall occur within ninety (90) days of the exercise of the Lessee Option, or such other date mutually as is acceptable to Lessor and Lessee (the “Lessee Closing Date”).  The Lessee Closing shall take place at the offices of the title company issuing the Lessee Title Policies, or at such other place as is mutually acceptable to Lessor and Lessee.   Notwithstanding anything in this Lease to the contrary, the obligation of Lessor to consummate the Lessee Option and convey the Lessee Option Property is conditioned upon (i) the receipt at the Lessee Closing of the Seventh Year Release Payment (as defined in the Maryland Loan Agreement) and (ii) no Event of Default or Unmatured Event of Default existing as of the Lessee Closing Date.

38.6 Amendment to this Lease.  Effective as of the Lessee Closing, the Lessee Option Property is deleted from the real and personal property leased by Lessee from Lessor pursuant to this Lease (including from the definitions of Land, Lessor’s Personal Property, the Facilities, and the Leased Properties), the annual Base Rent will be reduced to the amounts set forth on Exhibit I, and the Security Deposit will be reduced by Four Hundred Thousand Dollars ($400,000).

38.7 Conveyance(s); State of Title; Title Insurance.  On the Lessee Closing Date, Lessor shall, upon receipt from Lessee of the Lessee Purchase Price, together with full payment of any unpaid Rent due and payable with respect to any period (prorated on a per diem basis, if appropriate) ending on or before the Closing Date, deliver to Lessee: (1) deeds conveying the Land underlying the Lessee Option Facilities and warranting only that Lessor has committed no act by which the Land has been encumbered except as set forth in instruments recorded in the real estate records of the applicable recording office, and (2) a bill of sale for that portion of the Lessee Option Property that is personal property, which bill of sale shall be delivered without warranty or recourse of any kind.  The deed, assignment and bill of sale shall in any event be subject to the following:

(a) All real estate taxes, assessments, water charges, requirements of municipal or other governmental authorities, or other covenants, agreements, matters or things which are the obligation of Lessee to pay, comply with, conform to or discharge under the provisions of this Lease;

(b) All liens, encumbrances, violations, charges or conditions that are due to any act or omission of Lessee or any of its Affiliates;

(c) The Permitted Encumbrances for the Lessee Option Facilities; and

(d) Such other exceptions to title set forth in the Lessee Title Policies.

Within fourteen (14) days after the exercise of the Lessee Option by Lessee, Lessee shall order  title commitments (the “Lessee Title Commitments”) for the real estate portion of the Lessee Option Property.  If, within ten (10) days of the receipt of the Lessee Title Commitments, Lessee determines that the matters listed in the Lessee Title Commitments are not acceptable to Lessee, then Lessee shall provide Lessor with a written list of Lessee’s objection to title (the “Objections”); provided, however, that Lessee shall have no right to object to any of the matters listed in paragraphs (a), (b) and (c) above.   If Lessor is unable or unwilling to eliminate one or more of the Objections, then Lessee may either (1) proceed to close and, by doing so, waive any such Objections that Lessor is unable or unwilling to eliminate; or (2) terminate the Lessee Option by written notice to Lessor, in which case Lessee shall be entitled to a return of the Lessee Option Deposit; provided, however, that Lessor shall be obligated to remove any financial encumbrances voluntarily placed on the Lessee Option Property by Lessor.  At closing, Lessor shall deliver to Lessee standard owner’s policies of title insurance (the “Lessee Title Policies”) with respect to the real estate in the amount of the Purchase Price.  The cost of the Lessee Title Policies and any endorsements to it shall be paid by Lessee.

38.8 Lessee Acknowledgment. LESSEE ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SPECIFICALLY PROVIDED IN THIS ARTICLE, LESSOR HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO: (I) VALUE; (II) THE INCOME TO BE DERIVED FROM THE LESSEE OPTION PROPERTY; (III) THE SUITABILITY OF THE LESSEE OPTION PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH LESSEE MAY CONDUCT THEREON, INCLUDING THE POSSIBILITIES FOR FUTURE DEVELOPMENT; (IV) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE LESSEE OPTION PROPERTY; (V) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE LESSEE OPTION PROPERTY; (VI) THE NATURE, QUALITY OR CONDITION OF THE LESSEE OPTION PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY; (VII) THE COMPLIANCE OF OR BY THE LESSEE OPTION PROPERTY OR THEIR OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (VIII) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY; (IX) COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATION, ORDERS OR REQUIREMENTS, INCLUDING BUT NOT LIMITED TO, TITLE III OF THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FEDERAL WATER POLLUTION CONTROL ACT, THE FEDERAL RESOURCE CONSERVATION AND RECOVERY ACT, THE U. S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C. F. R., PART 261, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976, THE CLEAN WATER ACT, THE SAFE DRINKING WATER ACT, THE HAZARDOUS MATERIALS TRANSPORTATION ACT, THE TOXIC SUBSTANCE CONTROL ACT, AND REGULATIONS PROMULGATED UNDER ANY OF THE FOREGOING; (X) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, ON, UNDER, OR ADJACENT TO THE LESSEE OPTION PROPERTY; (XI) THE CONTENT,

COMPLETENESS OR ACCURACY OF THE DUE DILIGENCE MATERIALS OR PRELIMINARY REPORT REGARDING TITLE; (XII) THE CONFORMITY OF THE IMPROVEMENTS TO ANY PLANS OR SPECIFICATIONS FOR THE LESSEE OPTION PROPERTY, INCLUDING ANY PLANS AND SPECIFICATIONS THAT MAY HAVE BEEN OR MAY BE PROVIDED TO LESSEE; (XIII) THE CONFORMITY OF THE LESSEE OPTION PROPERTY TO PAST, CURRENT OR FUTURE APPLICABLE ZONING OR BUILDING REQUIREMENTS; (XIV) DEFICIENCY OF ANY UNDERSHORING; (XV) DEFICIENCY OF ANY DRAINAGE; (XVI) THE EXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE LESSEE OPTION PROPERTY; OR (XVII) WITH RESPECT TO ANY OTHER MATTER.  LESSEE FURTHER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO OCCUPY AND INSPECT THE LESSEE OPTION PROPERTY AND REVIEW INFORMATION AND DOCUMENTATION AFFECTING IT, LESSEE IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE LESSEE OPTION PROPERTY AND REVIEW OF SUCH INFORMATION AND DOCUMENTATION, AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY LESSOR. LESSEE FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION MADE AVAILABLE TO LESSEE OR PROVIDED OR TO BE PROVIDED BY OR ON BEHALF OF LESSOR WITH RESPECT TO THE LESSEE OPTION PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT LESSOR HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. LESSOR IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE LESSEE OPTION PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON. LESSEE FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE LESSEE OPTION PROPERTY AND AS PROVIDED FOR HEREIN IS MADE ON AN "AS IS" CONDITION AND BASIS WITH ALL FAULTS, AND THAT LESSOR HAS NO OBLIGATIONS TO MAKE REPAIRS, REPLACEMENTS OR IMPROVEMENTS EXCEPT AS MAY OTHERWISE BE EXPRESSLY STATED HEREIN. LESSEE REPRESENTS, WARRANTS AND COVENANTS TO LESSOR THAT, EXCEPT FOR LESSOR'S EXPRESS REPRESENTATIONS AND WARRANTIES SPECIFIED IN THIS AGREEMENT AND IN THE INSTRUMENTS TO BE DELIVERED AT CLOSING, LESSEE IS RELYING SOLELY UPON LESSEE’S OWN INVESTIGATIONS.

38.9 Default; Remedies.  In the event that either party hereunder fails to perform their respective duties or obligations under this Article, the other party shall give Notice thereof and, if the non-performing Party fails to remedy such default within a ten (10) day period, the performing party’s remedies shall be as follows: (i) Lessor’s sole and exclusive remedy shall be to retain the Lessee Option Deposit as full liquidated damages, and not as a penalty, the parties hereby acknowledging Lessor’s actual damages will be difficult, if not impossible, to calculate under the circumstances, and Lessor hereby waiving and releasing any right to pursue any other remedy hereunder, at law, in equity or otherwise, including without limitation the remedies of specific performance and damages, and (ii) Lessee’s sole and exclusive remedies shall be (a) receive a return of the Lessee Option Deposit or (b) to pursue an action for specific performance and to recover its reasonable costs and expenses in pursuing such remedy, and Lessee hereby waiving and releasing any right to pursue any other remedy hereunder, at law, in equity or otherwise, including without limitation the remedy of damages.  In no event will any default hereunder result in the termination of the Lease.

38.10 Assignments.  Lessee shall have no right to assign the Lessee Option, or any interest therein, without Lessor’s consent, which may be withheld in Lessor’s sole discretion; provided, however, that Lessee may assign the Lessee Option at the Lessee Closing to an Affiliate of Lessee.

38.11 Limited Release.  Concurrently with the Lessee Closing, the ownership of the applicable Sublessees which are the licensed operators of the Lessee Option Facilities will be transferred such that HCREH and/or HCH no longer own or control such Sublessees.  Upon such transfer, Lessor will release such Sublessees from their obligations with respect to their guaranty of the Master Lease and the Maryland Acquisition Loan and will cause such Sublessees to be released from their guaranty of the City View Loan.

ARTICLE XXXIX

39.1 Maryland Option to Purchase.  In consideration of the entry by Lessor into this Lease and the Maryland Loan Agreement, the sufficiency of which is acknowledged by Lessee and the Maryland Borrowers, Maryland Borrowers hereby grant to Lessor an option (the “Maryland Option”), pursuant to which Lessor shall have the exclusive right to purchase the Maryland Option Property on the terms and conditions set forth in this Agreement.

39.2 Option Period.  The “Maryland Option Period” refers to the period that begins on the Maryland Option Commencement Date, as that term is defined below, and ends at 5:00 p.m. (all references to time mean the time in Maryland on the pertinent date) on the later of (i) the Maturity Date (as defined in the Maryland Loan Agreement), or (ii) the date all of the Maryland Borrowers’ (as identified in the Maryland Loan Agreement) obligations under the Maryland Loan Agreement and related documents are fully paid and satisfied.  The first to occur of the following is the “Maryland Option Commencement Date”:

(i) The date which is one hundred eighty (180) days prior to the Maturity Date;

(j) The date of the first Event of Default under this Lease, the Maryland Loan Agreement, the City View Loan Agreement or any of the Combined Transaction Documents.

39.3 Option Price.  The purchase price for the Maryland Option Property will be the outstanding principal balance of the Maryland Loan as of the Maryland Closing (the “Maryland Option Price”).  The Maryland Option Price shall be paid at closing in the form of credit against the outstanding balance of the Maryland Loan.  Maryland Borrowers will be responsible to pay at closing any other outstanding indebtedness secured by any Maryland Option Property, including, without limitation, any unpaid principal, interest, fees and other charges on the Maryland Loan.

39.4 If Lease Still in Effect.  If Lessor exercises the Maryland Option, and if, as of the Maryland Closing, this Lease remains in full force and effect, at the Maryland Closing, then, at the election of Lessor:

(a) Lessee shall be obligated to enter into an amendment to this Lease to (1) include the Maryland Option Facilities as “OHI THI Facilities” and “Facilities”, and (2) increase the annual Base Rent under the Lease by an amount equal to the Maryland Option Price multiplied by the Lease Rate in effect as of the Maryland Closing;

(b) Lessee shall be obligated to sublease the Facilities to the Maryland Operators (or such other sublessees as are approved by Lessor in its sole discretion);

(c) the Maryland Operators shall be obligated to become parties as guarantors, debtors or pledgors or otherwise under all the documents that secure this Lease in the same capacity as the other Sublessees;

(d) the Guarantors shall be obligated to affirm their Guaranties;

(e) RE Leasing, as the equity owner of the Maryland Operators, shall pledge its equity ownership in the Maryland Operators to secure this Lease;

(f) RE Holdings, as the equity owner of RE Leasing, shall pledge its equity ownership in RE Leasing to secure this Lease; and

(g) Lessee, the Maryland Operators, the Guarantors, the Sublessees, and their Affiliates shall ratify and affirm all of the Transaction Documents.

39.5 Option Exercise.  The Maryland Option may be exercised by Lessor at any time during the Option Period by furnishing notice of such exercise in writing to Maryland Borrowers (an “Maryland Option Notice”).

39.6 Closing Costs, Taxes and Assessments.  The Maryland Borrowers shall pay all costs and expenses of Maryland Borrowers and Lessor in connection with the purchase of the Maryland Facilities pursuant to the Maryland Option, including, but not limited to, all transfer taxes, recording fees, title insurance policy premiums, the costs of any surveys, environmental reports, or appraisals Lessor elects to obtain, and the reasonable legal fees and expenses of Maryland Borrower and Lessor.  Maryland Borrowers shall be responsible to pay, at closing, without proration, all real and personal property taxes and assessments levied against the Maryland Option Property or any part thereof.

39.7 Title Insurance; etc.

(a) Maryland Borrowers shall deliver title to the Maryland Option Property free of all liens, claims and encumbrances, except for Maryland Permitted Encumbrances.  Maryland Borrowers shall deliver to Lessor, within 30 days after Maryland Borrowers’ receipt of a Maryland Option Notice, a commitment for an ALTA Owner’s Title Policies for the real property issued by a title company licensed to do business in the state where the Maryland Option Property is located (the “Maryland Title Company”) in the amount of the Maryland Option Price and bearing a date later than the date of the Maryland Option Notice, with standard commercial endorsements, including, coverage over general exceptions, and deletions of survey exceptions (the “Maryland Title Commitments”).  Copies of all documents and other items listed in the Maryland Title Commitment as encumbrances or exceptions shall be delivered to Lessor with the Maryland Title Commitment. Maryland Borrowers shall pay the premium for the title insurance policy or policies (the “Maryland Title Insurance Policies”) issued pursuant to the Maryland Title Commitments.

(b) Maryland Borrowers shall, within 45 business days after Maryland Borrowers’ receipt of a Maryland Option Notice deliver to Lessor an ALTA staked boundary survey of each facility comprising the Maryland Option Property, certified to Lessor and the Maryland Title Company.

(c) Maryland Borrowers shall deliver to Lessor, within 20 days after Maryland Borrowers’ receipt of a Maryland Option Notice, Uniform Commercial Code liens searches (county and state) with respect to each of the Maryland Borrowers.

(d) During the period that begins on Maryland Borrowers’ receipt of a Maryland Option Notice and ends at closing, Lessor shall have the right to conduct all reasonable inspections, investigations, appraisals, surveys and tests on the Maryland Option Property as Lessor may elect to conduct in order to satisfy itself as to the suitability of the physical conditions and characteristics of the Maryland Option Property. To that end, Lessor and its agents and/or representatives shall have the right to enter upon the real property and the buildings located thereon upon reasonable notice at all reasonable times for the purposes of inspecting the same, examining all books and records of the business conducted thereon and making such soil tests, surveys, environmental studies or tests, feasibility studies, architectural and engineering studies, surface water and ground water sampling, wetlands audit and such other tests and investigations as Lessor deems appropriate.

(e) If for any reason Lessor is not satisfied with the results of its investigations, Lessor may, without releasing any of Maryland Borrowers’ obligations under the Maryland Loan Agreement or related documents, revoke its election to exercise the Maryland Option by giving written notice of revocation to Maryland Borrowers at any time prior to closing.

(f) The Maryland Borrowers acknowledge and agree that to the extent any outstanding indebtedness of the Maryland Borrowers under the Maryland Loan Agreement and related loan documents is not paid in full upon consummation of the transactions contemplated by this Article, (i) the Maryland Borrowers shall remain fully liable for such obligations under Maryland Loan Agreement and related loan documents and (ii) the Maryland Loan Agreement and the related loan documents shall continue to be secured by any collateral covered by the Combined Transaction Documents and not acquired by Maryland Borrower (or its designee) pursuant to this Article.

39.8 Conveyance to Lessor.  At closing, Maryland Borrowers shall convey the Maryland Option Property to Lessor by warranty deeds, subject only to the Maryland Permitted Encumbrances, and by bill of sale and assignment warranting that Maryland Borrowers own the personal property free and clear of all liens and claims.   Maryland Borrowers agree to execute any other documents or instruments requested by Lessor or the Maryland Title Company to effect the conveyances or close the transactions contemplated by this Agreement.  Unless Lessor has made its election pursuant to Section 39.4 for Lessee to lease the Maryland Facilities pursuant to this Lease, the Maryland Operators shall execute and deliver to the new operators one or more operations transfer agreements substantially in the form of Exhibit E to this Lease at the Maryland Closing.

39.9 Closing.  The consummation of the transaction contemplated by this Agreement (the “Maryland Closing”) shall occur on a date mutually acceptable to Maryland Borrowers and Lessor, but in any event on a date not more than ninety (90) days after the date Lessor exercises the Maryland Option.  In the event the Closing is to take place on a date after the scheduled Maturity Date, then, unless otherwise agreed in writing by Lender, the Maturity Date shall be extended until the earlier of (i) the Closing Date, (ii) the date Lessor terminates its exercise of the Maryland Option, or (iii) the date which is ninety (90) days after the original Maturity Date. The Closing shall take place at the offices of the Maryland Title Company, or at such other place as is mutually acceptable to Maryland Borrowers and Lessor, and either party may deliver any documents or instruments necessary to effect the Closing to the Maryland Title Company via Federal Express or other overnight courier in a timely manner.

39.10 Breach by Maryland Borrowers.  If any of the Maryland Borrowers breach any of their obligations under this Agreement, Lessor shall have, in addition to all other remedies available at law or in equity, the following remedies:  (a) Lessor may compel specific performance of this Article in all respects and recover all damages incurred by Lessor as a result of such breach, or (c) Lessor may terminate the Maryland Option Notice (but not the Maryland Option itself, which shall remain in full force and effect) and recover all damages incurred by Lessor as result of such breach.

39.11 Notices.  Notices to Maryland Borrowers shall be in manner and to the addresses set forth in Section 31.1.

39.12 Recording.  Maryland Borrowers shall, upon Lessor’s request, execute and deliver a memorandum evidencing the Maryland Option, which memorandum shall be in recordable form and otherwise in form and substance acceptable to Lessor.

39.13 Assignment.  No Maryland Borrower may assign or transfer its interest under this Article without Lessor’s prior written consent, which Lessor may withhold in its sole discretion.  Lessor may assign or transfer its interest under this Article to any person, firm or entity whatsoever; provided that (a) Lessor shall promptly notify Lessee in writing of the name and address of such transferee, (b) the transferee shall assume and agree to observe and perform all of Lessor’s obligations under this Article, and (c) the Lessor has assigned, and transferee has assumed, all of Lessor’s right, title, interests and obligations in and to the Maryland Loan.  Upon an assignment by Lessor, Lessor shall be relieved of its obligations under this Article.

ARTICLE XL

40.1 Miscellaneous.

40.1.1 Survival, Choice of law.  Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Lessee or Lessor arising prior to the date of expiration or termination of this Lease shall survive such expiration or termination.  If any term or provision of this Lease or any application thereof is held invalid or unenforceable, the remainder of this Lease and any other application of such term or provisions shall not be affected thereby. Neither this Lease nor any provision hereof may be changed, waived, discharged or terminated except by an instrument in writing and in recordable form signed by Lessor, any Facility Mortgagee and Lessee.  All the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. This Lease shall be governed by and construed in accordance with the laws of the state of Ohio, except as to matters which, under applicable procedural conflicts of laws rules require the application of laws of another State.

LESSEE CONSENTS TO IN PERSONAM JURISDICTION BEFORE THE STATE AND FEDERAL COURTS OF THE STATES OF MARYLAND, OHIO, AND PENNSYLVANIA AND AGREES THAT ALL DISPUTES CONCERNING THIS AGREEMENT BE HEARD IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATES OF MARYLAND OR EACH STATE IN WHICH A FACILITY IS LOCATED.  LESSEE AGREES THAT SERVICE OF PROCESS MAY BE EFFECTED UPON IT UNDER ANY METHOD PERMISSIBLE UNDER THE LAWS OF THE STATES OF MARYLAND, OHIO, AND PENNSYLVANIA AND IRREVOCABLY WAIVES ANY OBJECTION TO VENUE IN THE STATE AND FEDERAL COURTS OF THE STATES OF MARYLAND, OHIO, OR PENNSYLVANIA.

40.1.2 Limitation on Recovery.  Lessee specifically agrees to look solely to Lessor’s interest in the Leased Properties for recovery of any judgment from Lessor, it being specifically agreed that no constituent shareholder, officer or director of Lessor shall ever be personally liable for any such judgment or for the payment of any monetary obligation to Lessee.  Furthermore, Lessor (original or successor) shall never be liable to Lessee for any indirect or consequential damages suffered by Lessee from whatever cause.

40.1.3 Waivers.  Lessee waives any defense by reason of any disability of Lessee, and waives any other defense based on the termination of Lessee’s (including Lessee’s successor’s) liability from any cause.

40.1.4 Consents.  Whenever the consent or approval of Lessor is required hereunder, Lessor may in its sole discretion and without reason withhold that consent or approval unless otherwise specifically provided.

40.1.5 Counterparts.  This Lease may be executed in separate counterparts, each of which shall be considered an original when each party has executed and delivered to the other one or more copies of this Lease.

40.1.6 Options Personal.  The renewal options granted to Lessee in this Lease are granted solely to Lessee and are not assignable or transferable except in connection with a Transfer permitted in Article XXII.

40.1.7 Rights Cumulative.  Except as provided herein to the contrary, the respective rights and remedies of the parties specified in this Lease shall be cumulative and in addition to any rights and remedies not specified in this Lease.

40.1.8 Entire Agreement.  There are no oral or written agreements or representations between the parties hereto affecting this Lease.  This Lease supersedes and cancels any and all previous negotiations, arrangements, representations, brochures, agreements and understandings, if any, between Lessor and Lessee.

40.1.9 Amendments in Writing.  No provision of this Lease may be amended except by an agreement in writing signed by Lessor, any Facility Mortgagee and Lessee.

40.1.10 Lessee to Pay Reasonable Expenses.  Lessee shall pay or reimburse Lessor for all reasonable out-of-pocket costs and expenses incurred by Lessor in connection with or relating in any way to the administration of this Lease, including without limitation, search costs, audit fees, appraisal fees, attorneys’ fees, and other costs paid or incurred by Lessor in the analysis, administration and enforcement of this Lease and the other Transaction Documents, the protection and defense of the rights of Lessor in and to the Leased Properties, the Collateral and the other Transaction Documents, or as otherwise referred to in this Lease or in the other Transaction Documents, and all costs and expenses relating to extensions, amendments, waivers, or consents requested by Lessee, pursuant to this Lease or any other Transaction Document or any agreements with other parties or termination of this Lease (collectively, “Reasonable Expenses”); provided, however that shall Lessee not be liable for payment or reimbursement of Reasonable Expenses incurred in connection with the initial documentation and closing of the THI Acquisition Agreements and this Lease to the extent such expenses are included in the amount funded by Lessor in connection with the acquisition of the OHI THI Facilities used in the calculation of the Base Rent.  All such Reasonable Expenses shall be due on demand; provided, however, that so long as no Event of Default has occurred hereunder, Reasonable Expenses incurred after the date of this Lease which are unrelated to the closing on the Acquired Facilities shall be paid on or before the earlier of (i) 30 days following written notice thereof to Lessee or (ii) the date of expiration or earlier termination of this Lease.  Any Reasonable Expenses not paid when due shall bear interest at the Overdue Rate.  Notwithstanding the foregoing, unless Lessor has a reasonable basis to conclude that the value of one or more of the Facilities has diminished in any material respect, Lessee shall not be obligated to pay: (i) any appraisal fees incurred in connection with Lessor’s financing activities or corporate compliance requirements, or (ii) for more than one appraisal per Facility during any four year period.

40.1.11 Severability.  If any provision of this Lease or the application of such provision to any person, entity or circumstance is found invalid or unenforceable by a court of competent jurisdiction, such determination shall not affect the other provisions of this Lease and all other provisions of this Lease shall be deemed valid and enforceable.

40.1.12 Time of the Essence.  Except for the delivery of possession of the Facilities to Lessee, time is of the essence with respect to all provisions of this Lease of which time is an element.

40.1.13 Joint and Several Liability.  Each of Lessee One and Lessee Two are jointly and several liable for obligations of Lessee under this Lease.

SIGNATURE PAGES FOLLOW

Signature Page to
SECOND CONSOLIDATED AMENDED AND RESTATED MASTER LEASE
(with Lessee Option to Purchase and Maryland Option to Purchase)
Multiple Facilities

LESSOR:

OHI ASSET III (PA) TRUST

By:	OHI Asset (PA), LLC, a Delaware limited liability company, its sole trustee

By:      Omega Healthcare Investors, a Maryland
corporation, its sole member

By:          /s/ Daniel J. Booth
      Name:          Daniel J. Booth
Title:             Chief Operating Officer

THE STATE OF MARYLAND                                                                           )
                                             )
COUNTY OF  BALTIMORE                                                                               )

This instrument was acknowledged before me on the ______ day of April, 2008, by Daniel J. Booth, the Chief Operating Officer of Omega Healthcare Investors, Inc., a Maryland corporation, the sole member of OHI Asset (PA), LLC, a Delaware limited liability company, the sole trustee of OHI Asset III (PA) Trust, a Maryland business trust, on behalf of said business trust.

Notary Public

                                                        Signature Page   1of 3

Signature Page to
SECOND CONSOLIDATED AMENDED AND RESTATED MASTER LEASE
(with Lessee Option to Purchase and Maryland Option to Purchase)
Multiple Facilities

LESSEE:

OMG MSTR LSCO, LLC

By:           HEALTH CARE HOLDINGS, LLC,
its Sole Member

By:           /s/ Charles R. Stoltz
Name:           Charles R. Stoltz
Title:              Treasurer

OMG LS LEASING CO., LLC

By:           OMG RE HOLDINGS, LLC,
its Sole Member

By:           /s/ Charles R. Stoltz
Name:           Charles R. Stoltz
Title:              Treasurer

THE STATE OF MARYLAND                                                                           )
                                             )
COUNTY OF BALTIMORE                                                                                )

This instrument was acknowledged before me on the _____ day of April, 2008, by Charles R. Stoltz, the Treasurer of HEALTH CARE HOLDINGS, LLC, an Ohio limited liability company, the sole member of OMG MSTR LSCO, LLC, an Ohio limited liability company, and of OMG RE HOLDINGS, LLC, an Ohio limited liability company, the sole member of OMG LS LEASING CO., LLC, an Ohio limited liability company, on behalf of said companies.

Notary Public

                                                        Signature Page  2 of 3

Signature Page to
SECOND CONSOLIDATED AMENDED AND RESTATED MASTER LEASE
(with Lessee Option to Purchase and Maryland Option to Purchase)
Multiple Facilities

The Maryland Borrowers hereby join in the execution of this Lease for the purposes of  Section 37.4 and ARTICLE XXXIX.

MARYLAND BORROWERS:

BEL PRE LEASING CO., LLC
RIDGE (MD) LEASING CO., LLC
MARLBORO LEASING CO., LLC
FAYETTE LEASING CO., LLC
LIBERTY LEASING CO., LLC
HOWARD LEASING CO., LLC
PALL MALL LEASING CO., LLC
WASHINGTON (MD) LEASING CO., LLC
MARYLAND NH ASSET, LLC

By:          /s/ Charles R. Stoltz
Name:               Charles R. Stoltz
Title:                 Treasurer

THE STATE OF MARYLAND                                                                           )
                                             )
COUNTY OF BALTIMORE                                                                                )

This instrument was acknowledged before me on the _____ day of April, 2008, by Charles R. Stoltz, the Treasurer of HEALTH CARE HOLDINGS, LLC, an Ohio limited liability company, the sole member of OMG MSTR LSCO, LLC, an Ohio limited liability company, and of OMG RE HOLDINGS, LLC, an Ohio limited liability company, the sole member of OMG LS LEASING CO., LLC, an Ohio limited liability company, on behalf of said companies.

Notary Public

                                                                                                           Signature Page 3 of 3

LIST OF EXHIBITS TO LEASE

Exhibits A –                                                                Facility Trade Names

Exhibits B-1 through B-25 –                                      Description of Land

Exhibit C –                                                                 Form of Lessee’s Certificate

Exhibit D –                                                                 Permitted Encumbrances

Exhibit E -                                                                  Form of Operations Transfer Agreement

Exhibit F -                                                                  Form of Memorandum and Short Form of Lease

Exhibit G -                                                                 Allocation of Base Rent

Exhibit I -                                                                   Base Rent after Lessee Option Exercise

Schedule 8.2.5 -                                                        Other Permitted Indebtedness

Schedule 8.8 -                                                            Permitted Investments

Schedule 9.3 -                                                             Improvements Schedule

EXHIBIT A

FACILITY TRADE NAMES

Aristocrat Berea
Candlewood Park
Falling Water
Grande Pointe Health Care
Greenbrier RC
Greenbrier HC
Ohio Extended Care Facility
Pebble Creek
Pine Grove
Pine Valley Care Center
Wyant Woods
Waterford Commons
Crestwood Care Center
Baldwin Health Center

Copley Health Center
Hanover House
Suburban Pavilion
Wexford House
Advanced Specialty Rehab of Toledo
Commons at Greenbriar
Greenbriar Center (a/k/a Greenbriar North)
Greenbriar Rehabilitation Hospital
Chardon Healthcare Center
Northwestern Center
Columbus Center
Golden Years Healthcare Center
Oak Grove Center
Kent Care Center

A- 1

Exhibits B1 – B26 Legal description of the real property for the following properties:

B-1 Grande Pointe

B-2 Aristocrat Berea

B-3 Aristocrat South – 6455 Pearl

B-4 Aristocrat South – 6457 Pearl

B-5 Candlewood Park

B-6 Falling Water

B-7 Pine Grove

B-8 Wyant Woods

B-9 Pine Valley

B-10 Pebble Creek

B-11Ohio Extended Care

B-12 Crestwood Care Center

B-13 Waterford Commons

B-14 Wexford House/Pavillion North Limited

B-15 Baldwin Health Center

B-16 Copley Health Center, Inc.

B-17 Sururban Pavilion, Inc.

B-18 House of Hanover, LTD.

B-19 LTACH Facility

B-20 Northwestern Center

B-21 Columbus Center

B-22 Golden Years Healthcare Center

B-23 Oak Grove Center

B-24 Chardon Healthcare Center

B-25 Commons at Greenbriar; Greenbriar Center (a/k/a Greenbriar North); Greenbriar Rehabilitation Hospital

B-26 Kent Care Center

B - Page 1 of 1

EXHIBIT C

FORM OF LESSEE’S CERTIFICATE

The undersigned                                                                                          (“Lessee”) under that certain Lease (the “Lease”) dated                         , 20     and made with, a             (“Lessor”), hereby certifies:

1. That it is Lessee under the Lease; that attached hereto as Exhibit “A” is a true and correct copy of the Lease; that the Lease is now in full force and effect and has not been amended, modified or assigned except as disclosed or included in Exhibit “A”; and that the Lease constitutes the entire agreement between Lessor and Lessee.

2. That there exist no defenses or offsets to enforcement of the Lease; that there are, as of the date hereof, no breaches or uncured defaults on the part of Lessee or Lessor thereunder; and that Lessee has no notice or knowledge of any prior assignment, hypothecation, subletting or other transfer of Lessor’s interest in the Lease.

3. That the Base Rent for the first Lease Year under this Lease is $_____________.  All Rent which is due has been paid, and there are no unpaid Additional Charges owing by Lessee under the Lease as of the date hereof.  No Base Rent or other items (including without limitation security deposit and any impound account or funds) have been paid by Lessee in advance under the Lease except for the security deposit held by Lessor [in the form of an irrevocable letter of credit] in the amount of $ and the monthly installment of Base Rent that became due on .

4. That Lessee has no claim against Lessor for any security deposit, impound account or prepaid Rent except as provided in paragraph 3 of this Certificate.

5. That there are no actions, whether voluntary or otherwise, pending against the undersigned under the bankruptcy laws of the United States or any state thereof, nor has Lessee nor, to the best of Lessee’s knowledge has Lessor begun any action, or given or received any notice for the purpose of termination of the Lease.

6. That there are, as of the date hereof, no breaches or uncured defaults on the part of Lessee under any other agreement executed in connection with the Lease.

7. This Certificate has been requested by Lessor pursuant to Section 19.3 of this Lease and for the benefit of __________________________________(“Relying Party”).  The Relying Party is entitled to rely on the statements of Lessee contained in this certificate.

8. All capitalized terms used herein and not defined herein shall have the meanings for such terms set forth in the Lease.

Dated:                      _____, 20__                                                      LESSEE:

                              By:

C- 1

Exhibit D Permitted Encumbrances (Permitted Exceptions) for the following properties:

•	Aristocrat Berea
•	Aristocrat South – 6455 Pearl
•	Aristocrat South – 6457 Pearl
•	Candlewood Park
•	Falling Water
•	Grande Pointe
•	Ohio Extended Care
•	Pebble Creek
•	Pine Grove
•	Pine Valley
•	Wyant Woods
•	Crestwood Care Center
•	Waterford Commons
•	Copley Health Care Center
•	House of Hanover
•	Suburban Pavillion
•	Baldwin Health Center
•	Pavillion North/Wexford House
•	LTACH Facility
•	Northwestern Center
•	Columbus Center
•	Golden Years Healthcare Center
•	Oak Grove Center
•	Chardon Healthcare Center
•	Commons at Greenbriar; Greenbriar Center (a/k/a Greenbriar North); Greenbriar Rehabilitation Hospital
•	Kent Care Center

D- Page  1 of 1

EXHIBIT E

FORM OF OPERATIONS TRANSFER AGREEMENT

An Operations Transfer Agreement substantially in the form of the MASTER LEASE AMENDMENT, SUBLEASE TERMINATION AND OPERATIONS TRANSFER AGREEMENT  made and entered into as of November 7, 2003, among OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation, CLAREMONT HEALTH CARE HOLDINGS, INC., a Delaware corporation, IHS ACQUISITION NO. 123, INC., a Delaware corporation, INTEGRATED HEALTH OF WATERFORD COMMONS, INC., a Pennsylvania corporation, OMG MSTR LSCO, LLC, an Ohio limited liability company, MIDLAND LEASING CO., LLC, an Ohio limited liability company, and GARDEN LEASING CO., LLC, an Ohio limited liability company.

E -1

EXHIBIT F

MEMORANDUM OR SHORT FORM OF LEASE

THIS INSTRUMENT PREPARED BY:
Mark E. Derwent
Doran Derwent PLLC
125 Ottawa Ave., N.W., Suite 420
Grand Rapids, Michigan 49503
Telephone: 616.233.9640

THIS LEASE, made and entered into as of _____________, 20__, by and between ___________ __________________________________, having its principal office at 9690 Deereco Road, Suite 100, Timonium, MD 21093, as Lessor, and __________________ Inc., a ___________________, having its principal  office at ___________________________, as Lessee with respect to the real property identified in Exhibit(s) “  “  attached hereto and located in ________________________________________.

WITNESSETH:

1. For and in consideration of the rents reserved and the other covenants contained in that certain Lease made by and between the parties hereto and dated the date hereof (“Lease”), Lessor has and does hereby lease to Lessee, and Lessee has and does hereby take and rent from Lessor, all of Lessor’s rights and interest in and to the parcel of real property described in Exhibit(s) “   “ and all fixtures and improvements thereto, and certain personal and other property as set forth in the Lease.

2. The Initial Term of the Lease is approximately ____________ (_____) years, commencing _____________, 200__ and ending on _________________, 200__.

3. As more particularly provided in the Lease, Lessee may elect to renew the original term for ___ (_) ___ (_) year optional renewal periods for a maximum term, if exercised, of_______ (__) years after the Commencement Date.

4. This instrument is executed and recorded for the purpose of giving notice of Lessee’s interest in the property covered by the Lease and giving notice of the existence of the Lease, to which reference is made for a full statement of the terms and conditions thereof.  The respective addresses of the parties hereto are:

Lessee:

Attn:

Lessor:

Attn:

IN WITNESS WHEREOF, the parties have caused this instrument to be executed by their duly authorized [officer or officers] and [general partners] [managing partners], as applicable, all as of the day and date first above written.

LESSOR:

___________________________,
a

By:

Name:

Title:

LESSEE:

______________________________
a

Name:

Title:

STATE OF MARYLAND	)
) SS
COUNTY OF_______________	)

This instrument was acknowledged before me on the ____ day of _____________, 200__, by ___ __________________________, the ________________ of ___________________, a __________________________, on behalf of said _______________.

Notary Public

STATE OF MARYLAND	)
) SS
COUNTY OF_______________	)

This instrument was acknowledged before me on the ____ day of _____________, 200__, by ___ __________________________, the ________________ of ___________________, a __________________________, on behalf of said _______________.

Notary Public

EXHIBIT G

MONTHLY BASE RENT

Month	Total
4/1/2008	1,945,380.03
5/1/2008	1,945,380.03
6/1/2008	1,945,380.03
7/1/2008	1,945,380.03
8/1/2008	1,945,380.03
9/1/2008	1,945,380.03
10/1/2008	1,945,380.03
11/1/2008	1,959,145.40
12/1/2008	1,984,426.07
1/1/2009	1,984,463.73
2/1/2009	1,984,463.73
3/1/2009	1,984,463.73
4/1/2009	1,984,463.73
5/1/2009	1,994,320.97
6/1/2009	1,994,320.97
7/1/2009	1,994,320.97
8/1/2009	1,994,320.97
9/1/2009	1,994,320.97
10/1/2009	1,994,320.97
11/1/2009	2,008,430.47
12/1/2009	2,034,343.15
1/1/2010	2,034,381.76
2/1/2010	2,034,381.76
3/1/2010	2,034,381.76
4/1/2010	2,034,381.76
5/1/2010	2,044,485.43
6/1/2010	2,044,485.43
7/1/2010	2,044,485.43
8/1/2010	2,044,485.43
9/1/2010	2,044,485.43
10/1/2010	2,044,485.43
11/1/2010	2,058,947.66
12/1/2010	2,085,508.16
1/1/2011	2,085,547.74
2/1/2011	2,085,547.74
*Rent for April, 2008 to be pro-rated based upon the date of this Lease

G - 1 of 3

Month	Total
3/1/2011	$2,085,547.74
4/1/2011	2,085,547.74
5/1/2011	2,095,904.00
6/1/2011	2,095,904.00
7/1/2011	2,095,904.00
8/1/2011	2,095,904.00
9/1/2011	2,095,904.00
10/1/2011	2,095,904.00
11/1/2011	2,110,727.78
12/1/2011	2,137,952.29
1/1/2012	2,137,992.86
2/1/2012	2,137,992.86
3/1/2012	2,137,992.86
4/1/2012	2,137,992.86
5/1/2012	2,148,608.03
6/1/2012	2,148,608.03
7/1/2012	2,148,608.03
8/1/2012	2,148,608.03
9/1/2012	2,148,608.03
10/1/2012	2,148,608.03
11/1/2012	2,163,802.49
12/1/2012	2,191,707.62
1/1/2013	2,191,749.19
2/1/2013	2,191,749.19
3/1/2013	2,191,749.19
4/1/2013	2,191,749.19
5/1/2013	2,202,629.74
6/1/2013	2,202,629.74
7/1/2013	2,202,629.74
8/1/2013	2,202,629.74
9/1/2013	2,202,629.74
10/1/2013	2,202,629.74
11/1/2013	2,217,897.55
12/1/2013	2,246,500.30
1/1/2014	2,246,542.92

G-  2of 3

Month	Total
2/1/2014	$2,246,542.92
3/1/2014	2,246,542.92
4/1/2014	2,246,542.92
5/1/2014	2,257,695.48
6/1/2014	2,257,695.48
7/1/2014	2,257,695.48
8/1/2014	2,257,695.48
9/1/2014	2,257,695.48
10/1/2014	2,257,695.48
11/1/2014	2,273,344.99
12/1/2014	2,302,662.81
1/1/2015	2,302,706.50
2/1/2015	2,302,706.50
3/1/2015	2,302,706.50
4/1/2015	2,302,706.50
5/1/2015	2,314,137.87
6/1/2015	2,314,137.87
7/1/2015	2,314,137.87
8/1/2015	2,314,137.87
9/1/2015	2,314,137.87
10/1/2015	2,314,137.87
11/1/2015	2,330,178.61
12/1/2015	2,360,229.38
1/1/2016	2,360,274.16
2/1/2016	2,360,274.16
3/1/2016	2,360,274.16
4/1/2016	2,360,274.16
5/1/2016	2,371,991.32
6/1/2016	2,371,991.32
7/1/2016	2,371,991.32
8/1/2016	2,371,991.32
9/1/2016	2,371,991.32
10/1/2016	2,371,991.32
11/1/2016	2,388,433.08
12/1/2016	2,419,235.11

Month	Total
1/1/2017	$2,419,281.00
2/1/2017	2,419,281.00
3/1/2017	2,419,281.00
4/1/2017	2,419,281.00
5/1/2017	2,431,291.10
6/1/2017	2,431,291.10
7/1/2017	2,431,291.10
8/1/2017	2,431,291.10
9/1/2017	2,431,291.10
10/1/2017	2,431,291.10
11/1/2017	2,448,143.91
12/1/2017	2,479,716.00
1/1/2018	2,479,763.04
2/1/2018	2,479,763.04
3/1/2018	2,479,763.04
4/1/2018	2,479,763.04
5/1/2018	2,492,073.38
6/1/2018	2,492,073.38
7/1/2018	2,492,073.38
8/1/2018	2,492,073.38
9/1/2018	2,492,073.38
10/1/2018	2,492,073.38
11/1/2018	2,509,347.51
12/1/2018	2,541,708.89

                                                    G-  2 of 3

ALLOCATION OF BASE RENT BEFORE THI

CSC Facilities	Allocation of Base Rent as of December 16, 2005

Aristocrat Berea Nursing Home	$1,260,450
Aristocrat Berea Resp. Care	$160,304
Candlewood Park	$1,089,670
Falling Water	$1,228,901
Grande Pointe	$1,271,420
Greenbriar	$1,327,185
Greenbriar Res Care	$323,079
Ohio Extended Care	$1,290,111
Pebble Creek	$1,330,017
Pine Grove	$166,967
Pine Valley	$749,831
Wyant Woods	$1,352,066

$11,550,000

Emery Facilities	Allocation of Base Rent as of June 24, 2005
Baldwin Health Center	$703,800
Copley Health Center	$981,940
Hanover House	$1,351,940
Suburban Pavilion	$1,406,940
Wexford House	$676,200
$5,120,820

Balance to Waterford & Crestwood Care

G- 3 of 3

EXHIBIT H

LTACH FACILITY – RENOVATION

1. Definitions.  All capitalized terms not defined in this Exhibit H shall have the meaning given to them in the Lease.  For purposes of this Exhibit H, the following terms shall have the respective meanings given them below:

“Base Rent Commencement Date” shall be the earlier of (i) the ninth (9th) full month after the In Service Date or (ii) November 1, 2008.

“Closing Date” means the date that Lessor acquires the LTACH Facility, or the date Lessor is entitled to possession of the LTACH Facility under a lease.

“Construction Budgets” means the detailed budget for the construction of the LTACH Facility attached as Schedule 1, which sets forth Lessee’s good faith estimate of the Project Costs on an itemized basis and designates each item by amount, whether such item constitutes an item of Hard Costs or Soft Costs and the amount of proceeds, if any, of the Maximum Funded Amount allocable to each item of Hard Costs and Soft Costs.

“Developer's Fees” means the fees and commissions, including Developer's Overhead, payable to Lessee or any Affiliate of Lessee for services rendered in connection with the development, construction management or leasing of the LTACH Facility, as set forth on the Construction Budget.

“Developer's Overhead” means costs incurred by Lessee and set forth on the Construction Budget for developer's overhead and profit.

“Event of Force Majeure” is any event or condition, not existing as of the Closing Date, not reasonably foreseeable as of such date and not reasonably within the control of Lessee, that prevents in whole or in material part the performance by Lessee of its obligations under this Exhibit or that renders the performance of such obligations so difficult as to make such performance commercially unreasonable.  Without limiting the foregoing, Events of Force Majeure shall include acts of state, riots, war, prolonged shortage of energy supplies, epidemics, fire, flood, hurricane, typhoon, earthquake, or explosion.

“Financing Costs Maximum” means Nine Hundred Sixty Four Thousand Five Hundred Thirty One ($964,531).

“Funded Amount” means the amount actually expended for completion of the LTACH Facility as of a given date.

“Hard Costs” means costs paid to renovate and complete the LTACH Facility, including without limitation, demolition costs, site preparation costs, contractor's fees, and costs of labor and material paid or necessarily incurred by Lessee in connection with the renovation of the LTACH Facility, but excluding Developer's Fees, Developer's Overhead and Contractor's Overhead, and the contingency reserve, if any, set forth on the Construction Budget.

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“In Service Date” shall be the date of completion of construction and licensing of the LTACH Facility for its intended use as a long term acute care hospital.

 “LTACH Base Rent” means the Base Rent shall be:

(1)           During the first Lease Year (i.e., the Lease Year in which the Closing Date occurs), the Monthly LTAC Base Rent;

(2)           For the second Lease Year, the product of (A) twelve (12) times the Monthly LTACH Base Rent as of the last month (including in such calculation of Monthly LTACH Base Rent any amounts advanced during such last month) of the first Lease Year, multiplied by (i) one hundred percent (100%) plus (ii) the lesser of (a) two (2) times the increase in the CPI (expressed as a percentage) and (b) two and one half percent (2.5%) (the “Second Year Base Amount”), plus (B) the Monthly LTAC Base Rent payable during the second Lease Year; and

(3)           For the third Lease Year, the product of (A) the Second Year Base Amount plus twelve (12) times the Monthly LTACH Base Rent as of the last month (including in such calculation of Monthly LTACH Base Rent any amounts advanced during such last month) of the second Lease Year multiplied by (i) one hundred percent (100%) plus (ii) the lesser of (a) two (2) times the increase in the CPI (expressed as a percentage) and (b) two and one half percent (2.5%); and

(4)           For each succeeding Lease Year in the Term, the LTACH Base Rent for the previous Lease Year, multiplied by (i) one hundred percent (100%) plus (ii) the lesser of (a) two (2) times the increase in the CPI (expressed as a percentage) and (b) two and one half percent (2.5%).

“Maximum Funded Amount” means Nine Million Four Hundred Thirty Five Thousand One Hundred Thirty One Dollars ($9,435,131).

“Monthly LTAC Base Rent” means an amount equal to (i) the Actual Funded Amount as of the first day of the applicable month during the applicable Lease Year multiplied by (ii) 0.0083333.

“Plans and Specifications” means the written plans and specification for the renovation of the LTACH Facility previously submitted by Lessee and approved by Lessor, as such plans and specifications may be amended as set forth in this Exhibit.

“Project Costs” means all Hard Costs, Soft Costs, Developer's Fees, Contractor's Overhead and other costs and fees associated with the construction of the Construction Facilities.

“Soft Costs” means premiums for title, casualty and other insurance required by Lessor under the LTACH Purchase Agreement or this Lease; the cost of recording and filing the closing documents under the LTACH Purchase Agreement and any tax levied upon such filing; real estate taxes and other assessments that Lessee is obligated to pay; fees and disbursements of the Lessor’s attorneys, architects and engineers, appraisers, environmental engineers and surveyors; architectural design and monitoring fees; permit fees; marketing expenses; leasing and sales commissions; property management fees; and interest (including any reserve for interest set forth on the Construction Budgets), fees and miscellaneous transaction closing costs and charges payable by Lessee to Lessor as they become due and payable.

H -2 of 10

“Target Completion Date” means April 30, 2008.

“Title Company” means a title company selected by Lessor and reasonably acceptable to Lessee.

2. LTACH Base Rent.   Commencing as of the Base Rent Commencement Date, Lessee shall pay the LTACH Base Rent pursuant to the terms and conditions of Article III of the Lease.  Notwithstanding anything in this Exhibit to the contrary, Lessor shall have no obligation to make further advances of the Funded Amount on or after the Base Rent Commencement Date.

3. Accrual of Financing Costs.  During the period from the Closing Date until the Base Rent Commencement Date, financing costs on the Funded Amount shall be capitalized monthly at the rate of eleven percent (11%) per annum.  In the month such financing costs accrues, such financing costs shall be deemed to have been advanced as part of the Funded Amount for all purposes under this Exhibit; provided, however that to the extent that such interest in the aggregate exceeds the Financing Costs Maximum, then Lessee shall pay such amount monthly on the fifteenth day of the month and such amount shall not be deemed to be have been advanced as part of the Funded Amount.  Any amounts payable under this Section shall constitute “Rent” under this Lease.

4. Sublease.  Lessee shall initially sublease the LTACH Facility to an entity which is acceptable to Lessor in its reasonable discretion (“LTACH Sublessee”); provided, however, that Lessee must at all times own at least 87% of all outstanding equity interests in the LTACH Sublessee.  After the initial sublease of the LTACH Facility, all future subleases of the LTACH Facility shall constitute Transfers and be subject to the provisions of this Lease.  The LTACH Sublessee shall guaranty this Lease and provide the same collateral to secure this Lease as are provided by all other Sublessees under this Lease.  The form of sublease between Lessee and the LTACH Sublessee (the “LTACH Sublease”) shall be subject to Lessor’s reasonable approval; provided that the LTACH Sublease shall (a) provide that Base Rent shall be at least equal to the LTACH Base Rent and (b) have covenants, terms and conditions substantially the same as this Lease.  All equity owners of the LTACH Sublessee (other than Lessee) shall (i) pledge their interests in the Sublessee to secure the LTACH Sublease, and (ii) subordinate any management, consulting or other agreements between the LTACH Sublessee and such equity owners (or any of their affiliates) to the LTACH Sublease, this Lease and the other Transaction Documents.   Lessee shall pledge its interest in the LTACH Sublessee to secure its obligations under this Lease and the other Transaction Documents.   The LTACH Sublease shall be terminable at the option of Lessor at any time that an Event of Default under this Lease exists.

H -3 of 10

5. Regulatory Approvals. Lessee will be required to, or to cause Sublessee to, apply for, and to diligently pursue at its own expense, all licenses and regulatory approvals to operate the LTACH Facility as a long term acute care hospital (the “Licenses”). Lessee represents and warrants that it knows of no facts or circumstances that would make it unlikely that the Licenses will be issued.

6. Renovation of the LTACH Facility.

(a) Commencement and Completion of Renovations.  Lessee shall commence substantial on-site development of the LTACH Facility within sixty (60) days of the Closing Date and, subject to a temporary suspension of performance pursuant to Section 16 below, will continue diligently to complete the LTACH Facility on or before the Target Completion Date (or as soon thereafter as reasonably possible) and will supply such moneys and perform such duties as may be necessary in connection therewith.  The LTACH Facility will be complete for purposes of this Section only at such time as (i) all improvements to the LTACH Facility called for in the Plans and Specifications have been installed or completed in a manner satisfactory to Lessor and (ii) the local public authority has issued a final certificate of occupancy for the LTACH Facility subject only to such conditions as may be acceptable to Lessor.

(b) Lessor’s Architect.  Lessor may retain the services of architects and engineers, including architects and engineers employed by Lessor (the “Lessor’s Architect”), to act as Lessor’s agent in reviewing the Plans and Specifications and the progress of construction and in making such certifications and performing such other tasks and duties as Lessor deems appropriate.  Lessee will pay all reasonable fees, costs and expenses of the Lessor’s Architect within ten (10) days after demand by Lessor.

(c) Plans and Specifications.  Lessee represents and warrants that (i) it has delivered to Lessor accurate and complete copies of the Plans and Specifications and all other contract documents requested by Lessor, including all modifications thereof; and (ii) the Plans and Specifications and construction pursuant thereto and the use of the LTACH Facility contemplated thereby comply and will comply with all applicable governmental laws and regulations and requirements, zoning and subdivision ordinances, and standards and regulations of all governmental bodies exercising jurisdiction over the LTACH Facility, including health care licensing, environmental protection, energy, equal employment regulations and appropriate supervising boards of fire underwriters and similar agencies.  Lessee agrees to provide to Lessor a certification of Lessee’s architect to such effect as well as the approvals of any governmental body or agency exercising jurisdiction of the LTACH Facility.  Lessor acknowledges its approval of the Plans and Specifications.  Except as provided below, Lessee will not make, or cause or permit to be made, any change to the Plans and Specifications unless a request for the change has been submitted in writing to Lessor and approved in writing by the construction manager or general contractor, as the case may be, any tenants whose approval is required, Lessor and such other parties as Lessor may require.  Lessor's approval may be subject to such terms and conditions as Lessor reasonably may prescribe.  Under no circumstances will any failure by Lessor to respond to a request for approval of a change in the Plans and Specifications be deemed to constitute approval of the request.  Lessee will deliver promptly to Lessor copies of all bulletins, addenda, change orders and modifications to the Plans and Specifications.  Lessor has the right at all times to require strict compliance with the original Plans and Specifications, but Lessee may effect changes in the Plans and Specifications from time to time, without first obtaining Lessor's approval, if (i) the changes do not impair the structural integrity, design concept or architectural appearance of the LTACH Facility or change the useable area of the LTACH Facility in any way, (ii) the changes will not result in a default in any other obligation to any other party or authority and (iii) the changes will not result in a net increase or decrease in the total Project Costs of ONE HUNDRED THOUSAND DOLLARS ($100,000) Dollars or more in the aggregate for all changes.  Notwithstanding the foregoing, to the extent that the cost to complete the LTACH Facility exceeds the Maximum Funded Amount (whether or not as a result of any such changes in the Plans and Specifications), Lessee will be responsible for payment of the excess.

H -4 of 10

(d) Character of Construction.  All construction will be in accordance with the Plans and Specifications, of sound materials, in good and workmanlike manner, free and clear of all liens, claims and encumbrances (other than the liens and security interests securing the obligations of the Lessee under this Lease), and in compliance with all laws, ordinances, regulations and restrictions affecting the LTACH Facility and all requirements of all governmental authorities having jurisdiction over the LTACH Facility and of the appropriate board of fire underwriters or other similar body, if any, and any applicable health care authority related to the Licenses.  Lessee will furnish Lessor with evidence of such compliance as Lessor requires from time to time.

(e) Construction Contract and Architectural/Engineering Agreement.

(i) A list of the construction manager(s) or general contractor(s), as the case may be, and the architect and/or engineer, and the contracts under which each is retained in connection with the LTACH Facility is attached as Schedule 6(e)(i).  Any change to the construction manager(s) or general contractor(s), as the case may be, and the architect and/or engineer in connection with the LTACH Facility must be approved by Lessor in writing.  Upon request of Lessor, Lessee will promptly furnish to Lessor executed copies of the construction management agreement or general contract(s) between Lessee and the construction manager or general contractor(s) covering all work to be done in connection with the LTACH Facility and executed copies of all subcontracts between the construction manager or general contractor(s) and all of their subcontractors and suppliers.  Upon request of Lessor, Lessee will promptly furnish to Lessor any amendments or modifications (including change orders) to any of the foregoing.  Lessee will not modify or amend or permit to be modified or amended (including by way of change order) any construction management agreement, construction contract or construction subcontract without Lessor's prior written approval; provided, however, that Lessor's prior approval need not be obtained with respect to any change order that results from a change in the Plans and Specifications with respect to which Lessor's consent is not required pursuant to Section 6(c) above.  Upon request of Lessor, Lessee will also furnish to Lessor an executed copy of the architectural and/or engineering agreement between Lessee and the architect and/or engineer with respect to the LTACH Facility.

H -5 of 10

(ii) Lessee will perform its obligations under the contracts described in subparagraph (i) above, and will use reasonable best efforts to cause each other party to such contracts to perform its obligations under such contracts.

(iii) Lessee will enforce or cause to be enforced the prompt performance of the contracts described in subparagraph (i) above and will allow Lessor to take advantage of all rights and benefits of such contracts.  In addition, Lessee hereby assigns to Lessor all warranties given to Lessee under the contracts described in subparagraph (i) above.

(f) Records and Reports. Lessee will keep accurate and complete books and records relating to the construction of the LTACH Facility, and Lessor will have access thereto during usual business hours upon 24 hours advance notice.  Lessee will furnish or cause to be furnished to Lessor from time to time, promptly upon request, (i) copies and lists of all paid and unpaid bills for labor and materials with respect to the LTACH Facility, (ii) Construction Budgets and revisions thereof showing the estimated cost of the LTACH Facility and the source of the funds required at any given time to complete and pay for the same, (iii) receipted bills or other evidence of payment with respect to the cost of the LTACH Facility, and (iv) such reports as to other matters relating to the LTACH Facility as Lessor may request.  This paragraph will supplement any similar provision in this Lease.

(g) Access.  Notwithstanding anything to the contrary contained in this Lease, Lessee will, and will cause the LTACH Sublessee to, permit Lessor's representatives to have access to the LTACH Facility at all reasonable times and to conduct such investigations and inspections thereof as Lessor shall determine necessary, including without limitation in connection with inspecting the LTACH Facility and all work done, labor performed and materials furnished in connection with the construction thereof.  Lessee will, and will cause the LTACH Sublessee to, cooperate and cause the construction manager or general contractor, as the case may be, to cooperate with Lessor and its representatives and agents during such inspections.  Notwithstanding the foregoing, Lessee will, and will cause the LTACH Sublessee to, be responsible for making inspections as to the LTACH Facility during the course of construction and will determine to their own satisfaction that the work done or materials supplied by the contractors and subcontractors has been properly supplied or done in accordance with applicable contracts.  All inspections that may be performed by Lessor and its agents will be exclusively for the benefit of Lessor and will impose no obligation whatever upon Lessor for the benefit of any person. Lessee will, and will cause the LTACH Sublessee to, hold Lessor harmless from, and Lessor will have no liability or obligation of any kind to Lessee, the LTACH Sublessee or creditors of any of them in connection with, any defective, improper or inadequate workmanship or materials brought in or related to the LTACH Facility, or any construction lien arising as a result of such workmanship or materials.  No inspection by Lessor will create any obligation on Lessor or relieve Lessee or the LTACH Sublessee of any obligation.

H -6 of 10

(h) Damage by Fire or Other Casualty.  If the LTACH Facility is partially or totally damaged or destroyed by fire or other casualty or taken under the power of eminent domain, proceeds of such event will be applied as provided in this Lease.

(i) Payment of Costs.  Lessee will pay when due all obligations incurred by Lessee, or the LTACH Sublessee for the LTACH Facility, including any cost for restoration.

7. Disbursements of Funded Amount.  Upon satisfaction of the conditions set forth in subparagraphs (a) and (b) below, Lessor will disburse from time to time (but no more frequently than once per month) to Lessee advances of the Funded Amount, subject to the limitations set forth in Section 8 below.  Lessor may, in its sole discretion, elect not to advance up to ten percent (10%) of each advance Request (the “Retainage”).  The Retainage shall be disbursed as part of the final payment of the Funded Amount.  The Retainage shall not accrue financing costs under Section 3 and shall not constitute part of the Funded Amount for purposes of calculation of LTACH Base Rent until such time as it is disbursed.

(a) Lessor has received:

(i) a request for disbursement, in the form of AIA 706 (the “Request”), executed by an executive officer of Lessee and setting forth, among other things, the portion of the Funded Amount that Lessee then is requesting be disbursed, the amount that Lessee in good faith believes to be the cost to complete construction (after disbursement of the portion of the Funded Amount then being requested), a detailed breakdown of the costs and expenses incurred in the construction of the LTACH Facility to the date of Request, a detailed cost breakdown of the percentage of completion of the construction of the LTACH Facility (including both Hard Costs and Soft Costs) to the date of the Request, the amounts then due and unpaid with respect to such construction, such other information or documentation as may be required by the Title Company and the date upon which the disbursement is desired, provided that the date of the payment must not be less than seven (7) Business Days after the date upon which the Lessor receives the Request and the other items set forth in clauses (ii) through (vi) below;

(ii) A certification from Lessee that, as of the date of the Request, no Event of Default exists under this Agreement or any of the Transaction Documents, all representations and warranties set forth in this Agreement and all of the other Transaction Documents are accurate and complete, and there are no actions, suits or proceedings pending, or to the knowledge of the person making the certification, threatened or involving (or that could involve) Lessee, the LTACH Sublessee or all or any part of the Facilities and that could impair the Facilities or the ability of Lessee and the Sublessees to perform under this Lease or any of the other Transaction Documents;

(iii) Certificates of Lessee’s architect and/or engineer, Lessor’s Architect, if any, and Lessee, certified to Lessor and Lessee and certifying that (a) the Request is correct and, to the best of its knowledge, all work on the LTACH Facility up to the date thereof has been done in substantial compliance with the Plans and Specifications therefor; (b) to the date thereof, there has been no material deviation from the budgeted cost of the LTACH Facility or construction progress schedule, except as authorized by Lessee and approved by Lessor; and (c) the undisbursed portion of the Funded Amount will be sufficient to meet all known costs to complete the work covered by the Plans and Specifications, after giving effect to all amounts previously disbursed, plus the amount then requested; and

H -7 of 10

(iv) Evidence that Lessee have delivered the items described in (i) – (iii) above to Lessor.

(b) Upon the request of Lessor, the Title Company is prepared, without condition, to issue to Lessor a date-down endorsement, dated as of the date of the disbursement, insuring Lessor’s title to the LTACH Facility subject to no other exceptions than are set forth on the Title Policies delivered to Lessor at closing.

8. Limitation on Disbursements.  In no event will Lessor pay amounts in excess of (i) the amounts actually paid out by Lessee for services or materials incorporated into the LTACH Facility; or (ii) the Maximum Funded Amount.

9. Sufficiency of Funded Amount.  Lessor shall be entitled to not make a disbursement, or to make a disbursement in an amount less than the amount requested, if Lessor is not satisfied in its sole discretion that following the requested disbursement the undisbursed proceeds of the Funded Amount budgeted for the construction of the LTACH Facility will be at least equal to the sum of 110% of the estimated Project Costs to complete the LTACH Facility in accordance with the Plans and Specifications (including all costs incurred in connection with changes in the Plans and Specifications).  If at any time it appears to Lessor that the undisbursed balance of the Funded Amount is less than the amount required by this Section, Lessor may give written notice to Lessee specifying the amount of the deficiency and Lessee immediately will deposit with Lessor the amount of the deficiency, which will be expended first in the same manner as the Funded Amount before any further payment of the Funded Amount will be made by Lessor.  Lessor may reasonably determine the cost of construction of the LTACH Facility and Lessee will be obligated to pay any sums so determined in excess of the Funded Amount prior to any payment under this Exhibit.

10. Payments to Contractor, Subcontractors and Suppliers.   In order to induce the Title Company to insure Lessor’s title to the LTACH Facility without exception for the construction or mechanics’ liens, Lessor may make payments either through the Title Company or directly to any contractor, subcontractor or supplier furnishing labor or materials to the LTACH Facility.

11. Lessor's Right to Cure.  If Lessee fails to perform any of Lessee’s undertakings set forth in this Agreement or in any other Transaction Document, Lessor may, but will not be required to, perform the same, and Lessee will reimburse Lessor any amounts expended by Lessor in so doing.

H -8 of 10

12. Application of Advances.  Lessee will apply each payment of Funded Amount against amounts due and payable for construction of the LTACH Facility or obligations in connection therewith as set forth in each Request.  Nothing contained in this Agreement will impose upon Lessor any obligation to see to the proper application of the advances by Lessee or any other party.

13. Construction or Other Liens.  In the event any construction or other lien or encumbrance is filed or attached against the LTACH Facility or any part thereof without the prior written consent of Lessor, Lessor may, at its option and without regard to the priority of such construction or other lien or encumbrance, and without regard to any defenses that Lessee may have with respect to the lien or encumbrance, pay the same, and Lessee will reimburse all amounts expended by Lessor for such purpose within ten (10) days of written notice thereof.

14. Conditions to Final Payment.  Lessor shall be entitled to withhold the final payment of the Funded Amount (including any Retainage) unless and until all of the following conditions have been fulfilled to Lessor's satisfaction:

(a) All conditions for all previous disbursements have been, and, as of the date of the final disbursement continue to be, fulfilled.

(b) Lessor have received, at least seven (7) Business Days prior to the final payment, the following items, all of which Lessee agree to obtain and submit to Lessor at Lessee’ sole expense:

(i) A final “as built” survey prepared and certified in accordance with the Survey Requirements;

(ii) Certificates of Lessee’ architect and/or engineer, Lessor's Architect, if any, and Lessee certified to both Lessor and Lessee and certifying that (a) to the best of its knowledge, the LTACH Facility are complete in accordance with the Plans and Specifications therefor; (b) to the date thereof, there has been no material deviation from the budgeted cost of the LTACH Facility or construction progress schedule, except as authorized by Lessee and approved by Lessor; and (c) the amount of the final payment will be sufficient to meet all known costs to complete the work covered by the Plans and Specifications; and

(iii) A final, unconditional certificate of occupancy for the LTACH Facility.

15. Guaranty of Completion.   Subject to a temporary suspension of performance pursuant to Section 16, but regardless of whether the cost thereof exceeds the amount of the Funded Amount, Lessee will diligently and continuously carry out or cause to be carried out the construction of the LTACH Facility so as to insure the completion of construction of the LTACH Facility, the opening of the LTACH Facility and the acquisition of all Licenses for the LTACH Facility, all by the applicable Target Completion Date.  Regardless of whether the cost thereof exceeds the amount of the Funded Amount, Lessee will be responsible for payment of all costs of completing, opening and licensing the LTACH Facility, including the payment of all costs in excess of the Construction Budgets.  Lessee promptly will correct any structural defects in the LTACH Facility or any departure from the Plans and Specifications not previously approved by Lessor.  The approval or absence of disapproval by Lessor of any payment of Funded Amount shall not constitute a waiver of Lessor’s right to require compliance with this Section.

H - 9 of 10

16. Force Majeure.  Upon the occurrence and during the continuance of an Event of Force Majeure and the giving of written notice thereof to Lessor, Lessee shall be temporarily released without any liability on their part from the performance of their obligations to renovate the LTACH Facility under this Exhibit, except for the obligation to pay any amounts due and owing thereunder, but only to the extent and only for the period that their performance of each such obligation is prevented by the Event of Force Majeure.  Such notice shall include a description of the nature of the Event of Force Majeure, and its cause and possible consequences.  Lessee shall promptly notify Lessor of the termination of such event.  Upon the request of Lessor, Lessee shall provide confirmation of the existence of the circumstances constituting an Event of Force Majeure.  Such evidence may consist of a statement of an appropriate governmental department or agency where available, or a statement describing in detail the facts claimed to constitute an Event of Force Majeure.  During the period that the performance by Lessee has been suspended by reason of an Event of Force Majeure, Lessor may likewise suspend the performance of all or part of its obligations under this Exhibit to the extent that such suspension is commercially reasonable and, notwithstanding anything in this Agreement to the contrary, Lessor shall have no obligation to make disbursements of the Funded Amount.

17. Expenses of Lessor.  Lessee shall pay (or reimburse Lessor) for all costs incurred by Lessor in connection with the renovations of the LTACH Facility and this Exhibit H, including, but not limited to, Lessor’s legal counsel and due diligence costs, title insurance, survey, appraisal, UCC searches and filing fees, environmental and building assessments, consulting fees and brokers’ fees, if any.

End of Exhibit H

                                                      H -  10 of 10

EXHIBIT I

Month	Total Monthly Base Rent before THI	THI Rent	Total
5/1/2015	1,845,451.36	309,765.71	2,155,217.07
6/1/2015	1,845,451.36	309,765.71	2,155,217.07
7/1/2015	1,845,451.36	309,765.71	2,155,217.07
8/1/2015	1,845,451.36	309,765.71	2,155,217.07
9/1/2015	1,845,451.36	309,765.71	2,155,217.07
10/1/2015	1,845,451.36	309,765.71	2,155,217.07
11/1/2015	1,861,492.10	309,765.71	2,171,257.81
12/1/2015	1,891,542.87	309,765.71	2,201,308.58
1/1/2016	1,891,587.65	309,765.71	2,201,353.35
2/1/2016	1,891,587.65	309,765.71	2,201,353.35
3/1/2016	1,891,587.65	309,765.71	2,201,353.35
4/1/2016	1,891,587.65	309,765.71	2,201,353.35
5/1/2016	1,891,587.65	317,509.85	2,209,097.50
6/1/2016	1,891,587.65	317,509.85	2,209,097.50
7/1/2016	1,891,587.65	317,509.85	2,209,097.50
8/1/2016	1,891,587.65	317,509.85	2,209,097.50
9/1/2016	1,891,587.65	317,509.85	2,209,097.50
10/1/2016	1,891,587.65	317,509.85	2,209,097.50
11/1/2016	1,908,029.41	317,509.85	2,225,539.26
12/1/2016	1,938,831.44	317,509.85	2,256,341.29
1/1/2017	1,938,877.33	317,509.85	2,256,387.18
2/1/2017	1,938,877.33	317,509.85	2,256,387.18
3/1/2017	1,938,877.33	317,509.85	2,256,387.18
4/1/2017	1,938,877.33	317,509.85	2,256,387.18
5/1/2017	1,938,877.33	325,447.60	2,264,324.93
6/1/2017	1,938,877.33	325,447.60	2,264,324.93
7/1/2017	1,938,877.33	325,447.60	2,264,324.93
8/1/2017	1,938,877.33	325,447.60	2,264,324.93
9/1/2017	1,938,877.33	325,447.60	2,264,324.93
10/1/2017	1,938,877.33	325,447.60	2,264,324.93
11/1/2017	1,955,730.14	325,447.60	2,281,177.74
12/1/2017	1,987,302.23	325,447.60	2,312,749.83
1/1/2018	1,987,349.27	325,447.60	2,312,796.87
2/1/2018	1,987,349.27	325,447.60	2,312,796.87
3/1/2018	1,987,349.27	325,447.60	2,312,796.87
4/1/2018	1,987,349.27	325,447.60	2,312,796.87
5/1/2018	1,987,349.27	333,583.79	2,320,933.06
6/1/2018	1,987,349.27	333,583.79	2,320,933.06
7/1/2018	1,987,349.27	333,583.79	2,320,933.06
8/1/2018	1,987,349.27	333,583.79	2,320,933.06
9/1/2018	1,987,349.27	333,583.79	2,320,933.06
10/1/2018	1,987,349.27	333,583.79	2,320,933.06
11/1/2018	2,004,623.40	333,583.79	2,338,207.18
12/1/2018	2,036,984.78	333,583.79	2,370,568.57

                                                    I - 1 of 1

Schedule 8.2.5

Other Permitted Indebtedness

Health Care Holdings, LLC
Borrowings/Guarantee Schedule

1.	Fifth Third Bank – Guaranty of outstanding debt of Value Care Pharmacy - $4,400,000
2.	Cuyahoga County – Guaranty of outstanding debt of Value Care Pharmacy - $200,000
3.	Ray Fogg, Inc. – Guaranty of lease (Value Care) – total maximum exposure approx $700,000
4.	Fifth Third Bank – Borrower on Letter of Credit in favor of Omega - $4,310,000
5.	Fifth Third Bank – Borrower on Letter of Credit in favor of Lasalle Bank (St. Louis Facilities) - $700,000
6.	Commerce Bank – guaranty of depository relationship for returned checks
7.
Commissioner – Ohio Bureau of Worker’s Compensation – guaranty of claims obligations of Health Care Facilities Staffing, LLC (in connection with self insured worker’s compensation relationship in Ohio)

8.	Fifth Third Bank – Borrower on Letter of Credit (to be issued in Apr 2008) in favor of Omega (LTACH) - $152,500
9.	Fifth Third Bank – Borrower on Letter of Credit (to be issued in 2008 or 2009) in favor of DMH-Dayton, Inc. (Dayton Facilities) of $550,000
10.	Fifth Third Bank – Guaranty of outstanding debt of CommuniCare of Clifton, Inc. - $1,000,000
11.	Lasalle Bank – “Bad Boy” guarantee in connection with the St. Louis Facilities
12.	Omega Healthcare Investors – “Bad Boy” guarantee in connection with leased and owned centers.

HC Real Estate Holdings, LLC
Borrowings/Guarantee Schedule

1.	Fifth Third Bank – Borrower on Letter of Credit in favor of Omega - $1,100,000
2.	Fifth Third Bank – Borrower on yet to be issued LC’s in favor of Omega (to be issued in 2008 and 2009)- $2,200,000
3.	Fifth Third Bank – Borrower on Letter of Credit in favor of Fort Washington Partners - $157,250
4.	Omega Healthcare Investors – “Bad Boy” guarantee in connection with leased and owned centers.

Schedule 8.2.5 - 1 of 1

Schedule 8.8

PERMITTED INVESTMENTS

1.           The ownership and operation of :

City View Nursing and Rehabilitation Center
6606 Carnegie Avenue, Cleveland, Ohio 44103

by the following Subsidiaries of Health Care Holdings, LLC, an Ohio limited liability company:

CITY VIEW NURSING & REHAB, LLC, an Ohio limited liability company
CLEVELAND NH ASSET, LLC, an Ohio limited liability company
OMG RE HOLDINGS, LLC, an Ohio limited liability company

2.           The ownership and operation of:

Green Park Nursing Home
Green Park Resident Center
Park Terrace Resident Center
Northgate Park Nursing Home
(all located in the St. Louis, Missouri area)

by the following Subsidiaries of HC Real Estate Holdings, LLC, an Ohio limited liability company:

LaSalle RE Assets, LLC, an Ohio limited liability company
LaSalle Holdings, LLC, an Ohio limited liability company
Green Park Leasing Co., LLC, an Ohio limited liability company
Flo-GP Leasing Co., LLC, an Ohio limited liability company
Health Care Holdings, LLC, an Ohio limited liability company

3.           The ownership and operation of:

Nursing home located at 2222 Springdale Road, Cincinnati, Ohio 45231
Nursing home located at 2000 Regency Manor Circle, Columbus, Ohio 43201 by the following Subsidiaries of Health Care Holdings, LLC, an Ohio limited liability company:

PC MSTR LSCO, LLC
Springdale Leasing Co., LLC
Regency Leasing Co., LLC

4.           The ownership and operation of:

Wood Glen Nursing Center
The Riverside Nursing Center

Schedule 8.8 - 1of 2

by the following Subsidiaries of Health Care Holdings, LLC, an Ohio limited liability company:

DMH MSTR LSCO, LLC
Summit (Ohio) Leasing Co., LLC
King Tree Leasing Co., LLC

The leasing and operation of:

Fort Washington Health & Rehabilitation Center
Berea Center for Specialized Care

by the following Subsidiaries of HC Real Estate Holdings, LLC, an Ohio limited liability company:

Health Care Lease Facilities, LLC
Livingston Leasing Co, LLC
Sheldon Leasing Co, LLC

In connection with the foregoing Permitted Investments, HCH or HCREH, as applicable, may make loans or advance funds to such Subsidiaries provided that (i) no Event of Default or Unmatured Event of Default has occurred and is continuing, and (ii) such loans or advances are made from unencumbered funds otherwise available for distribution to the equity owners of HCH.

                        Schedule 8.8 -  2 of 2

Schedule 9.3

Improvements Schedule

Funds will be allocated per Facility as follows:

Facility	Address	City	ST	Allocation of $3.0M CAP-EX (1)
Chardon Healthcare Center	620 Water Street	Chardon	OH	125,000.00
Commons at Greenbriar (ALF)	8060 South Avenue	Boardman	OH	25,000.00
Greenbriar Center (a/k/a Greenbriar North)	8064 South Avenue	Boardman	OH	75,000.00
Greenbriar Rehabilitation Hospital	8064 South Avenue, Ste. One	Boardman	OH	25,000.00
Kent Care Center	1290 Fairchild Avenue	Kent	OH	100,000.00
Northwestern Center	570 North Rocky River Drive	Berea	OH	75,000.00
Columbus Center	4301 Clime Road, North	Columbus	OH	125,000.00
Golden Years Healthcare Center	(P.O. Box 1148) 2125 Royce Street	Portsmouth	OH	75,000.00
Oak Grove Center	620 East Water Street	Deshler	OH	-
		Total		$625,000

Specific improvements, budgets, and plans must be approved prior to the commencement of any improvement.

Schedule 9.3 -1 of 1